UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

REYNOLDS AMERICAN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that RAI intends to release definitive copies of the proxy statement to security holders on or about March 25, 2011.

PRELIMINARY COPY

March   , 2011

Dear Shareholder:

You are cordially invited to attend the 2011 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern Time), on Friday, May 6, 2011, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

The matters to be acted on at the annual meeting are described in the accompanying notice of meeting and proxy statement. Please give careful attention to these proxy materials.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing to most of our shareholders access to our proxy materials over the Internet through a process informally called “e-proxy.” We believe these rules allow us to deliver proxy materials to our shareholders in a cost-efficient and an environmentally sensitive manner, while preserving the ability of shareholders to receive paper copies of these materials if they wish.

It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials.

Attendance at the annual meeting will be limited to our shareholders as of the record date of March 14, 2011, and to guests of RAI, as more fully described in the proxy statement. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST pre-register for the meeting and request an admittance ticket no later than Wednesday, April 27, 2011, by writing to the Office of the Secretary, Reynolds American Inc., 401 North Main Street, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 14, 2011, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m.

If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).

Thank you for your support and continued interest in RAI.

Sincerely,

Thomas C. Wajnert
Chairman of the Board

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Notice of Annual Meeting of Shareholders
To be Held on Friday, May 6, 2011

March   , 2011

To our Shareholders:

The 2011 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern Time) on Friday, May 6, 2011, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect three Class I directors to serve until the 2014 annual meeting of shareholders, one Class II director to serve until the 2012 annual meeting of shareholders and one Class III director to serve until the 2013 annual meeting of shareholders;

(2)	to approve, on an advisory basis, the compensation of RAI’s named executive officers;

(3)	to recommend, on an advisory basis, the frequency of future advisory votes on the compensation of RAI’s named executive officers;

(4)	to approve an amendment to RAI’s Amended and Restated Articles of Incorporation increasing the authorized shares of RAI common stock, par value $.0001 per share, from 800,000,000 to 1,600,000,000;

(5)	to ratify the appointment of KPMG LLP as independent auditors for RAI’s 2011 fiscal year;

(6)	to act on three shareholder proposals, if presented by their proponents; and

(7)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Only holders of record of RAI common stock as of the close of business on March 14, 2011, are entitled to notice of, and to vote at, the 2011 annual meeting of shareholders of RAI.

Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing and mailing the proxy card that either is included with these materials or will be sent to you at your request. Instructions regarding the different voting methods are contained in the accompanying proxy statement.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Proxy Statement

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Information about the Annual Meeting and Voting

The Board of Directors, sometimes referred to as the Board, of Reynolds American Inc. is soliciting your proxy to vote at our 2011 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). (References in this proxy statement to “RAI,” “we,” “our,” or “us” are references to Reynolds American Inc.) This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2011 annual meeting. Please read it carefully.

In accordance with certain rules of the Securities and Exchange Commission, referred to as the SEC, we are making our proxy materials (consisting of this proxy statement, our 2010 Annual Report on Form 10-K and a letter from our Chairman of the Board and our President and Chief Executive Officer) available over the Internet, rather than mailing a printed copy of our proxy materials to every shareholder, which process we refer to as e-proxy. We began mailing a Notice of Internet Availability of Proxy Materials, referred to as the Notice, on or about March   , 2011, to all shareholders entitled to vote, except shareholders who already had requested a printed copy of our proxy materials and except participants in our Savings Plan and SIP, defined below, to whom we began mailing proxy materials (including a proxy card) on or about March   , 2011. More information about e-proxy is provided in the following set of questions and answers, including information on how to receive by mail, free of charge, paper copies of the proxy materials, in the event you received a Notice.

When and where will the annual meeting be held?

The date, time and place of our 2011 annual meeting are set forth below:

Date:	Friday, May 6, 2011
Time:	9:00 a.m. (Eastern Time)
Place:	Reynolds American Plaza Building Auditorium RAI Corporate Offices 401 North Main Street Winston-Salem, North Carolina

What is required to attend the annual meeting?

Attendance at our 2011 annual meeting will be limited to our shareholders as of the record date of March 14, 2011, referred to as the record date, and to pre-approved guests of RAI. All shareholder guests must be pre-approved by RAI and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the record date. Admittance tickets will be required to attend the meeting. If you are a shareholder and plan to attend, you MUST pre-register and request an admittance ticket for you (and any guest for whom you are requesting pre-approval) no later than Wednesday, April 27, 2011, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 14, 2011, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk — not mailed to you in advance of the meeting. Proper identification will be required to obtain an admittance ticket.

The 2011 annual meeting is a private business meeting. In accordance with RAI’s Amended and Restated Bylaws, referred to as Bylaws, and North Carolina law, our Chairman of the Board has the right and authority to determine and maintain the rules, regulations and procedures for the conduct of the meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the meeting. Failure to abide by the meeting rules will not be tolerated and may result in expulsion from the meeting. A copy of the meeting rules will be provided to all properly pre-registered shareholders and guests with their admittance ticket.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI no later than May 2, 2011, at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.

What is the purpose of the annual meeting?

At our 2011 annual meeting, shareholders will vote upon the matters outlined in the notice of meeting — (1) the election of directors, (2) an advisory vote on the compensation of our executive officers named in the 2010 Summary Compensation Table below, each officer named in such table referred to as a named executive officer, (3) an advisory vote regarding the frequency of future advisory votes on the compensation of our named executive officers, (4) approval of an amendment to our Amended and Restated Articles of Incorporation, referred to as the Articles of Incorporation, (5) ratification of the appointment of our independent auditors, and (6) three shareholder proposals, if such proposals are presented by their proponents at the meeting. Also, RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders.

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?

The Board recommends a vote:

•	FOR the election of all director nominees,

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers,

•	FOR the recommendation, on an advisory basis, of a frequency of 1 YEAR for future advisory votes on the compensation of our named executive officers,

•	FOR the approval of an amendment to the Articles of Incorporation increasing the number of authorized shares of RAI common stock from 800,000,000 to 1,600,000,000,

•	FOR the ratification of the appointment of KPMG LLP as our independent auditors for our 2011 fiscal year,

•	AGAINST the three shareholder proposals described on pages 80 to 86 of this proxy statement, and

•	FOR or AGAINST any other matters that come before the annual meeting, as the proxy holders deem advisable.

What is e-proxy, and why is RAI using it?

E-proxy refers to the process allowed under SEC rules permitting companies to make their proxy materials available over the Internet, instead of mailing paper copies of the proxy materials to every shareholder. We are using e-proxy to distribute proxy materials to most of our shareholders because it will be cost effective for RAI and our shareholders (by lowering printing and mailing costs), reduce the consumption of paper and other resources, and provide shareholders with more choices for accessing proxy information.

I received the Notice, but I prefer to read my proxy materials on paper — can I get paper copies?

Yes. In addition to providing instructions on accessing the proxy materials on the Internet (by visiting a web site referred to in the Notice), the Notice has instructions on how to request paper copies by phone, e-mail or on the Internet. You will be sent, free of charge, printed materials within three business days of your request. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise.

I had consented before to the electronic delivery of proxy materials — will I continue to receive them via e-mail?

Yes. The e-proxy rules work in harmony with the existing rules allowing shareholders to consent to electronic delivery of proxy materials. If you have already registered to receive materials electronically, you will continue to receive them that way. If you have not already done so, but desire now to consent to electronic delivery, please see the question below “Can I receive future proxy materials from RAI electronically?”

Who is entitled to vote at the annual meeting?

Shareholders who owned RAI common stock at the close of business on March 14, 2011, the record date, are entitled to vote. As of the record date, we had           shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your Notice and/or proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name with RAI’s transfer agent (BNY Mellon Shareowner Services), then you are considered to be the shareholder “of record” with respect to those shares, and the Notice and/or these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a bank, broker or other nominee, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then the Notice and/or these proxy materials are being forwarded to you by your nominee who is considered the shareholder of record with respect to the shares.

How many votes must be present to hold the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

How can I vote my shares?

You may vote in person at our 2011 annual meeting or you may designate another person — your proxy — to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then you can vote by proxy over the Internet by following the instructions in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or telephone.

If you are a beneficial owner and you want to vote by proxy, then you may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions in the Notice.

If I want to vote my shares in person at the annual meeting, what must I do?

If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?

If you participate in the RAI 401k Savings Plan, referred to as the Savings Plan, or in the Puerto Rico Savings & Investment Plan, referred to as the SIP, then your proxy card will serve as voting instructions for the trustee of the Savings Plan or the custodian of the SIP for shares of RAI common stock allocated to your account under the Savings Plan or the SIP. Shares for which no instructions are received will be voted by the trustee of the Savings Plan and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

What are my choices when voting?

You may specify whether your shares should be voted for all, some or none of the director nominees. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals, except Item 3 which you may specify should be voted for one year, two years, three years or abstain.

What if I do not specify how I want my shares voted?

If you sign and return a proxy card, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. Please see the discussion below under “How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.

If any other matter is presented at our 2011 annual meeting, then your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.

Can I change my proxy?

Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

How many votes are required to elect directors and adopt the other proposals?

The required number of votes depends upon the particular item to be voted upon:

Item		Vote Necessary*

• Item 1:	Election of Directors	Directors are elected by a “plurality” of the votes cast at the meeting, meaning that the director nominee with the most votes for a particular slot is elected for that slot. Director nominees do not need a majority of the votes cast at the meeting to be elected.
• Item 2:	Advisory vote on the compensation of our named executive officers	Approval requires the affirmative vote of a majority of the votes cast at the meeting, although such vote is only advisory and will not be binding on us.
• Item 3:	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers	The frequency (every one, two or three years) of future advisory votes on the compensation of our named executive officers receiving the most votes will be considered the frequency recommended by our shareholders, although such vote is only advisory and will not be binding on us.
• Item 4:	Approval of amendment to the Articles of Incorporation	Approval requires the affirmative vote of a majority of the votes cast at the meeting.
• Item 5:	Ratification of the appointment of independent auditors	Approval requires the affirmative vote of a majority of the votes cast at the meeting.
• Items 6-8:	Shareholder proposals	Approval requires the affirmative vote of a majority of the votes cast at the meeting.

*	Under the rules of the New York Stock Exchange, referred to as the NYSE, if you hold your shares in street name, your bank or broker may not vote your shares on Items 1-3 and Items 6-8 without instructions from you. Without your voting instructions, a broker non-vote will occur on Item 1-3 and Items 6-8. Your bank or broker is permitted to vote your shares on Items 4 and 5 even if it does not receive voting instructions from you. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will not be counted as votes cast.

Who counts the votes?

We will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as the inspector of election to certify the results.

Are votes confidential?

The votes of all shareholders will be held in confidence from our directors, officers and employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against RAI,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspectors of election to certify the results of the vote.

How do I obtain the voting results?

Preliminary voting results will be announced at the 2011 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our web site at www.reynoldsamerican.com. Final voting results will be published in a Current Report on Form 8-K, which we will file with the SEC within four business days after the 2011 annual meeting. A copy of this Current Report on Form 8-K will be available on our web site after its filing with the SEC.

Can I receive future proxy materials from RAI electronically?

Yes. Shareholders can elect to receive an e-mail that will provide electronic links to these materials in the future. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs, and to protect the environment. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the web site http://enroll.icsdelivery.com/rai, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to our web site at www.reynoldsamerican.com.

By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?

Yes. SEC rules allow us to send a single Notice or copy of our proxy materials to two or more of our shareholders sharing the same address, subject to certain conditions, in a process called “householding.” To take advantage of the cost savings offered by householding, we have delivered only one Notice or copy of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or Form 10-K, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and Annual Reports on Form 10-K for your household, please contact Broadridge at the above phone number or address.

How will RAI solicit votes, and who will pay for the proxy solicitation?

We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Is a list of shareholders available?

Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from March 29, 2011, to May 6, 2011. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina 27101 between the hours of 8:30 a.m. and 5:00 p.m. Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact RAI’s Secretary at 401 North Main Street, Winston-Salem, North Carolina 27101 (phone: (336) 741-5162), to make necessary arrangements. In addition, we will make the shareholders’ list available for inspection to any shareholder or his or her representative during the 2011 annual meeting.

Whom should I contact if I have questions about voting at the annual meeting?

If you have any questions or need further assistance in voting your shares, please contact:

Reynolds American Inc.
Shareholder Services
P.O. Box 2990
Winston-Salem, NC 27102-2990
(866) 210-9976 (toll-free)

The Board of Directors

Item 1:	Election of Directors

The business and affairs of RAI are managed under the direction of your Board of Directors. The Board currently consists of 11 directors who are divided into two classes of four directors and one class of three directors, with each class serving staggered terms of three years. The three Class I directors have a term ending on the date of the 2011 annual meeting, the four Class II directors, except as otherwise noted below, have a term ending on the date of the 2012 annual meeting, and the four Class III directors, except as otherwise noted below, have a term ending on the date of the 2013 annual meeting. Pursuant to our Articles of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board.

Each of the following persons currently serving on the Board as a Class I director has been nominated for re-election to such class at the 2011 annual meeting: Luc Jobin, Nana Mensah and John J. Zillmer. If re-elected at the 2011 annual meeting, such persons will hold office until the 2014 annual meeting or until their successors have been elected and qualified.

In addition to the foregoing persons nominated for re-election as Class I directors, John P. Daly and Daniel M. Delen have been nominated for re-election to Class II and Class III, respectively, at the 2011 annual meeting. Mr. Daly was first elected to serve at the Board’s December 2010 meeting, when he was elected to Class II. Mr. Delen was elected to Class III, in addition to his election as the President and Chief Executive Officer-Elect of RAI, effective January 2011. Although the terms of the other Class II and Class III directors end on the dates of the 2012 and 2013 annual meetings, respectively, Messrs. Daly’s and Delen’s current terms as Class II and Class III directors, respectively, are scheduled to expire on the date of the 2011 annual meeting because, under the law of North Carolina (the state in which RAI is incorporated), each of Messrs. Daly and Delen was elected to fill a vacancy on the Board. If re-elected at the 2011 annual meeting, Mr. Daly, like the other Class II directors, will hold office until the 2012 annual meeting, and Mr. Delen, like the other Class III directors, will hold office until the 2013 annual meeting.

Pursuant to the terms of the Governance Agreement, dated July 30, 2004, as amended, referred to as the Governance Agreement, by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation), referred to as B&W, and British American Tobacco p.l.c., the parent corporation of B&W and referred to as BAT, B&W has designated Mr. Daly as a nominee for re-election as a Class II director. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”) The Board’s Corporate Governance and Nominating Committee, referred to as the Governance Committee, has recommended Messrs. Jobin, Mensah and Zillmer as nominees for re-election to the Board as Class I directors. The other persons who have been designated by B&W pursuant to the Governance Agreement as directors of RAI are H.G.L. (Hugo) Powell (Class II director), Martin D. Feinstein (Class III director) and Neil R. Withington (Class III director). B&W has not yet exercised its right under the Governance Agreement to designate for nomination one additional person as a director.

As previously disclosed, two directors resigned from the Board during the 2010 fiscal year — Betsy S. Atkins, who resigned as a director effective June 17, 2010, and Nicandro Durante, who resigned as a director effective December 1, 2010. Both Ms. Atkins and Mr. Durante had been designated by B&W as directors pursuant to the Governance Agreement. In addition, Susan M. Ivey resigned from the Board effective February 28, 2011, coincident with her retirement as President and Chief Executive Officer of RAI.

Your proxy will vote for each of the nominees for directors unless you specifically withhold authority to vote for a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Your Board of Directors recommends a vote FOR the election of each of the three Class I director nominees, the one Class II director nominee and the one Class III director nominee.

Biographies of Board Members

Certain biographical information regarding the persons nominated for election to the Board at our 2011 annual meeting and regarding the other persons serving on the Board is set forth below:

Director Nominees

Name	Age	Business Experience

Class I Directors (terms expiring in 2014)

Luc Jobin	51	Mr. Jobin has been Executive Vice President and Chief Financial Officer of Canadian National Railway Company, referred to as CN, a rail and related transportation business, since June 2009. Prior to joining CN, Mr. Jobin was Executive Vice President of Power Corporation of Canada, referred to as PCC, an international management and holding company, from February 2005 to April 2009, with responsibility for overseeing PCC’s diversified portfolio of investments. Prior to joining PCC, he spent 22 years in a variety of financial and executive management positions with Imasco Limited and its Canadian tobacco subsidiary, Imperial Tobacco. Imasco, a major Canadian consumer products and services corporation, became a BAT subsidiary in 2000. Mr. Jobin served as President and Chief Executive Officer of Imperial Tobacco from the fall of 2003 until he joined PCC. Mr. Jobin commenced serving on the Board of RAI as of July 16, 2008. He also currently serves on the boards of directors of On the Tip of the Toes Foundation, which organizes therapeutic adventure expeditions for teenagers living with cancer, Mount Royal Club and The Tolerance Foundation.

		The Board believes that Mr. Jobin, with his 31 years of operational and financial management experience, including 22 years in the tobacco industry, where he served as the chief executive officer of a major Canadian tobacco company, and his current service as the chief financial officer of a major rail and transportation company, brings to the Board strong leadership skills, comprehensive knowledge of the tobacco industry and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; corporate finance, credit and investments; risk management; and mergers and acquisitions. Mr. Jobin’s service on other nonprofit boards also brings additional experience and insight to the Board.

Name	Age	Business Experience

Nana Mensah	58	Mr. Mensah has been the Chairman and Chief Executive Officer of ‘XPORTS, Inc., a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets, since January 2005, and previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He served as the Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004, when it was sold to a private equity firm. Mr. Mensah commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR Nabisco, Inc. (now known as R. J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI and formerly a publicly traded company, referred to as RJR) from June 1999 to July 2004. Mr. Mensah is a Distinguished Fellow at Georgetown College in Kentucky. He also currently serves on the boards of trustees of the Children’s Miracle Network and the Kentucky Children’s Hospital.

		The Board believes that Mr. Mensah, with his 34 years of operational management experience in the consumer and packaged goods industries, including his service as the chief operating officer of two national quick service restaurant chains, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; marketing and brand leadership for consumer products and packaged goods; operational efficiencies; corporate governance; and executive compensation. In addition, Mr. Mensah’s service on other private company and non-profit boards brings valuable experience and insight to the Board.

Name	Age	Business Experience

John J. Zillmer	55	Mr. Zillmer has served as President and Chief Executive Officer of Univar, a leading global distributor of industrial and specialty chemicals and related services, since October 2009. Prior to joining Univar, Mr. Zillmer was Chairman and Chief Executive Officer of Allied Waste Industries, Inc., the nation’s second-largest waste management company, from May 2005 until December 2008, when Allied Waste merged with Republic Services, Inc. Prior to joining Allied Waste, Mr. Zillmer had been retired since January 2004. From May 2000 until January 2004, he served as Executive Vice President of ARAMARK Corporation. During the same period, he also served as President of ARAMARK’s Food and Support Services Group. From August 1999 to May 2000, he served as President of ARAMARK’s Food and Support Services International division, and from May 1995 to August 1999, he served as President of ARAMARK’s Business Services division. Mr. Zillmer served on the boards of directors of Allied Waste Industries, Inc. from May 2005 to December 2008; Pathmark Stores, Inc. from May 2006 to December 2007; and United Stationers Inc. from October 2005 to May 2008. Mr. Zillmer commenced serving on the Board of RAI as of July 12, 2007. He also currently serves on the boards of directors of Univar and Ecolab Inc.

		The Board believes that Mr. Zillmer, with his 35 years of operational and financial management experience, including his service as the chief executive officer of both a global chemical company and a national waste management company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; operational efficiencies; management of global operations; capital investments; and executive compensation. In addition, Mr. Zillmer’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Name	Age	Business Experience

Class II Director (term expiring in 2012)

John P. Daly	54	Mr. Daly has been the Chief Operating Officer of BAT, the world’s second largest publicly traded tobacco group, since September 2010, and has served as a director of BAT since January 2010. After the 1999 merger of Rothmans International with BAT, Mr. Daly became BAT’s Regional Manager for the Middle East, Subcontinent and Central Asia, and was appointed Area Director for the Middle East and North Africa in 2001. Mr. Daly joined the management board of BAT upon his appointment as Regional Director for Asia-Pacific in 2004. Prior to joining the tobacco industry, Mr. Daly spent 14 years in the pharmaceutical industry in the United Kingdom and Ireland. Mr. Daly commenced serving on the Board of RAI as of December 1, 2010.

		The Board believes that Mr. Daly, with his more than 20 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable expertise on the operational and financial issues related to the tobacco industry; and his 14 years of experience in the pharmaceutical industry brings additional knowledge in the area of governmental regulation of food and drugs. Mr. Daly’s service on the board of directors of BAT also brings valuable experience and insight to the Board. In addition, Mr. Daly is one of the executive officers of BAT designated by B&W under the terms of the Governance Agreement.

Class III Director (term expiring in 2013)

Daniel M. Delen	45	Mr. Delen became the President and Chief Executive Officer of RAI on March 1, 2011, and was the President and Chief Executive Officer-Elect of RAI from January 1, 2011 to February 28, 2011. Mr. Delen also became the President of RAI Services Company, referred to as RAISC, a wholly owned subsidiary of RAI, in January 2011. Mr. Delen served as Chairman of the Board of R. J. Reynolds Tobacco Company, a wholly owned subsidiary of RAI, referred to as RJR Tobacco, from May 2008 to December 2010. From January 2007 to December 2010, he also served as the President and Chief Executive Officer of RJR Tobacco. Prior to joining RJR Tobacco, Mr. Delen was President of BAT Ltd. — Japan from August 2004 to December 2006, and prior to that time, held various other positions with BAT after joining BAT in 1989. Mr. Delen commenced serving on the Board of RAI as of January 1, 2011. He also is a member of the boards of directors of the United Way of Forsyth County and the Winston-Salem Alliance.

		The Board believes that Mr. Delen, with his more than 20 years of domestic and international experience in the tobacco industry, including his current service as the President and Chief Executive Officer of RAI, brings to the Board strong leadership skills and comprehensive knowledge of the tobacco industry; marketing and brand leadership expertise; and essential insight and perspective regarding the strategic and operational opportunities and challenges of RAI and its operating companies. Mr. Delen’s service on other nonprofit boards also brings additional experience and insight to the Board. In addition, Mr. Delen, as the Chief Executive Officer of RAI, has been nominated by the Governance Committee under the terms of the Governance Agreement.

Continuing Directors

Name	Age	Business Experience

Class II Directors (terms expiring in 2012)

Holly K. Koeppel	52	Ms. Koeppel has served as the Co-Head of Citi Infrastructure Investors, an investment fund focused on investment opportunities within the infrastructure sectors, since January 2010. Previously, Ms. Koeppel was an executive vice president of American Electric Power Company, Inc., referred to as AEP, one of the largest power generators and distributors in the United States, from 2002 to December 2009. Ms. Koeppel also was the chief financial officer of AEP from 2006 to September 2009. She joined AEP in 2000 as vice president, new ventures, corporate development, and was promoted to senior vice president, corporate development and strategy in 2002. Later that year, she was promoted to executive vice president, energy services of AEP. She became executive vice president, commercial operations of AEP in 2003 and served as executive vice president of AEP Utilities-East from 2004 until she was appointed chief financial officer in 2006. Ms. Koeppel commenced serving on the board of RAI as of July 16, 2008. She also currently serves on the boards of directors of CoaLogix, Inc., Itínere Infraestructuras S.A. and Kelda Group, and is a member of The Ohio State University Dean’s Advisory Council.

		The Board believes that Ms. Koeppel, with her more than 30 years of operational and financial management experience, including her service as the chief financial officer of a large power company in a regulated industry, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; governmental regulation; and mergers and acquisitions. In addition, Ms. Koeppel’s service on other boards brings valuable experience and insight to the Board.

H.G.L. (Hugo) Powell	66	Mr. Powell retired in 2002 from Interbrew S.A., an international brewer that in 2004 became part of InBev S.A., where he served as Chief Executive Officer beginning in 1999. During Mr. Powell’s tenure as Chief Executive Officer, he led Interbrew through a crucial period in its expansion and evolution, including the completion of 33 acquisitions. Between 1984 and 1999, Mr. Powell held various operational positions within John Labatt Ltd. and Interbrew, including Chief Executive Officer of Interbrew Americas from 1995 to 1999. Mr. Powell commenced serving on the Board of RAI as of July 30, 2004. He also currently serves on the board of directors of ITC Limited.

		The Board believes that Mr. Powell, with his nearly 40 years of operational and executive management experience in the consumer goods industry, including 18 years of service as the chief executive officer of an international brewer, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; mergers and acquisitions; international trade; financial reporting, accounting and controls; corporate governance; and executive compensation. Mr. Powell’s service on other public and private company boards and committees also brings valuable experience and insight to the Board. In addition, Mr. Powell is one of the independent directors designated by B&W under the terms of the Governance Agreement.

Name	Age	Business Experience

Thomas C. Wajnert	67	Mr. Wajnert has been the Non-Executive Chairman of the Board of RAI, referred to as the Non-Executive Chairman, since November 1, 2010. Prior to that date, he served as the Board’s Lead Director from May 2008 to October 2010. Mr. Wajnert has been a Senior Managing Director of The AltaGroup, LLC, a global consulting organization providing advisory services to the financial services industry, since January 2011. He was self-employed from July 2006 to December 2010 providing advisory services to public and private companies and private equity firms. From January 2002 to June 2006, he was Managing Director of Fairview Advisors, LLC, a merchant bank he co-founded. Mr. Wajnert retired as Chairman of the Board and Chief Executive Officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. Mr. Wajnert served on the boards of directors of NYFIX, Inc. from October 2004 to November 2009, and JLG Industries, Inc. from 1993 to 2007. Mr. Wajnert served on the board of directors of RJR from June 1999 to July 2004, and commenced serving on the Board of RAI as of July 30, 2004. He also currently serves on the boards of directors of UDR, Inc. and the St. Helena Hospital Foundation, and is Non-Executive Chairman of FGIC, Inc., a privately held financial guarantee insurance company.

		The Board believes that Mr. Wajnert, with his nearly 36 years of operational and executive management experience, including 17 years of service as the chairman and chief executive officer of a national commercial finance and leasing company and the managing director and co-founder of a merchant bank, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance and credit; restructurings; management of global operations; financial reporting, accounting and controls; marketing and brand leadership; corporate governance; and executive compensation. In addition, Mr. Wajnert’s service on other public and private company boards and committees, and his role in providing advisory services to public and private companies and private equity firms, bring valuable experience and insight to the Board. Based on this combination of experience, qualifications, attributes and skills, the independent directors elected Mr. Wajnert as the Non-Executive Chairman, effective November 1, 2010, and the Board’s Lead Director from May 2008 to October 2010.

Name	Age	Business Experience

Class III Directors (terms expiring in 2013)

Martin D. Feinstein	62	Mr. Feinstein was the Chairman of Farmers Group, Inc., a provider of personal property/casualty insurance, and Farmers New World Life Insurance Company, a provider of life insurance and annuities, from 1997 to July 2005, and served as the Chief Executive Officer of Farmers Group, Inc. from 1997 to April 2005 and as President and Chief Operating Officer of Farmers Group, Inc. from 1995 to 1996. Prior to 1995, Mr. Feinstein held various management positions with Farmers Group, Inc. He retired from Farmers Group, Inc. in July 2005. Farmers Group, Inc. was an indirect, wholly owned subsidiary of B.A.T. Industries p.l.c., an affiliate of BAT, from 1988 to 1998. Mr. Feinstein was a member of the board of directors of Clear Technology, Inc. from April 2005 to December 2007. Mr. Feinstein commenced serving on the Board of RAI as of November 30, 2005. He also currently serves on the boards of directors of GeoVera Holdings, Inc. and Almin p.l.c.

		The Board believes that Mr. Feinstein, with his nearly 35 years of operational and financial management experience in the insurance industry, including 10 years of service as the chairman, chief executive officer and chief operating officer of a national insurance company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; insurance and risk management; and corporate governance. Mr. Feinstein’s service on other public and private company boards and committees also brings valuable experience and insight to the Board. In addition, Mr. Feinstein is one of the independent directors designated by B&W for nomination to the Board under the terms of the Governance Agreement.

Name	Age	Business Experience

Lionel L. Nowell, III	56	Mr. Nowell retired in 2009 from PepsiCo, one of the world’s largest food and beverage companies, where he served as the Senior Vice President and Treasurer from August 2001 to May 2009. Prior to that time, he served as Chief Financial Officer for The Pepsi Bottling Group, a position he assumed in 2000 after serving as Controller for PepsiCo since July 1999. Mr. Nowell joined PepsiCo in July 1999 from RJR, where he was Senior Vice President, Strategy and Business Development from January 1998 to July 1999. Mr. Nowell commenced serving on the Board of RAI as of September 26, 2007. Mr. Nowell also currently serves on the board of directors of American Electric Power Company, Inc. In addition, he serves on the Dean’s Advisory Board at The Ohio State University Fisher College of Business and is an active member of the Executive Leadership Council, American Institute of Certified Public Accountants and the Ohio Society of CPAs.

		The Board believes that Mr. Nowell, with his more than 30 years of operational and financial management experience in the consumer products industry, including his service as the senior vice president and treasurer of a multi-national food and beverage company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance, credit and treasury; financial reporting, accounting and controls; and risk management. In addition, Mr. Nowell’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Neil R. Withington	54	Mr. Withington has been Director, Legal and Security, and Group General Counsel of BAT, the world’s second largest publicly traded tobacco group, since August 2000. Mr. Withington joined BAT in 1993 as a Senior Lawyer and served in that capacity until 1995. He was named as the Assistant General Counsel and Head of Product Liability Litigation Group of BAT in 1996. Mr. Withington then served as the Deputy General Counsel of BAT from 1998 until 2000. Mr. Withington commenced serving on the Board of RAI as of July 30, 2004.

		The Board believes that Mr. Withington, with his more than 17 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable legal expertise on the legal issues related to the tobacco industry, including smoking and health litigation. In addition, Mr. Withington is one of the executive officers of BAT designated by B&W for nomination to the Board under the terms of the Governance Agreement.

Governance Agreement

In connection with the business combination transactions, collectively referred to as the Business Combination, consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. As noted above, under “— Item 1: Election of Directors,” the Board currently consists of 11 persons. Under the terms of the Governance Agreement, the Board is nominated as follows:

Nominator	Nominee

B&W	B&W has the right to designate for nomination five directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.
Governance Committee	The Governance Committee will recommend to the Board for nomination:
• the chief executive officer of RAI or an equivalent senior executive officer, and
• the remaining directors, each of whom is required to be an independent director.

The number of directors B&W is entitled to designate for nomination to the Board will be affected by the amount of RAI common stock which B&W owns. (As of the date of this proxy statement, B&W owns approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations prior to the recommendation of nominees by the Governance Committee:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:

• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.
• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 15%	• no directors.

In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number.

For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law that imposes as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. In no event will any person be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”

Pursuant to the Governance Agreement, because the Board will include the number of directors designated by B&W in accordance with the terms of the Governance Agreement following the election of directors at the 2011 annual meeting (assuming that management’s entire slate of nominees is elected at the meeting), BAT and its subsidiaries will vote, pursuant to an irrevocable proxy, their shares of RAI common stock in favor of management’s slate of nominees (consisting of Messrs. Jobin, Mensah and Zillmer for Class I, Mr. Daly for Class II and Mr. Delen for Class III) at the 2011 annual meeting. Under the Governance Agreement, BAT and its subsidiaries will not be required to vote in favor of management’s slate of nominees at a particular shareholders’ meeting if a third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting.

Determination of Independence of Directors

The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of RAI, or an immediate family member is, or has been within the last three years, an executive officer, of RAI,

•	the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from RAI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

•	(1) the director is a current partner or employee of a firm that is RAI’s internal or external auditor; (2) the director has an immediate family member who is a current partner of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and currently works on RAI’s audit; or (4) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on RAI’s audit within that time,

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of RAI’s present executive officers at the same time serves or served on that company’s compensation committee, or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, RAI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

The foregoing director independence standards are set forth in RAI’s Corporate Governance Guidelines, which can be found in the “Governance” section of our web site at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

The Board has determined that the following directors are independent within the meaning of the foregoing NYSE listing standards: Martin D. Feinstein, Luc Jobin, Holly K. Koeppel, Nana Mensah, Lionel L. Nowell, III, H.G.L. (Hugo) Powell, Thomas C. Wajnert and John J. Zillmer. In addition, the Board determined that Betsy S. Atkins was independent within the meaning of the NYSE listing standards during her tenure on the Board in 2010. None of the foregoing independent directors has any relationship with RAI, other than being a director and/or shareholder of RAI.

Committees and Meetings of the Board of Directors

The standing committees of the Board are the Audit and Finance Committee, referred to as the Audit Committee, the Compensation and Leadership Development Committee, referred to as the Compensation Committee, and the Governance Committee. All of the current standing committees of the Board are comprised of non-management directors, who are independent as defined by applicable NYSE listing standards as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of the Board committees will have at least five members, though currently the Audit Committee has one vacancy, the Compensation Committee has two vacancies and the Governance Committee has one vacancy. The Governance Agreement also provides that the directors designated by B&W will have proportionate representation on each Board committee, with at least one director designated by B&W serving on each Board committee so long as any directors designated by B&W serve on the Board. At this time, B&W has agreed to only designate one of its two designees to serve on the Compensation Committee, and has not yet designated a replacement for Ms. Atkins, its prior designee on the Compensation Committee. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law that requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.

Each of the Board’s three standing committees operates in accordance with the terms of a written charter. Copies of each such charter can be found in the “Governance” section of our web site at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Information regarding the current membership of each standing committee of the Board is set forth in the table below, and information regarding the activities of each standing committee of the Board is presented following the table.

	RAI Board Standing Committees
	Audit	Compensation	Governance
Director(1)	Committee	Committee	Committee

Martin D. Feinstein(2)(4)	X (3)		X
Luc Jobin	X
Holly K. Koeppel		X
Nana Mensah		X (3)	X
Lionel L. Nowell, III	X
H.G.L. (Hugo) Powell(2)	X		X (3)
Thomas C. Wajnert
John J. Zillmer		X	X
Number of Meetings in 2010	12	6	7

(1)	Only independent, non-management directors serve on the standing committees of the Board.

(2)	A B&W designee.

(3)	Chair of committee.

(4)	The Board has determined that Mr. Feinstein meets the definition of an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K.

In 2010, the Board also established an ad hoc committee, the Strategic Matters Review Committee, the purpose of which is to evaluate, and provide feedback regarding, strategic plans and initiatives proposed by management. Such committee met three times during 2010. The members of the Strategic Matters Review Committee are: Martin D. Feinstein, Luc Jobin, H.G.L. (Hugo) Powell and Thomas C. Wajnert (Chair).

Audit and Finance Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	that management has maintained the reliability and integrity of the accounting policies, financial reporting and disclosure practices and financial statements of RAI and its subsidiaries,

•	that management has established and maintained processes to assure that an adequate system of internal control is functioning within RAI,

•	that management has established and maintained processes to assure compliance by RAI with all applicable laws, regulations and RAI policies,

•	that management has established and maintained processes to ensure adequate enterprise risk management,

•	the qualifications, independence and performance of RAI’s independent auditors and internal audit department, and

•	the financial policies, strategies and activities, and capital structure, of RAI.

The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of RAI’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for RAI. The Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.

Compensation and Leadership Development Committee

General.  The Compensation Committee is responsible for:

•	overseeing and administering the policies, programs, plans and arrangements for compensating the executive management of RAI and its subsidiaries, and

•	overseeing leadership talent development and succession planning for the top executive leadership positions of RAI and its subsidiaries (other than succession planning for RAI’s Chief Executive Officer which is performed by the Governance Committee).

As part of its responsibilities, the Compensation Committee:

•	approves, or makes recommendations to the Board with respect to, the base salary and annual incentives payable to all of RAI’s executive officers, including the Chief Executive Officer,

•	approves, or makes recommendations to the Board with respect to, compensation and grants of restricted stock, performance shares, performance units and other long-term incentives to all of RAI’s executive officers, including the Chief Executive Officer,

•	reviews and evaluates risks arising from RAI’s compensation policies and practices, and

•	administers certain plans and programs relating to employee benefits, incentives and compensation.

The Compensation Committee is responsible for evaluating the Chief Executive Officer’s performance, with input from all members of the Board. Based on such evaluation, the Compensation Committee recommends to the independent directors for their approval any changes in the Chief Executive Officer’s annual compensation. For a discussion of the Compensation Committee’s policies relating to executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

Delegation.  Pursuant to the Compensation Committee charter, the Chair of the Committee has the authority to approve the compensation for persons at the Executive Vice President level or below (except for RAI’s Chief Financial Officer, RAI’s General Counsel and RJR Tobacco’s President) to the extent the Chair deems such approval necessary and appropriate under the circumstances, and if the Committee is not otherwise in session. In addition, the Compensation Committee may, in its discretion and as it considers appropriate, delegate such other of its powers and responsibilities to other subcommittees, or to committees comprised of officers or employees, except that grants to persons who are subject to the Section 16 reporting requirements may only be approved by a subcommittee comprised solely of two or more non-employee directors, and grants designed to be “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, may only be approved by a subcommittee comprised solely of two or more outside directors. In February 2010, the Compensation Committee delegated to a committee consisting of Ms. Ivey, as RAI’s President and Chief Executive Officer, and Lisa J. Caldwell, RAI’s Executive Vice President and Chief Human Resources Officer, the authority during the remainder of 2010 to approve, outside of the normal, annual grant cycle, long-term incentive grants under the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan, referred to as the Omnibus Plan, to persons at the Vice President level and below. Any such grants made under that delegated authority were required to have the same terms as the grants made to other employees as of March 1, 2010, and any such additional long-term incentive grants could not cause the maximum amount of the total 2010 long-term incentive grants approved by the Compensation Committee to be exceeded. See “Executive Compensation — Compensation Discussion and Analysis — Analysis of 2010 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity — 2010 Long-Term Incentives” below for information regarding the general terms of the 2010 long-term incentive grants under the Omnibus Plan. In February 2011, the Compensation Committee made a similar delegation of authority to a committee consisting of Mr. Delen, as RAI’s President and Chief Executive Officer-Elect, and Ms. Caldwell for 2011 out-of-cycle long-term incentive grants under the Omnibus Plan to persons at the Vice President level and below.

Compensation Consultants.  Under its charter, the Compensation Committee has the sole authority to retain any compensation consultant for purposes of evaluating, and making recommendations with respect to, the compensation of our executive officers, as well as the sole authority to approve the terms of any such consulting arrangement, including the fees payable to the consultant. The Compensation Committee also has the sole authority to terminate any compensation consultant that it has retained. In addition to the retention of compensation consultants, the Compensation Committee has the authority, under its charter, to retain independent legal counsel or other independent advisors to assist the Committee in performing its duties.

In early 2010, Hewitt Associates spun off a part of its executive compensation consulting practice into a separate and independent entity called Meridian Compensation Partners, LLC, referred to as Meridian. For 2010, the Compensation Committee engaged Meridian to provide the Committee with recommendations regarding executive compensation in light of market practices and legal or regulatory considerations, and consistent with RAI’s needs and compensation philosophy. Meridian provided the Compensation Committee with market or benchmark data to assist the Committee in making determinations concerning senior management base salary, annual incentive target levels and long-term incentive target awards. A representative of Meridian attended each regular meeting of the Compensation Committee in 2010. During 2010, the Compensation Committee requested that Meridian work with RAI’s management in preparing appropriate executive compensation proposals for the Committee’s review and consideration; provide independent, candid advice to the Committee; and help ensure that the Committee receives the information and counsel necessary to make well-informed, reasoned decisions in the best interests of RAI’s shareholders on matters related to executive compensation. For 2011, the Compensation Committee has continued to engage Meridian as its independent compensation consultant.

In 2010, the Human Resources department of RAI engaged Hewitt Associates to provide compensation advice on matters pertaining to RAI executives whose compensation is not within the Compensation Committee’s scope of review.

In the event management of RAI or its operating subsidiaries desired to retain the same compensation consulting firm retained by the Committee to provide other compensation consulting services for positions at levels below those requiring the approval of the Committee, pursuant to procedures established by the Committee in February 2007, management of RAI and its operating subsidiaries would be required to obtain the prior approval of the Compensation Committee before engaging the same compensation consulting firm if management expected that the fees payable to such firm for consulting services provided at management’s direction would exceed $1 million for such engagement or in the aggregate during any fiscal year. The management of RAI and its operating subsidiaries did not engage Meridian for any compensation consulting services in 2010.

In 2010, the Governance Committee also engaged Meridian to assist in the evaluation of the compensation of RAI’s non-employee directors. For 2011, the Governance Committee has continued to engage Meridian for such work.

Compensation Committee Interlocks and Insider Participation.  An SEC rule requires RAI to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and RAI, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things, where

•	an executive officer of RAI served as a member of the compensation committee of another entity, one of whose executive officers served on RAI’s Board or Compensation Committee, or

•	an executive officer of RAI served as a director of another entity, one of whose executive officers served on RAI’s Compensation Committee.

During 2010, there were no compensation committee interlocks or insider participation at RAI.

Corporate Governance and Nominating Committee

General.  The Governance Committee:

•	reviews the qualifications of candidates for nomination to the Board and its committees,

•	recommends to the Board nominees for election as directors,

•	reviews and evaluates annually and recommends the processes and practices through which the Board conducts its business,

•	reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees,

•	reviews periodically the compensation of the Board in relation to comparable companies and recommends to the Board any changes needed to maintain appropriate and competitive Board compensation,

•	initiates and oversees annually an evaluation of the performance of the Board, the Board Committees, the Non-Executive Chairman or Lead Director, as applicable, and, in conjunction with the Non-Executive Chairman or Lead Director, the individual directors in meeting their respective corporate governance responsibilities,

•	reviews RAI’s Corporate Governance Guidelines and considers the adequacy of such guidelines in light of current best practices and in response to any shareholder concerns,

•	reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer, and

•	may recommend an independent director to serve as Non-Executive Chairman or, if there is no Non-Executive Chairman, as Lead Director, after consultation with the Chair of the Governance Committee or the Chairman of the Board, as applicable, in each case after individually discussing with each of the other directors such director’s preference for Non-Executive Chairman or Lead Director, as applicable, under the circumstances described below under “— Board Leadership Structure.”

Director Nomination Process.  The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Chairman of the Board, the Chief Executive Officer (if different from the Chairman of the Board) and the Lead Director (if there is one). The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third-party search firms, which provide candidate names, biographies and background information,

•	the Governance Committee’s, the Board’s and management’s networks of contacts, and

•	shareholder recommendations.

In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Corporate Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board. The qualifications considered in the selection of director nominees include the following:

•	experience as a director of a publicly traded company,

•	extent of experience in business, finance or management,

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public, and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

As stated in the Corporate Governance Guidelines, the objective of the director nomination process is to create a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience. To that end, the Governance Committee considers the business experience and diversity of a candidate when considering director nominees. RAI’s current Board is comprised of four members with extensive experience in the tobacco industry and several other members with experience in consumer goods, finance and regulated industries. The Board’s diversity also is reflected by the fact that it counts a woman, two African Americans and four non-U.S. citizens among its members.

Additional policies regarding Board membership, as set forth in the Corporate Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Corporate Governance Guidelines and the NYSE listing standards,

•	the Executive Chairman of the Board, if there is one, and the Chief Executive Officer normally will be the only management directors,

•	a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director, and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 70th birthday.

Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.

Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Shareholder Nominations to the Board.  Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of RAI common stock owned by the candidate,

•	any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act,

•	the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, to serve as a director if elected, and to provide information the Board requests to determine whether the candidate qualifies as an independent director under applicable guidelines, and

•	a description of all arrangements or understandings between the shareholder (or shareholder related person, as such term is defined in RAI’s Bylaws), the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.

The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board,

•	whether nomination of a particular candidate would be consistent with the Governance Agreement,

•	whether the current composition of the Board is consistent with the criteria described in the Corporate Governance Guidelines,

•	whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Corporate Governance Guidelines and as described above, and

•	whether the candidate would be considered independent under the Corporate Governance Guidelines and the NYSE listing standards.

The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.

A shareholder also may nominate a person for election to the Board at the 2012 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990, for receipt between October 27, 2011, and November 26, 2011. RAI’s Bylaws can be found in the “Governance” section of our web site at www.reynoldsamerican.com or may be obtained, free of charge, from the Office of the Secretary.

Board Leadership Structure

Under our Corporate Governance Guidelines, and subject to the applicable provisions of the Governance Agreement, the Board elects the Chairman of the Board and the Chief Executive Officer on an annual basis in the manner and based on the criteria that it deems appropriate and in the best interests of RAI and its shareholders given the circumstances at the time of such appointments. Similarly, the Board considers whether the roles of Chairman of the Board and Chief Executive Officer should be separate and whether the Chairman of the Board should be an independent director. In the event the Board decides to separate the roles of the Chairman of the Board and the Chief Executive Officer, and elect one of the independent directors as Non-Executive Chairman, such Non-Executive Chairman is expected to serve for at least three terms in succession. Under our Corporate Governance Guidelines, if the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the independent directors may elect, upon nomination by the Governance Committee, an independent director to serve as Lead Director.

From January 1, 2006 until October 31, 2010, Ms. Ivey served as RAI’s Chairman of the Board, President and Chief Executive Officer. From May 6, 2008 until October 31, 2010, Mr. Wajnert served as RAI’s Lead Director. In October 2010, Ms. Ivey announced her retirement from RAI, effective February 28, 2011. At its October 12, 2010 meeting, the Board decided that Ms. Ivey’s retirement would be an opportune time to separate the roles of Chairman of the Board and Chief Executive Officer, and to elect a Non-Executive Chairman. Accordingly, on October 31, 2010, Ms. Ivey resigned as Chairman of the Board (but remained a member of the Board) and was succeeded by Mr. Wajnert as Non-Executive Chairman. On February 28, 2011, Ms. Ivey resigned from the Board and as President and Chief Executive Officer of RAI. She was succeeded as President and Chief Executive Officer by Mr. Delen.

The Board believes that the existing leadership structure, under which Mr. Wajnert serves as Non-Executive Chairman, and Mr. Delen serves as President and Chief Executive Officer, is the most appropriate and in the best interests of RAI and its shareholders at this time. Given RAI’s current needs and Mr. Delen’s newness to the Chief Executive Officer position, the Board believes this structure is optimal for RAI: it allows Mr. Delen to focus on the day-to-day operation of the business, in particular the implementation of RAI’s “total tobacco” strategy, while allowing Mr. Wajnert, the former Lead Director, to focus on leadership of the Board, including leading the Board in its review and assessment of the appropriateness of the long-term strategic plan and initiatives of RAI and its operating companies, the opportunities and risks that are inherent in such strategic plan, and the initiatives and risk control plans established to address such risks. Moreover, the Board believes Mr. Wajnert’s service as an independent Non-Executive Chairman will promote the Board’s consideration of diverse viewpoints and will facilitate communication between the Board and management.

Although the Board believes that this leadership structure is currently in the best interests of RAI and its shareholders, the Corporate Governance Guidelines provide the Board with the flexibility to elect the same individual to the position of Chairman of the Board and Chief Executive Officer if, in the future, the Board determines that returning to such a leadership structure would be appropriate.

Board Meetings

The Corporate Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the Chief Executive Officer present, and an executive session with only non-employee directors present. In addition, the Corporate Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present. The Non-Executive Chairman, if one has been elected, is responsible for presiding over executive sessions of the non-management directors and the independent directors. If a Lead Director has been appointed, then the Lead Director is responsible for presiding over such executive sessions. In the absence of the Non-Executive Chairman, or the Lead Director if one has been appointed, the Chair of the Governance Committee shall preside over executive sessions of the non-management directors and the independent directors. Similarly, if no Lead Director has been appointed, and the Chairman of the Board is an employee of RAI or a subsidiary of RAI, then the Chair of the Governance Committee shall preside over executive sessions with only non-employee directors or independent directors present. As noted above, Mr. Wajnert served as Lead Director from May 6, 2008 through October 31, 2010. Effective November 1, 2010, he became the Non-Executive Chairman. Currently, Mr. Powell serves as the Chair of the Governance Committee.

During 2010, there were nine meetings of the Board. Each director attended at least 75% of the total meetings of the Board and committees of which he or she was a member. The Corporate Governance Guidelines provide that Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. All of our current directors who were directors on May 7, 2010, attended our annual shareholders’ meeting held on that date.

Risk Oversight

The Board, together with the Audit Committee and Compensation Committee, is primarily responsible for overseeing RAI’s risk management. The Non-Executive Chairman, if one has been elected, is responsible for leading the Board in its risk oversight role, particularly as to governance, critical enterprise, business management, external and reputational risks, and ensuring the Board understands and sets the company’s risk profile. The Non-Executive Chairman, with input from the Governance Committee, also coordinates with the Chairpersons of the Audit Committee and the Compensation Committee to ensure that their respective board committees are overseeing the management of the risks particular to their subject areas and are communicating the material information about such risks to the full Board so that it can view RAI’s risks on a fully integrated basis. On a semi-annual basis, management of RAI and its operating companies, under the direction of RAI’s chief risk officer, identifies and assesses significant risks. Each risk category, as well as the consolidated risk profile, is reviewed and discussed with the full Board or appropriate Board committee, based on the scope of the risk and the expertise needed for oversight. The Board is assigned and directly oversees risks that could have a broad impact on RAI, strategic risks, as well as any risk that could threaten a key growth strategy. The Compensation Committee is assigned and oversees risks that may require its specific expertise, such as human resources risks or compensation risks. Consistent with NYSE regulations, the Audit Committee is assigned and oversees management’s processes to identify, assess and manage risks. Additionally, the Audit Committee oversees risks that may require its specific expertise, such as financial reporting risks, as well as other risks that do not fit into one of the foregoing categories.

Although the Board and its committees oversee RAI’s risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks faced by RAI. At meetings of the Board, the Audit Committee or the Compensation Committee, as applicable, management reports on the specific categories of risk for which the Board or such committee is responsible. In particular, management discusses its assessment of and strategy for managing each category of risk. Each of the Audit Committee and the Compensation Committee also regularly reports to the Board with respect to the risk categories it oversees. These ongoing discussions enable the Board, the Audit Committee and the Compensation Committee to monitor RAI’s exposure to and mitigation of risk.

The existing Board leadership structure encourages communication between management, including the Chief Executive Officer and President, on the one hand, and the non-management directors, including the Non-Executive Chairman or Lead Director, as applicable, on the other hand. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Director Compensation

We provide to our non-employee directors (other than Messrs. Daly, Durante and Withington, all of whom were full-time employees of BAT during 2010) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. See “— Payment for Services of Certain Board Designees” below for a discussion of the compensation RAI pays to BAT for the service of Messrs. Daly, Durante and Withington as directors of RAI. Our non-employee directors (other than Messrs. Daly and Withington, and while he was a director, Mr. Durante) are collectively referred to as Outside Directors. RAI does not compensate any director who is an employee of RAI or any of its subsidiaries in his or her capacity as a director, except that RAI does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and the guest was not invited by RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation, food and lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at one director education program per year.

The Governance Committee, with the assistance of an outside compensation consultant, periodically evaluates and recommends to the full Board changes to the compensation program for RAI’s non-employee directors. In 2010, the Governance Committee used Meridian to evaluate and provide recommendations regarding the compensation program for the non-employee directors and the Non-Executive Chairman. No executive officer is involved in approving, or recommending changes to, any elements of the director compensation program.

The following table shows the annual compensation paid by RAI to the Outside Directors for their service on the Board during 2010.

2010 Director Compensation Table (1)

	Fees Earned or	Stock	All Other
Name	Paid in Cash (3)($)	Awards (4)($)	Compensation (5)($)	Total ($)

Betsy S. Atkins(2)	37,857	122,911	713	160,481
Martin D. Feinstein	123,500	144,340	1,742	269,582
Luc Jobin	96,000	144,340	2,148	242,488
Holly K. Koeppel	85,500	144,340	950	230,790
Nana Mensah	90,000	144,340	2,466	236,806
Lionel L. Nowell, III	96,000	144,340	5,316	245,656
H.G.L. (Hugo) Powell	113,500	144,340	11,785	269,625
Thomas C. Wajnert	178,178	150,970	2,474	331,622
John J. Zillmer	60,000	144,340	1,466	228,306

(1)	As an employee director, Ms. Ivey received no compensation for her service on the Board. See “Executive Compensation” below for information regarding the compensation that she received in her capacity as RAI’s Chief Executive Officer and President. During 2010, RAI did not pay any compensation directly to Messrs. Daly, Durante or Withington for serving as directors. See “— Payment for Services of Certain Board Designees” below for information regarding the compensation RAI pays to BAT for the Board service of such persons.

(2)	Ms. Atkins resigned from the Board effective June 17, 2010.

(3)	The amounts in this column include Board and Board committee retainers paid for service in 2010 and fees paid for Board and Board committee meetings attended in 2010. In the case of Mr. Wajnert, the amount also includes: (a) the prorated portion of the supplemental retainer fee paid to him for his service as Lead Director from January 2010 through October 2010; (b) the prorated portion of the retainer fee paid to him for his service as Non-Executive Chairman from November 2010 through December 2010; and

(c) the first two months of the one-time transitional services fee of $120,000 that is being paid to him over the first 12 months of his service as Non-Executive Chairman for additional advisory services he is providing to RAI as it implements the new Board leadership structure. Amounts are shown in this column notwithstanding a director’s election to defer his or her retainers and meeting fees pursuant to the plan described below under “— Deferred Compensation Plan.” For additional information regarding director meeting fees and retainers, see “— Annual Retainers and Meetings Fees” below.

(4)	The amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, referred to as ASC 718) with respect to awards made during 2010 under the Equity Incentive Award Plan for Directors of Reynolds American Inc., referred to as the EIAP. The amounts shown in this column do not equal the value that any director actually received during 2010 with respect to his or her EIAP awards. The assumptions upon which the amounts in this column are based are set forth in note 16 to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 23, 2011, referred to as the 2010 Annual Report on Form 10-K. No Outside Director forfeited any stock awards during 2010.

No stock options were granted to Outside Directors in 2010, and no stock options were held by Outside Directors as of December 31, 2010.

(5)	The amounts shown in this column for 2010 include:

(a)	the value of matching gifts made on behalf of Messrs. Jobin, Mensah, Nowell and Powell pursuant to the program described below under “Other Benefits — Matching Grants Program;”

(b)	in the case of Mr. Powell, an amount equal to $835 for a laptop used for Board meetings, the value of which was imputed to him for income tax purposes; and

(c)	the cost of life insurance premiums, for all Outside Directors other than Mmes. Atkins and Koeppel and Mr. Powell, and excess liability insurance premiums, for all Outside Directors, paid by RAI for certain insurance offered to the Outside Directors, as described below under “Other Benefits — Insurance and Indemnification Benefits.”

Annual Retainers and Meeting Fees

•	Each Outside Director receives an annual retainer of $60,000 (excluding the Non-Executive Chairman).

•	The Lead Director receives a supplemental annual retainer of $30,000.

•	The Non-Executive Chairman receives an annual retainer of $270,000. In addition, the Non-Executive Chairman receives a one-time transitional services fee of $120,000, as described in footnote 3 to the 2010 Director Compensation Table above.

•	Each Outside Director who is a Chair of one of the standing committees of the Board receives a supplemental annual retainer as follows — Audit Committee Chair: $20,000; Compensation Committee Chair: $10,000; and Governance Committee Chair: $10,000.

•	Each Outside Director receives a Board meeting attendance fee of $1,500 (excluding the Non-Executive Chairman), and members of each Board committee receive an attendance fee of $1,500 for each committee meeting attended (excluding the Non-Executive Chairman). In addition, each Outside Director who is invited to attend a meeting of any committee of which he or she is not a member, and attends the meeting of such committee, receives the same meeting fee as committee members (excluding the Non-Executive Chairman).

Deferred Compensation Plan

Under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc., referred to as the DCP, Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25% increments to a cash account, a stock account or a combination of both. The plan provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards

RAI provides its Outside Directors with certain stock-based awards pursuant to the terms of the EIAP. Upon election to the Board, an Outside Director receives under the EIAP an initial grant of 3,500 deferred stock units or, at the director’s election, 3,500 shares of RAI common stock. Upon appointment as a Non-Executive Chairman of the Board, such director receives a grant of 3,500 deferred stock units or, at such person’s election, 3,500 shares of RAI common stock, so long as such director previously did not receive an initial grant upon his or her election to the Board. In addition, pursuant to the EIAP, prior to November 2010, each Outside Director received on the date of each annual meeting of shareholders (provided the Outside Director remained on the Board after the date of such meeting), a grant of 2,000 (or, in the case of a Non-Executive Chairman of the Board, 4,000) deferred stock units or, at the director’s election, 2,000 (or, in the case of a Non-Executive Chairman, 4,000) shares of RAI common stock. Pursuant to the anti-dilution provisions of the EIAP, as a result of RAI’s two-for-one split of its common stock effected in November 2010, referred to as the Stock Split, the number of deferred stock units and shares of common stock referenced in the preceding sentence were doubled. If RAI does not hold an annual meeting of shareholders in any year, then the annual award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock units upon a director’s initial award or any annual award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of a Non-Executive Chairman of the Board, $20,000) divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.

The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. For all grants made under the EIAP on or prior to December 31, 2007, distribution of a director’s deferred stock units will be made on (or commencing on) January 2 following his or her last year of service on the Board. For all grants under the EIAP after December 31, 2007, distribution of a director’s deferred stock units will be made in accordance with such director’s election(s) to receive his or her deferred stock units (1) on (or commencing on) January 2 following his or her last year of service on the Board, or (2) on (or commencing on) the later of January 2 of a year specified by such director and January 2 following his or her last year of service on the Board. At the election of the director, distributions may be made in one lump sum or in up to 10 annual installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the plan administrator is notified of the participant’s death and will be based upon the average closing price of RAI common stock during that month.

An aggregate of 2,000,000 shares of RAI common stock have been authorized for issuance under the EIAP. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2010, and no options currently are held by Outside Directors under the EIAP.

Other Benefits

Insurance and Indemnification Benefits.

•	Each Outside Director is offered, during the term of his or her service on the Board, life insurance coverage having a death benefit of either $50,000 or $100,000. The Outside Director does not pay for such coverage, but the value of the coverage is imputed to the director for income tax purposes.

•	Each Outside Director is offered, during the term of his or her service on the Board, excess liability insurance coverage of $10,000,000. The Outside Director does not pay for this coverage, but the value of this coverage also is imputed to the director. Such excess coverage may be extended for an additional three-month period following the end of the director’s Board service, subject to the director’s payment of the premium for such period. Each Outside Director is responsible for maintaining, at his or her own cost, underlying liability insurance with certain limits depending upon the type of underlying coverage.

•	Each Outside Director is covered by RAI’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his service on the Board.

•	All directors and officers of RAI and its subsidiaries are covered by RAI’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $395 million, with an additional $50 million of coverage for non-employee directors and, subject to certain conditions, employee directors.

•	All directors are covered by the indemnification provisions contained in RAI’s Articles of Incorporation, and are parties to individual indemnification agreements with RAI.

Matching Grants Program.  All Outside Directors are eligible to participate in a matching grants program sponsored by RAI and the Reynolds American Foundation. Pursuant to this program, RAI or the Reynolds American Foundation will match grants, on a one-for-one basis, that a director makes to an educational, art, cultural or charitable organization. The maximum, aggregate annual amount of the matching grants for each director is $10,000. The Reynolds American Foundation will provide a matching grant up to the first $4,000, and RAI will provide a matching grant up to the next $6,000, for each qualifying contribution made by an Outside Director. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board.

Payment for Services of Certain Board Designees

In consideration for the service of the two BAT employee directors on the Board, referred to as the BAT employee directors, RAI pays BAT an annual fee, paid on a quarterly basis, per director. Such amounts are paid to BAT in lieu of any other compensation (other than the reimbursement of certain expenses) to which the BAT employee directors otherwise would be entitled in their capacities as members of RAI’s Board. For 2010, the amount of the annual fee for each of the two BAT employee directors was $215,020. As previously noted, Mr. Durante resigned from the Board on December 1, 2010 (at which time Mr. Daly commenced his service as a BAT employee director on the Board). For 2011, the annual fee for the Board service of each of Messrs. Daly and Withington will be $237,220.

Equity Ownership Guidelines

After completion of five years of service as a member of RAI’s Board of Directors, each Outside Director is expected to hold and retain a minimum of 20,000 shares of RAI common stock. It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the director holds and retains RAI common stock in excess of the minimum threshold level of 20,000 shares. For purposes of the foregoing ownership guidelines, RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director,

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP, and

•	deferred stock units received by the director as deferred compensation under the DCP.

These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT so long as such director does not participate in any equity compensation plan made available to RAI’s non-employee directors. All directors with at least five years of service currently hold amounts in excess of the minimum threshold level, and those directors with less than five years of service are making progress in meeting the five-year minimum threshold goals.

Code of Conduct

RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. All directors, officers and employees annually complete a certification of compliance with the Code of Conduct. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to any director or executive officer of RAI will be disclosed on our web site at www.reynoldsamerican.com, by distributing a press release or by filing a current report on Form 8-K with the SEC within four business days following the amendment or waiver. The Code of Conduct can be found in the “Governance” section of our web site at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Shareholder Communications to the Board

Shareholders and other interested parties may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other interested parties may communicate directly with the non-management directors as a group by writing to the Non-Executive Chairman, if one has been elected, or if a Non-Executive Chairman has not been elected, to the Lead Director, or if a Lead Director has not been appointed, to the Chair of the Governance Committee at the foregoing address. Additional information on our procedures for the handling of communications from our shareholders and other interested parties is contained in our Corporate Governance Guidelines, which can be found in the “Governance” section of our web site at www.reynoldsamerican.com.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Principal Shareholders

We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than 5% of RAI common stock.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class(4)

British American Tobacco p.l.c.	245,036,858	(1)
Globe House 4 Temple Place London, WC2R 2PG

Brown & Williamson Holdings, Inc.	245,036,858	(1)
103 Foulk Road, Suite 117 Wilmington, Delaware 19803

Invesco Ltd.	69,158,893	(2)
1360 Peachtree Street, NE Atlanta, Georgia 30309

Invesco Asset Management Limited	67,984,298	(3)
30 Finsbury Square London, England EC2A 1AG

(1)	Based upon a Schedule 13G/A filed by B&W and BAT with the SEC on February 12, 2009, (a) B&W and BAT hold sole dispositive and sole voting power over these shares and (b) B&W is the record and beneficial owner of these shares, and BAT is the beneficial owner of such shares by virtue of its indirect ownership of all of the equity and voting power of B&W.

(2)	According to a Schedule 13G/A filed with the SEC on February 10, 2011, by Invesco Ltd., on behalf of itself and certain of its investment advisory subsidiaries, including Invesco Asset Management Limited, Invesco PowerShares Capital Management, Invesco Management S.A., Invesco Advisors, Inc., Invesco Asset Management (Japan) Limited, Invesco PowerShares Capital Management Ireland Ltd, Van Kampen Asset Management, Invesco Asset Management Deutschland GmbH and Invesco National Trust Company. As of December 31, 2010, these investment advisory subsidiaries held, with respect to these shares, (i) sole voting power over 67,686,822 shares; 455,508 shares; 217,870 shares; 197,870 shares; 142,682 shares; 27,639 shares; 21,031 shares; 4,160 shares; and 3,331 shares, respectively, and (ii) sole dispositive power over 67,984,298 shares; 455,508 shares; 217,870 shares; 156,163 shares; 232,816 shares; 27,639 shares; 21,031 shares; 16,160 shares; and 1,830 shares, respectively. As of December 31, 2010, Invesco Asset Management Limited and Invesco Asset Management (Japan) Limited held shared voting power over 297,476 shares and 90,134 shares, respectively; and Invesco Advisors, Inc. held shared dispositive power over 43,600 shares.

(3)	See footnote 2 for additional information.

(4)	Information in this column is based on shares of RAI common stock outstanding on March 14, 2011, the record date for the 2011 annual meeting.

Stock Ownership of Management

The following table indicates the number of shares of RAI common stock beneficially owned as of March 14, 2011, by each current director, each named executive officer and all directors and executive officers as a group, based on information provided to RAI by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class(5)

Non-Employee Directors
John P. Daly	0	*
Martin D. Feinstein(1)	0	*
Luc Jobin(1)	15,000	*
Holly K. Koeppel(1)	0	*
Nana Mensah(1)	23,640	*
Lionel L. Nowell, III(1)	16,574	*
H.G.L. (Hugo) Powell(1)(2)	15,200	*
Thomas C. Wajnert(1)	4,000	*
Neil R. Withington	0	*
John J. Zillmer(1)	19,000	*
Named Executive Officers
Thomas R. Adams(3)		*
Daniel M. Delen(3)		*
Susan M. Ivey(3)		*
E. Julia (Judy) Lambeth(3)		*
Tommy J. Payne(3)		*
All directors, director nominees and executive officers as a group (consisting of 26 persons)(4)		*

*	Less than 1%

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the DCP: (a) 52,439 units for Mr. Feinstein; (b) 4,503 units for Mr. Jobin; (c) 21,599 units for Ms. Koeppel; (d) 17,864 units for Mr. Mensah; (e) 32,235 units for Mr. Nowell; (f) 76,507 units for Mr. Powell; (g) 54,463 units for Mr. Wajnert; and (h) 6,152 units for Mr. Zillmer. Neither Ms. Ivey nor Messrs. Daly, Delen or Withington participate in the EIAP or DCP.

(2)	The shares owned by Mr. Powell have been pledged as collateral to a third party.

(3)	The shares beneficially owned do not include the following performance shares, granted under the Reynolds American Inc. Long-Term Incentive Plan, referred to as the LTIP, and the Omnibus Plan, which upon vesting will be paid to the participant in RAI common stock: (a) 167,302 performance shares for Mr. Adams; (b) 392,872 performance shares for Mr. Delen; (c) 344,214 performance shares for Ms. Ivey; (d) 58,086 performance shares for Ms. Lambeth; and (e) 98,563 performance shares for Mr. Payne. In the case of Mmes. Ivey and Lambeth, the number of performance shares in this footnote reflects the pro rata portion, based on their respective last dates of employment with RAI, of performance shares granted to them in 2009 and 2010.

(4)	The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of 265,765 deferred common stock units awarded to directors under the EIAP or credited to directors under the DCP; (b) do not include an aggregate of 1,859,733 performance shares granted to executive officers under the LTIP and the Omnibus Plan; and (c) include shares of stock (as to which beneficial ownership is disclaimed) held by the spouse of an executive officer.

(5)	The information in this column is based on shares of RAI common stock outstanding on March 14, 2011, the record date for the 2011 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Standstill Provisions; Transfer Restrictions

In addition to provisions relating to the nomination and election of directors to RAI’s Board, the Governance Agreement, among other things, prohibits BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock until the earlier of July 30, 2014 (the tenth anniversary of the Governance Agreement) and the date on which a significant transaction is consummated (such period is referred to as the Standstill Period). For purposes of the Governance Agreement, a significant transaction means any sale, merger, acquisition or other business combination involving RAI or its subsidiaries pursuant to which more than 30% of the voting power or the total assets of RAI would be received by any person or group. Under the Governance Agreement, BAT and its subsidiaries also are prohibited during the Standstill Period from taking certain actions, including, without limitation, participating in certain proxy solicitations with respect to RAI common stock and seeking additional representation on RAI’s Board. The Governance Agreement provides several exceptions to the foregoing prohibitions, including, without limitation, permitting BAT and its subsidiaries to acquire additional shares of RAI common stock in connection with certain BAT counteroffers made in response to a third party’s offer to enter into a significant transaction involving RAI.

The Governance Agreement also restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. Specifically, during the term of the Governance Agreement, BAT and its subsidiaries may not:

•	sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party would beneficially own 7.5% or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•	in any six-month period, and except in response to certain tender or exchange offers, sell or transfer RAI common stock representing more than 5% of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the independent members of RAI’s Board not designated by B&W.

Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement. The Governance Agreement will terminate upon the occurrence of various events, including, without limitation, B&W’s ownership interest in RAI falling below 15%, and the election by BAT and B&W to terminate the Governance Agreement, which election may be made in the event of RAI’s material breach of certain provisions of the Governance Agreement (and RAI’s failure to cure such breach in a timely manner). In other cases, each of BAT and B&W, on the one hand, and RAI, on the other hand, may terminate certain provisions of the Governance Agreement upon the material breach of the Governance Agreement by the other (subject to the breaching party’s right to cure the breach in a timely manner), except that other provisions of the Governance Agreement will remain in effect.

In addition to the provisions of the Governance Agreement described in the preceding three paragraphs and under the heading “The Board of Directors” above, the Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances, requires the approval of a majority of the directors designated by B&W to authorize certain issuances or repurchases of RAI securities, and requires the approval of B&W, as a shareholder of RAI, for RAI to effect certain transactions.

A copy of the Governance Agreement and Amendments No. 1 and No. 2 to the Governance Agreement are included as Exhibits 10.8, 10.9 and 10.10, respectively, to our 2010 Annual Report on Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires RAI’s directors and executive officers, and any persons holding more than 10% of RAI’s equity securities, to file with the SEC reports disclosing their initial ownership of RAI’s equity securities, as well as subsequent reports disclosing changes in such ownership. To RAI’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2010 fiscal year, RAI’s directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The Board’s Compensation Committee, comprised solely of independent directors, is responsible for structuring and administering the compensation programs and plans in which named executive officers participate. Information regarding the Compensation Committee’s other duties, responsibilities and activities is set forth above under “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee — General.” The table below lists the name, title and employer of each of our named executive officers for 2010:

Name	Title	Employer

Susan M. Ivey(1)	Former President and Chief Executive Officer	RAI
Thomas R. Adams	Executive Vice President and Chief Financial Officer	RAI
Daniel M. Delen(2)	President and Chief Executive Officer	RAI
E. Julia (Judy) Lambeth(3)	Former Executive Vice President — Corporate Affairs, General Counsel and Assistant Secretary	RAI
Tommy J. Payne(4)	President	Niconovum USA

(1)	During 2010, Ms. Ivey served as President and Chief Executive Officer of RAI. She retired from RAI on February 28, 2011.

(2)	During 2010, Mr. Delen served as the President and Chief Executive Officer of RJR Tobacco. He became the President and Chief Executive Officer — Elect of RAI effective January 1, 2011, and the President and Chief Executive Officer of RAI effective March 1, 2011.

(3)	Ms. Lambeth’s employment with RAI terminated on December 31, 2010.

(4)	Mr. Payne is the President of Niconovum USA, Inc., referred to as Niconovum USA, a wholly owned subsidiary of RAI.

Executive Summary

RAI’s executive compensation program is structured to “pay for performance” upon achievement of annual and long-term performance goals designed to enhance shareholder value. In a year of economic and industry-related challenges, RAI and its operating companies delivered excellent performance, driving higher earnings and margins, and allowing us to return substantial value to our shareholders. In 2010, the successful execution of our business strategies focused on growth brand performance, while improving productivity and efficiency, resulted in growth in operating income, net income and earnings per share over 2009. Strong marketplace performance in 2010 saw us exceed all but one of our market share and volume targets and increase market share for all four key brands — Camel, Pall Mall, Grizzly and Natural American Spirit. Our ongoing commitment to enhance shareholder value was further demonstrated in a dividend increase of 8.9%, a two-for-one stock split and an increase in our dividend payout target from 75% to 80% of our net income.

For 2010, our named executive officers earned the following compensation based on Compensation Committee decisions after consideration of our strong performance against pre-established company goals and objectives:

•	Base salary increases in early 2010 of 3% to 6% of base salary were driven by individual performance ratings for the prior year using the same process used for all employees in the company.

•	2010 annual incentive awards were earned at 118% of target, reflecting strong 2010 performance against both financial and marketplace goals set at the beginning of 2010.

•	Performance units granted in 2008 vested at 116% of target because (1) we exceeded the 2010 EPS goal that was set at the time of the grant, (2) our 2008-2010 Total Shareholder Return of 22.6% was in the top one-third of our comparator peer group (the Standard and Poor’s Food and Beverage Index plus three tobacco companies) and (3) we maintained a minimum quarterly dividend of $0.85 per share ($0.425 after the Stock Split) throughout 2008, 2009 and 2010.

•	Restricted stock granted in 2008 vested because we maintained a minimum quarterly dividend of $0.85 per share ($0.425 after the Stock Split) throughout 2008, 2009 and 2010. Meanwhile, the vested stock rose in value from its March 6, 2008 grant price of $30.95 (as adjusted for the Stock Split) to $ on the March 6, 2011 vesting date, the same as the growth in other shareholders’ share prices.

In addition, our named executive officers own a significant amount of RAI common stock because of our stock ownership guidelines and have three years of outstanding long-term incentive grants that will pay out in RAI common stock. The value of these current and future shareholdings rose and fell in the same way and with the same impact that share value rose and fell for our other shareholders in 2010.

The following discussion should be read together with the information presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

Compensation Decisionmaking Process

Compensation Philosophy and Objectives

Our executive compensation programs serve two primary objectives — to attract, motivate, and retain exceptional management talent, and to reward our management for strong performance and the successful execution of our business plans and strategies. Consistent with these objectives, a meaningful portion of the annual compensation, and all of the long-term compensation, of each named executive officer is variable, or “at risk,” in that the receipt or value of that compensation depends upon the attainment of specific performance goals by RAI and/or its operating subsidiaries. This compensation structure aligns management’s interests with the long-term interests of our shareholders. In addition, our executive compensation programs are designed to provide adequate incentives to overcome the reluctance that some people may have to work in a controversial industry, such as the tobacco industry.

Compensation Consultant

The Compensation Committee engages an independent compensation consultant who provides advice and counsel and reports directly to the Committee. In 2010, this consultant was Meridian Compensation Partners, LLC, referred to as Meridian. Throughout 2010, at the Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation program structure and risk management, compensation components, general market trends and legislative and regulatory changes, which recommendations the Committee used in its compensation decision making process. In addition, at the Compensation Committee’s direction, management provided all materials prepared for Compensation Committee meetings to Meridian, and discussed the materials and recommendations with Meridian, in advance of each Compensation Committee meeting. A representative of Meridian attended each regular meeting of the Compensation Committee in 2010 and, at each such meeting, met with the Committee in executive session without management present at both the beginning and end of the meeting. Information regarding the Compensation Committee’s policy governing management’s use of compensation consultants is set forth above under “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee — Compensation Consultants.”

Peer Group

In evaluating and determining appropriate levels of base salary and annual and long-term incentives for our named executive officers, the Compensation Committee annually reviews competitive peer group information showing the compensation paid to executives holding similar positions at a peer group of companies. The peer group used by the Compensation Committee for 2010 continued to consist of a combination of those companies that compete directly with our operating subsidiaries in the tobacco business — Altria Group, Inc., Lorillard, Inc. and Phillip Morris International Inc. — and certain companies outside of the tobacco industry that sell brand-focused consumer products and have annual revenues ranging from one-half to two times that of RAI. RAI’s revenues for 2009 were $8.4 billion, an amount that was between the overall peer group’s median annual revenues of $8.0 billion and average annual revenues of $9.8 billion. The peer group represents those companies, in terms of industry and relative revenue size, that RAI and its operating subsidiaries were most likely to compete against for senior executive talent in 2010.

In the fourth quarter of 2009, at the Compensation Committee’s direction, its independent compensation consultant reviewed and updated the 2009 peer group, using information from Hewitt Associate’s Total Compensation Measurementtm DataBase, to ensure that each of the companies continued to meet the Committee’s criteria for inclusion in the comparator group. For 2010, UST, Inc. and Wm. Wrigley Jr. Company were eliminated from the peer group as a result of being acquired by Altria Group, Inc. and Mars, Incorporated, respectively.

The peer group used by the Compensation Committee for its 2010 compensation decisions consisted of the following 33 companies operating in the food, beverage, tobacco or consumer products industries:

Altria Group, Inc.	Kellogg Company
Anheuser-Busch Companies, Inc.	Kimberly-Clark Corporation
Avery Dennison Corporation	Land O’Lakes
Avon Products, Inc.	L’Oreal USA, Inc.
Campbell Soup Company	Lorillard, Inc.
Chiquita Brands International	Molson Coors Brewing Company
Clorox Company	Nestle Purina PetCare Company
Colgate-Palmolive Company	Nestle USA
ConAgra Foods, Inc.	Newell Rubbermaid Inc.
Diageo North America, Inc.	Phillip Morris International Inc.
Eastman Kodak Company	Pitney Bowes Inc.
Fortune Brands, Inc.	S.C. Johnson Consumer Products
General Mills, Inc.	Sara Lee Corporation
H. J. Heinz Company	Sherwin-Williams Company
Hallmark Cards, Inc.	Unilever United States, Inc.
Hershey Company	United Stationers, Inc.
Hormel Foods Corporation

Tally Sheets

As in prior years, in September 2009 the Compensation Committee reviewed tally sheets for each of our named executive officers as part of its annual review of RAI’s executive compensation program. These tally sheets, prepared at the direction of the Compensation Committee by its independent compensation consultant with assistance from management, summarized for each such executive officer:

•	the total compensation package for each of the last four years, including the value of each compensation component — base salary, annual bonus (target and actual), long-term incentives, benefits and perquisites;

•	current ownership of RAI common stock and the value of such stock at various stock prices;

•	the potential value of existing unvested long-term incentives at various stock prices and the realized gains from prior long-term incentive awards; and

•	amounts payable upon the termination of employment under various scenarios.

The tally sheets were updated in February and September of 2010 to reflect any changes resulting from any interim compensation actions, including promotions, salary adjustments and the proposed 2010 merit increases. The bi-annual reviews show the Compensation Committee the cumulative effect in value of its various executive compensation decisions, help the Committee see how making a change in one compensation program or element may impact another compensation program or element or an executive officer’s overall compensation, and prevent the Committee from making compensation decisions in isolation. In addition, the tally sheets help the Compensation Committee see the impact of stock price changes and performance leverage on the value of the long-term incentives and provide perspective on wealth accumulation from our compensation programs and the company’s obligations in the event of terminations of employment under various scenarios. After consideration of all the information, the Compensation Committee determined that our executive compensation program as it applied to each of the named executive officers continued to be consistent with our compensation objectives and made no material changes to the overall structure of the program or any individual element of pay.

Role of Management

Management plays an important but limited role in the process of setting the executive compensation for our named executive officers. Our Chief Executive Officer, with assistance from the Executive Vice President and Chief Human Resources Officer, and in consultation with the Compensation Committee’s independent consultant, develops compensation recommendations for the Committee’s consideration, including:

•	business performance targets and scoring grids for the annual and long-term incentive programs;

•	base salary, target annual bonus and long-term incentive opportunities; and

•	any adjustments to the reported financial results for purposes of determining incentive performance scores or adjustments to incentive awards.

Our Chief Executive Officer also has an indirect role in determining the annual base salary merit increase for the other named executive officers by assigning each of them an individual annual performance rating. As discussed below, the amount of each named executive officer’s proposed base salary merit increase for the next year is determined based on his or her individual performance rating category and the specific merit increase amount for that rating category. The independent members of the Board, or the Compensation Committee for Mr. Payne, must then approve the proposed base salary increases for such named executive officers. As discussed below, the compensation of our Chief Executive Officer is determined by the Compensation Committee, after consultation with its independent compensation consultant, and recommended to the Board for approval. No executive officer has any role in determining the compensation of the Chief Executive Officer.

Analysis of 2010 Compensation Decisions

The structure, material components and objectives of our compensation program for the named executive officers did not materially change from 2009 to 2010. The Compensation Committee again designed the program to focus our named executive officers on achieving our short-term and long-term financial and strategic goals, and increasing shareholder value, while limiting excessive risk taking. The material components of the 2010 compensation program consisted of annual base pay and perquisites, an annual cash incentive, long-term incentive compensation, severance benefits payable under certain termination circumstances and retirement benefits. The 2010 compensation decisions related to each of these components is discussed and analyzed below, together with information about RAI’s other compensation policies and practices.

Annual Compensation

Base Salary

General.  We pay base salary because it is a standard element of pay for executive positions and is required for talent attraction and retention. When determining the annual base salary for each of our executive officers when he or she is first hired as, or promoted to become, an executive officer, we generally target the officer’s salary at the 50th percentile of those persons in the peer group holding a comparable position to provide competitive pay. We also consider the person’s experience and, in the case of a new hire, whether such person is employed elsewhere (and, if so, at what rate) when deciding to establish an executive officer’s initial salary either above or below the 50th percentile of the comparable peer group position.

The Compensation Committee approves the initial base salary for all executive officers at the senior vice president level and above, except for RAI’s Chief Executive Officer, Chief Financial Officer, General Counsel and RJR Tobacco’s President, which positions’ initial base salaries require the approval of the independent members of the Board based on the Committee’s recommendation. After an executive officer’s base salary is first set, he or she, like all other employees, is eligible to receive an annual base salary merit increase based on his or her individual performance rating in the same manner and under the same merit increase table generally applicable to all employees of RAI and its subsidiaries, as described below.

2010 Base Salary Decisions.  Each of our employees, including our named executive officers, established individual objectives for 2009 that were consistent with our fundamental core values (principled, creative, dynamic and passionate behavior) and our strategic and operational goals for the year. In February 2010, the Compensation Committee, with input from the Board, evaluated the performance of Ms. Ivey as to her individual objectives, and Ms. Ivey evaluated the performance of the other named executive officers, as to their individual objectives. Based on these evaluations, the Compensation Committee, in the case of Ms. Ivey, and Ms. Ivey, in the case of the other named officers, assigned the named executive officer a performance rating in one of five categories set forth below. In each case the assigned performance rating was not the result of any specific formulaic process or mathematical calculation. Instead, the Compensation Committee’s or Ms. Ivey’s subjective assessment of each named executive officer’s overall performance on his or her individual objectives during the year, rather than a calculated amount for each objective, drove the determination of the performance ratings. Depending on each named executive officer’s performance rating, he or she was eligible to receive a base salary merit increase, effective April 1, 2010, based on the following merit increase table approved by the Compensation Committee:

Performance	Rating	Merit Increase Factor

• Consistently and significantly exceeds expectations	Exceeds	2 times target

• Outperforms some expectations and fully meets remaining expectations	High Achieves	1.25 times target

• Fully meets expectations	Achieves	target

• Meets some but not all expectations	Almost Achieves	0.5 times target

• Does not meet expectations	Fails to Meet	0

Under this merit increase table, all employees, including the named executive officers, receiving a rating in a particular category received the same merit increase. For 2010, management reviewed a market outlook and projected 2010 merit increase budget data for the food, beverage and tobacco industries in general. After reviewing such information and the company’s business outlook for 2010, management recommended, and the Committee approved, a target merit increase of 3.0%, an amount consistent with the median data for our industry and the same target merit increase as used in 2009.

Each named executive officer’s 2009 performance rating, merit increase factor (expressed as a percentage of such officer’s base salary immediately prior to such increase), 2010 base salary merit increase and 2010 base salary, effective April 1, 2010, as approved by the Board and Compensation Committee, are shown in the table below:

			2010
		Merit	Base Salary
	2009	Increase	Merit	2010
	Performance	Factor	Increase	Base Salary
Executive	Rating	(%)	($)	($)

Susan M. Ivey(1)	Exceeds	6.00	74,000	1,233,000
Thomas R. Adams	High Achieves	3.75	19,900	551,700
Daniel M. Delen(1)(2)	Exceeds	6.00	50,300	862,900
E. Julia (Judy) Lambeth	Achieves	3.00	17,100	586,100
Tommy J. Payne(1)	Achieves	3.00	12,500	427,200

(1)	As described in more detail below under “Salary Increase Limitations,” all, in the case of Ms. Ivey, and a portion, in the case of Messrs. Delen and Payne, of the 2010 base salary merit increases for such executives were paid in a lump sum to them.

(2)	In February 2010, after review of a change in the scope of Mr. Delen’s accountabilities and the market data for positions with similar accountabilities, the Compensation Committee recommended, and the Board approved, a 6.0% ($47,500) base salary adjustment for Mr. Delen, effective April 1, 2010, in addition to his merit increase reflected in this table. Mr. Delen’s 2010 base salary shown in this table includes both his base salary adjustment and his 2010 merit increase.

Salary Increase Limitations.  To ensure that base salary levels do not become too costly and do not escalate above a range that is competitive in the market, we generally impose a cap on the amount of the annual base salary of any salaried employee, including the base salary of any named executive officer. If the increase in annual base salary resulting from the annual merit review process, a change in responsibilities or a promotion would cause the base salary to exceed the 65th percentile for those persons in the peer group holding a comparable position, then the employee or named executive officer will receive (in the pay period immediately following the effective date of the increase) the amount of such excess in a lump sum cash payment. Any such lump sum cash payment is not taken into account for purposes of calculating amounts payable under the annual incentive plan, described below, but is considered in determining benefits under other plans, such as our defined contribution and defined benefit plans.

For 2010, Ms. Ivey’s base salary prior to any merit increase exceeded the 65th percentile cap. As a result, her entire 2010 merit increase was paid to her in the form of a lump sum. The 2010 merit increases for Messrs. Delen and Payne placed each of them above the 65th percentile cap for their respective positions and, as a result, the following portions of their 2010 merit increases in excess of the cap were paid to them in a lump sum: $25,800 for Mr. Delen and $600 for Mr. Payne.

Annual Incentive Compensation

Overview of Annual Incentive Opportunity.  A significant portion of each named executive officer’s annual compensation is linked directly to the attainment of specific corporate financial and operating targets. We believe that the named executive officers holding positions giving them the authority to make critical decisions affecting the overall performance of RAI should have a material percentage of their annual compensation contingent upon the performance of RAI and/or its operating subsidiaries. Moreover, the greater the responsibilities a particular named executive officer has, the greater his or her annual cash incentive opportunity should be.

The named executive officers’ annual cash incentives and annual base salaries, together, are targeted at the mid-point between the 50th and 75th percentiles of the peer group. The Compensation Committee and management believe that targeting to this level is consistent with our competitors in the tobacco industry and allows RAI to be competitive in the marketplace for executive talent. Further, in evaluating whether RAI’s annual incentive (or any other element of RAI’s executive compensation program) provides an adequate inducement to attract and retain highly qualified executive talent, the Compensation Committee is mindful of the reluctance that certain persons may have to work for RAI or its operating subsidiaries given the decline in the social acceptability of smoking and the controversial nature of the tobacco industry.

Each named executive officer is eligible to receive an annual cash incentive based on a target incentive opportunity expressed as a percentage of base salary, but the actual annual incentive payout may be higher or lower than the targeted amount, as explained in further detail below.

Annual Incentive for Named Executive Officers.  In 2010, the annual incentive cash opportunity for a specific group of executive officers, including the named executive officers, was provided under the shareholder-approved Omnibus Plan in order to allow us to take advantage of certain tax deductions for performance-based compensation under Section 162(m) of the Code. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2010, our annual incentive program for our named executive officers involved a maximum performance metric based on our cash net income results for the year and designed to meet the requirements for qualified performance-based compensation under the Code. Achievement of the maximum performance metric established a maximum limitation on the dollar amount of the annual cash incentive that could be paid to each named executive officer for the 2010 performance period (specifically by establishing a maximum award pool that could be paid to each named executive officer). The Compensation Committee, using “negative discretion,” then paid a reduced annual cash incentive to each named executive officer after considering the performance of RAI and its operating companies measured by a set of underlying performance metrics and targets designed to reflect in more detail the degree to which we achieved our specific business goals for the year.

2010 Annual Incentives.  In February 2010, the Board and Compensation Committee approved a performance formula based on RAI’s cash net income (which performance metric was previously approved by RAI’s shareholders) for determining the maximum annual incentive award pool for each named executive officer under the Omnibus Plan for 2010. Under the formula, the award pool for each of the named executive officers was determined based on the following percentages of RAI’s cash net income: Ms. Ivey = 0.40%; Mr. Adams = 0.15%; Mr. Delen = 0.20%; Ms. Lambeth = 0.15%; and Mr. Payne = 0.15%. For purposes of determining such award pools, the term “cash net income” means net income from continuing operations in the consolidated statement of income adjusted to eliminate the impact of non-cash items, such as depreciation, amortization, unrealized gains and losses, intangible asset impairments and other non-cash gains/losses included in net income (as reported in RAI’s 2010 Annual Report on Form 10-K). The maximum annual incentive payout that any named executive officer could receive for 2010 was limited to the award pool determined based on RAI’s 2010 cash net income and any award limitations contained in the Omnibus Plan.

In February 2010, the Board and Compensation Committee also approved the 2010 target annual incentive opportunity, denominated as a percentage of annual base salary, for each of the named executive officers. In contrast to the cash net income award pools established to set the maximum annual incentive payout amount for each named executive officer, the target annual incentive opportunity represented the value of the annual cash incentive that the Board and Compensation Committee expected, as of the beginning of the performance period, to pay out for target company performance during the performance period. The 2010 target annual incentive opportunity, expressed as a percentage of annual base salary and a dollar amount, for each of the named executive officers is set forth below under “— 2010 Annual Incentive Payouts.”

Overview of 2010 Underlying Performance Metrics.  For 2010, the Compensation Committee used the annual incentive performance metrics, referred to as the underlying performance metrics, set forth in the table below to guide its decisions on whether to use negative discretion to reduce the annual incentive awards based on the cash net income maximum award pools because such performance metrics were reflective of the overall performance of RAI and its operating companies and were believed to have a positive correlation with shareholder returns.

The table below summarizes the underlying performance metrics, and RAI’s performance on such metrics, considered by the Compensation Committee in determining the final annual incentive award payouts for the named executive officers for 2010.

					2010
Performance Metric(1)	Weighting	Threshold	Target	Maximum	Performance(4)	Score(4)

RAI Operating Income ($ in millions)	40%	$2,014	$2,518	$3,022	$2,549	106%
RAI Net Income ($ in millions)	10%	$1,143	$1,429	$1,715	$1,456	109%
Market Share:
RJR Tobacco Growth Brands
Camel	12%	(3)	(3)	(3)	Above Target	128%
Pall Mall	8%	(3)	(3)	(3)	Below Target	89%
Total RJR Tobacco(2)	10%	(3)	(3)	(3)	Above Target	103%
ASC Moist Snuff	13%	(3)	(3)	(3)	Above Target	103%
Shipment Volume:
Natural American Spirit	7%	(3)	(3)	(3)	Above Target	123%

Total Weighted Score						108%

Performance Adjustment(5)						10%

Final Payout Score						118%

(1)	For additional information on the underlying performance metrics and scoring, see the narrative under the heading “2010 Annual Incentives” following the 2010 Grants of Plan-Based Awards Table below.

(2)	The Total RJR Tobacco metric is based on the market share for RJR Tobacco’s total business, excluding private label brands.

(3)	The 2010 market share and shipment volume targets are not included in this table given the competitively sensitive nature of that information. For additional information on the market share and shipment volume targets and performance against such targets, see ‘‘— Performance Against 2010 Underlying Performance Metrics” below.

(4)	For purposes of evaluating the performance and calculating the scores for RAI operating income and RAI net income, the Compensation Committee excluded the impact of certain items, in accordance with a pre-approved process that adjusts for unanticipated, unusual or non-recurring events and is consistent with the manner in which the targets were established. The following items, all of which were disclosed in our earnings releases, were excluded: charges of $27 million, after-tax, related to the impact of the health-care subsidy tax; losses from discontinued operations of $216 million, after-tax, related to the Canadian governments’ settlements; asset impairment and exit charges of $38 million, pre-tax, related to plant closings; implementation and integration costs of $60 million, pre-tax, primarily related to plant closings and the expansion of RJR Tobacco’s field trade-marketing organization to serve ASC, as defined below, through a services agreement; and non-cash goodwill and trademark impairment charges of $32 million, pre-tax.

(5)	The Compensation Committee approved an addition to the annual incentive payout score of 10 percentage points for the reasons set forth below under “— Performance Against 2010 Underlying Performance Metrics.”

Rationale for 2010 Underlying Performance Metrics.  For 2010, we used the same set of underlying performance metrics for employees of RAI and all of its operating companies in order to focus the entire organization on overall financial and marketplace performance and to further align the annual incentive program with the interests of RAI’s shareholders.

The 2010 annual incentive program continued to place significant emphasis on financial metrics tied to RAI’s overall earnings: operating income and net income. Although the combined weighting of these two financial metrics was reduced slightly for 2010, from 60% to 50%, the continued emphasis on operating income and net income reflected the company’s focus on increasing profitability in its operating companies and the importance of creating shareholder value as such measures help to drive RAI’s common stock price. The net income measure also has a direct impact on the amount of dividends paid to RAI’s shareholders, given the Board’s stated policy of returning approximately 80% of RAI’s net income to shareholders in the form of dividends.

An increase in the combined weighting of RAI’s marketplace metrics — market share and shipment volume — from 40% to 50% reflected the company’s continuing focus on the key strategic growth areas for its operating companies. Since RJR Tobacco’s business is dependent on the U.S. cigarette business, and cigarette consumption in the U.S. has been declining and is expected to continue to decline, increasing the market share of its two growth brands remains a key factor to RJR Tobacco’s, and thus RAI’s, future success, and is a key element in RJR Tobacco’s brand portfolio strategy. Consistent with that strategy, the market share metrics continued to include RJR Tobacco’s two growth brands: Camel (including Camel smoke-free tobacco products) and Pall Mall, along with Total RJR Tobacco. For 2010, the Compensation Committee also continued to believe it was appropriate to include metrics relating to the performance of American Snuff Company, LLC (formerly known as Conwood Company, LLC), collectively with its affiliated companies referred to as ASC, and Santa Fe Natural Tobacco Company, Inc., referred to as SFNTC, for the following reasons: in the case of ASC, because of the significance moist snuff products have in connection with RAI’s strategy to become a total tobacco company; and in the case of SFNTC, because of the significance Natural American Spirit, a brand sold by SFNTC and referred to as NAS, has in connection with RAI’s strategy of promoting premium tobacco brands.

Performance Against 2010 Underlying Performance Metrics.  The 2010 thresholds, targets and maximums on the scoring grids (shown in the table above) for the underlying performance metrics were set based on management’s 2010 business plan and the past performance of RAI and its operating subsidiaries, and approved by the Compensation Committee in February 2010. Each target was established based upon the belief that the likelihood of actual performance exceeding the target was the same as the likelihood of actual performance not reaching the target. The foregoing approach strikes a proper balance, as a particular target should be set high enough so that executives are rewarded for achieving a level of performance that requires considerable collective effort, but not so unrealistically high that the compensation program ceases to be an effective incentive device.

For 2010, the targets for RAI’s operating income and net income were $2,518 million and $1,429 million, respectively, and the threshold and maximum for both metrics were set at 20% below and 20% above their respective targets. Although the preceding table does not include the 2010 actual market share and shipment volume targets, thresholds and maximums, given the competitively sensitive nature of that information, the 2010 market share targets for RJR Tobacco’s growth brands, Camel and Pall Mall, and ASC’s moist snuff and the shipment volume target for NAS, were set at or above the actual market share or shipment volume, as the case may be, achieved by each such performance metric in 2009. The target for Pall Mall, in particular, represented a significant increase over the 2009 market share. While RJR Tobacco’s cigarette brands, collectively, have experienced declining market share for several years, RJR Tobacco’s current brand portfolio strategy has addressed such decline by focusing on the long-term market share growth of its growth brands while managing its support brands for long-term sustainability and profitability. As a result of that strategy, the 2010 market share target for Total RJR Tobacco also represented an increase from the actual 2009 market share.

RAI’s 2010 adjusted operating income, reflecting the exclusions described above, of $2,549 million was above target. Similarly, RAI’s 2010 adjusted net income, reflecting the exclusions described above, of $1,456 million was above target. Camel’s 2010 market share performance was significantly above target, primarily due to share growth in Camel menthol. While Pall Mall’s 2010 market share performance was slightly below target due to an aggressive target, the brand’s performance represented a significant increase over its 2009 market share. Total RJR Tobacco’s 2010 market share performance also was slightly above target. The 2010 market share performance for ASC moist snuff was slightly above target, and the 2010 NAS shipment volume performance was significantly above target. Based on these results, the 2010 annual incentive score was 108%.

After a year-end review of the overall performance of RAI and its operating companies, which in the past has resulted in the Compensation Committee approving the discretionary reduction of annual incentive payouts, the Committee approved a discretionary addition to the 2010 annual incentive payout score of 10 percentage points for all plan participants in recognition of the significant marketplace accomplishments of RAI and the operating companies not already captured by the performance metrics under the annual incentive program, including increased market share for all four key growth brands and Pall Mall’s market leading growth. The 2010 annual incentive program final payout score was 118%.

2010 Annual Incentive Payouts.  At its February 2011 meeting, the Compensation Committee approved the annual incentive award pools generated by the pre-established performance formulas established for each named executive officer based on RAI’s 2010 cash net income of $1.5 billion. These award pools were the absolute maximum limitations on the dollar value of awards earned for the 2010 performance period. The Committee then exercised negative discretion to reduce the amount of the annual incentive cash award for each named executive officer and determined a final, actual annual cash incentive payout after consideration of the 2010 performance of RAI and its operating companies, as measured by the underlying performance metrics described above.

The table below shows each named executive officer’s annual incentive target (expressed as a percentage of 2010 base salary and in dollars) and the actual annual incentive payout (expressed as a percentage of annual incentive target, 2010 base salary and in dollars) for 2010:

	Annual Incentive	Annual Incentive	Annual Incentive	Annual Incentive	Annual Incentive
	Target as %	Target	Payout as %	Payout as %	Payout
Executive	of Base Salary	($)	of Target	of Base Salary	($)(1)

Susan M. Ivey	130%	1,602,900	118.0%	153.4%	1,891,422
Thomas R. Adams	75%	413,775	118.0%	88.5%	488,255
Daniel M. Delen	85%	733,465	118.0%	100.3%	865,489
E. Julia (Judy) Lambeth	75%	439,575	118.0%	88.5%	518,699
Tommy J. Payne	65%	277,680	118.0%	76.7%	327,662

(1)	The dollar amount of the 2010 annual incentive paid to each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table below.

Perquisites

We have eliminated many of the perquisites that previously had been offered to senior management. In 2010, we continued to provide to Ms. Ivey and Messrs. Adams and Payne an annual supplemental cash payment in lieu of participating in our former perquisites program, as described in more detail in footnote 10 to the 2010 Summary Compensation Table below. These supplemental cash payments are not taken into account in calculating incentives or benefits under any of our plans, including our defined contribution and defined benefit plans. With the exception of certain grandfathered executives, including Ms. Ivey and Messrs. Adams and Payne, RAI ceased providing such annual supplemental payments in 2004. (RAI instead provided non-grandfathered executives such as Ms. Lambeth and Mr. Delen with an annual financial planning allowance of $6,000.) To remain competitive in the market, in 2010, we also made available to our named executive officers and other executives the following other benefits: personal excess liability insurance of up to $10 million; an annual physical examination; and reimbursement of up to $30,000 for the cost of joining a country club. After a review of all perquisites in 2009, the tax gross-ups on the value of the personal excess liability insurance and the annual physical examination were eliminated.

Long-Term Incentive Compensation

Long-Term Incentive Opportunity

Overview of Long-Term Incentive Opportunity.  An effective executive compensation program has an appropriate mix between short-term and long-term incentive compensation. As a result, RAI’s practice has been to award long-term incentive grants with a value dependent upon RAI’s performance over a three-year period, a measurement period commonly used by our peer group companies. The grant date value of long-term incentive grants to each of our named executive officers is targeted to be at the mid-point between the 50th and 75th percentiles of the peer group, with such values denominated as a multiple of the executive’s annual base salary. Targeting to this level is consistent with our competitors in the tobacco industry, allows RAI to be competitive in marketplace for executive talent, and recognizes the need to have incentive targets above the median to attract and retain highly qualified executive talent in the tobacco industry.

The Compensation Committee, at its first regularly scheduled meeting of the year, approves long-term incentive grants to key employees, and recommends to the Board for approval long-term incentive grants for RAI’s Chief Executive Officer, Chief Financial Officer, General Counsel and RJR Tobacco’s President. The actual grant date of the long-term incentive awards is generally effective in early March of each year, after the public announcement of RAI’s financial results, and after the filing with the SEC of RAI’s Annual Report on Form 10-K, for the prior year.

Long-Term Incentive for Named Executive Officers.  The 2010 long-term incentive opportunity for the same group of executive officers described under the annual incentive program, including the named executive officers, was provided in the form of three-year performance shares granted under the shareholder-approved Omnibus Plan, which allows us to take advantage of certain tax deductions for performance-based compensation under Section 162(m) of the Code. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2010, as we described above for our annual incentive awards, the long-term incentive program for our named executive officers involved a maximum performance metric based on our cash net income results for a three-year performance period and designed to meet the requirements for qualified performance-based compensation under the Code. Achievement of the maximum performance metric will establish a maximum limitation on the dollar amount of the long-term incentive that can be paid to each named executive officer for the 2010-2012 performance period (specifically by establishing a maximum award pool for the performance shares that can be earned by each named executive officer). The Compensation Committee, using negative discretion, may then reduce that amount to a lesser actual amount of performance shares for each named executive officer after considering the performance of RAI and its operating companies measured by performance metrics and targets designed to reflect in more detail the degree to which we achieved our specific business goals for the three-year period, all as further discussed below. The reductions in payout values, if any, will not result in any increase in payout values for any other employee.

2010 Long-Term Incentives.   In February 2010, the Board and Compensation Committee approved a performance formula based on RAI’s cash net income for determining the maximum award pool for the performance shares granted to each named executive officer under the Omnibus Plan for 2010. Under the formula, the award pool of performance shares for each of the named executive officers was determined based on the following percentages of RAI’s cumulative cash net income for the 2010-2012 performance period: Ms. Ivey = 0.80%; Mr. Adams = 0.20%; Mr. Delen = 0.30%; Ms. Lambeth = 0.20%; and Mr. Payne = 0.20%. These pools will serve as the maximum limitation on the dollar amount of awards that can be paid to these named executive officers for the 2010-2012 performance period. The term “cash net income” is defined the same as for the annual incentive plan, except it is based on the amounts as reported in RAI’s Annual Reports on Form 10-K for the 2010, 2011 and 2012 fiscal years. The maximum amount of performance shares that any named executive officer can receive at the end of the 2010-2012 performance period also is limited by award limitations contained in the Omnibus Plan.

In February 2010, the Board and Compensation Committee also approved the 2010 target long-term incentive opportunity, denominated as a multiple of the executive’s current annual base salary, for each of the named executive officers. In contrast to the cash net income award pools established to set the maximum performance shares payout amount for each named executive officer, the target long-term incentive opportunity represents the value of long-term equity awards that the Board or Compensation Committee expected, as of the beginning of the performance period, to pay out for target company performance during the three-year performance period. The 2010 target long-term incentive multiples for each of the named executive officers remained unchanged from 2009.

The table below provides for each named executive officer the 2010 target long-term incentive opportunity, expressed as a multiple of annual base salary as of March 1, 2010, a dollar amount and a target number of performance shares.

			2010
			Long-Term
	2010		Incentive Target
	Long-Term	2010	Number of
	Incentive Target	Long-Term	Performance
	as Multiple	Incentive Target	Shares(1)
Executive	of Base Salary	($)	(#)

Susan M. Ivey	6X	7,398,000	281,240
Thomas R. Adams	2.5X	1,329,500	50,542
Daniel M. Delen	3X	2,372,700	90,200
E. Julia (Judy) Lambeth	2.5X	1,422,500	54,078
Tommy J. Payne	2X	830,600	31,576

(1)	The target number of performance shares granted to each named executive officer represented his or her target long-term incentive opportunity divided by the average closing price of RAI common stock for the 20 trading days prior to the grant date, which for the 2010 grant was $52.61. The target numbers of performance shares reflected in this column have been adjusted for the Stock Split.

2010 Long-Term Incentive Grants.  In February 2010, the Board and Compensation Committee approved long-term incentive grants under the Omnibus Plan, effective March 1, 2010, to the named executive officers for the January 1, 2010 to December 31, 2012 performance period. The 2010 long-term incentive grants were entirely in the form of performance shares, with the number of performance shares actually earned to be determined at the end of the three-year performance period.

The number of performance shares each named executive officer actually will receive, if any, will be determined at the end of the three-year performance period based first on the maximum payout limitation provided by the performance shares award pool generated under the pre-established cash net income formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares actually earned to an amount consistent with the average of RAI’s scores under the annual incentive award program for each of the three years of the performance period, but no higher than 150% of target. In addition, if RAI fails to pay cumulative dividends for the three-year performance period of at least $10.80 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period) ($5.40 after the Stock Split), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the three-year performance period, up to a maximum performance share reduction of 50%. Subject to the foregoing, the performance shares generally will vest on March 1, 2013, and will be paid in the form of shares of RAI common stock. At the time the performance shares vest, each grantee, including the named executive officers, also will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by the grantee after the performance adjustments. For more information about the 2010 long-term incentive grants, see the narrative under the heading “2010 Long-Term Incentives” following the 2010 Grants of Plan-Based Awards Table below.

Awarding long-term incentive compensation entirely in performance shares that are subject to the above conditions aligns the interests of senior management with long-term shareholder interests by:

•	requiring both performance and continued retention before payments are made;

•	requiring dividend maintenance over the entire three-year performance period in order to keep a focus on shareholder return;

•	ensuring that the value of the long-term incentive grant throughout the performance period and upon its payout in shares of RAI common stock is directly tied to the actual stock price; and

•	increasing RAI common stock ownership by management.

Given the ever-changing regulatory environment faced by RAI’s operating companies, it has become increasingly difficult to make a projection of RAI’s earnings per share, referred to as EPS, three years into the future. The use of RAI’s annual incentive scores as the performance measure for participants in the long-term incentive program, including the executives of RAI’s operating subsidiaries, also ensures a unified focus on RAI’s overall performance.

Payouts of Pre-2010 Long-Term Incentive Plan Grants

During 2010, each of the named executive officers earned LTIP payouts for awards that had been made before 2010. One such grant consisted of restricted shares of RAI common stock granted under the LTIP on March 6, 2007, the vesting of which had been conditioned upon RAI’s payment of a minimum quarterly dividend of $0.75 per share (the amount of the last quarterly dividend declared by the Board prior to the grant date) during the period from the grant date through December 31, 2009. This dividend condition was satisfied, and the restricted stock vested on March 6, 2010. For more information regarding the restricted stock, see the 2010 Option Exercises and Stock Vested Table below.

In addition, each of the named executive officers earned three-year performance units originally granted on March 6, 2008, referred to as the 2008 LTIP performance units, the vesting of which was conditioned upon RAI’s payment of a minimum quarterly dividend of $0.85 per share (the amount of the last quarterly dividend declared by the Board prior to the grant date) ($0.425 after the Stock Split) during the period from the grant date through December 31, 2010. This dividend condition was satisfied, and the performance units vested on December 31, 2010. The number of vested units earned was determined based on RAI’s 2010 EPS performance compared to the pre-established 2010 EPS targeted goal of $5.39 ($2.695 after the Stock Split), with a threshold and maximum of $4.58 ($2.29 after the Stock Split), 15% below the target, and $6.20 ($3.10 after the Stock Split), 15% above the target, respectively. The Compensation Committee approved, in accordance with a pre-approved process that adjusts for unanticipated, unusual or non-recurring events and is consistent with the manner in which the EPS target was established, the impact of $113 million, after-tax, in incremental pension and post retirement expenses and the $19 million, after-tax, impact of the federal excise tax increase on certain products. RAI’s EPS (based on RAI’s 2010 adjusted net income), after the adjustments described above, was $5.43 ($2.715 after the Stock Split) and resulted in a 2010 EPS score of 105%. The number of vested performance units also was subject to adjustment by +/-10% based on RAI’s total shareholder return, referred to as TSR, over the three-year period ended December 31, 2010, compared to the TSR of the companies within the Standard and Poor’s Food and Beverage Index as of the grant date, plus Altria Group, Inc., Carolina Group (now known as Lorillard, Inc.) and UST, Inc. (subsequently eliminated due to its acquisition by Altria Group), referred to as the TSR comparator group. For the three-year period, RAI’s TSR was in the top third of the TSR comparator group and, as a result, the number of vested performance units was increased by 10%, resulting in a final payout score of 116% of target. The vested 2008 LTIP performance units were settled in cash in the first quarter of 2011. For more information on the payments in settlement of the 2008 LTIP performance units, see footnote 8 to the 2010 Summary Compensation Table below.

Severance Benefits

RAI maintains severance arrangements with its executives, including the named executive officers. RAI obtains several benefits important to the business by providing these severance arrangements, including post-employment restrictive covenants, such as non-competition and non-disclosure of confidential information, assistance with any future litigation, maintenance of a competitive executive compensation program and stability during uncertain times, particularly in the event of a threatened or pending change in control.

Severance Agreements

Prior to the inception of the Executive Severance Plan (described below under “— Executive Severance Plan”), RAI entered into a standard form of severance agreement, referred to as the severance agreement, with each of Ms. Ivey and Messrs. Adams and Payne. As indicated above, Ms. Ivey retired from RAI on February 28, 2011, and did not receive any severance benefits under her severance agreement.

Under the terms of the severance agreement, if the executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his employment for “good reason,” then he will receive two years base salary plus target bonus, and benefit continuation for three years. These amounts were determined to be competitive at the time the severance agreement was approved. The base salary and target bonus amounts under the severance agreement are payable in a lump sum. No executive is entitled to receive severance benefits if the executive retires or otherwise voluntarily terminates his or her employment unless such termination satisfies the agreement’s definition of “good reason.”

Pursuant to the severance agreement, each of Messrs. Adams and Payne also is entitled to certain benefits upon a change of control of RAI. See the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes, for further information about these change in control benefits, and for definitions of “cause,” “good reason” and “change of control.”

Executive Severance Plan

In 2006, the Compensation Committee undertook a comprehensive review of RAI’s severance and change of control benefits offered to executives. Based on such review, RAI determined to revise these benefits for persons who at any time after July 1, 2006, are newly hired or promoted into executive level positions, and adopted the Executive Severance Plan, referred to as the ESP. Such executives participate in the ESP, instead of being offered benefits under a severance agreement. As a result, Mr. Delen, who joined RJR Tobacco in January of 2007, participates, and Ms. Lambeth, who joined RAI in September of 2006, participated, in the ESP and are not parties to a severance agreement.

The severance and change of control benefits under the ESP are similar to, but not the same as, the benefits payable under the severance agreement. Although both serve the same objectives, the ESP was designed to be more consistent with prevailing executive compensation practices. RAI also has greater flexibility to amend, if appropriate, the terms of the ESP than the terms of the severance agreement. Under the terms of a severance agreement, RAI generally is not able to amend such agreement without the consent of the individual executive who is a party to the agreement. In contrast, RAI is free to amend the ESP without the consent of the participants in the plan, except that any modification to the ESP adopted by RAI during either the two-year period after a change in control or the one-year period prior to a change in control, and any modification reducing the benefits of an executive already receiving benefits under the ESP, will not be enforceable against a participant, unless he or she agrees to the modification in writing.

The benefits payable under the ESP generally are less generous than the benefits which an executive otherwise would have been entitled to under a severance agreement. Under the ESP, upon a qualifying termination, a participant who is a “Tier II Executive” for purposes of the Plan (including Ms. Lambeth and Mr. Delen) is entitled to receive an amount equal to one and one-half times his or her base salary and target bonus, payable in a lump sum, plus 6 months of company-subsidized COBRA continuation coverage for health plans. Upon certain qualifying terminations in connection with a change in control, a participant at

Ms. Lambeth’s or Mr. Delen’s job level would be entitled to receive an amount equal to two times base salary and target bonus, payable in a lump sum, and 6 months of company-subsidized COBRA continuation coverage for health plans.

The Compensation Committee periodically reviews the ESP to maintain its competitiveness and adapt it to the needs of the Company. In 2009, amendments to the ESP:

•	eliminated excise tax gross-ups for all new participants and current participants not currently eligible for such benefit as February 1, 2009; and

•	revised the definition of “cause” to include material violations of RAI’s Code of Conduct or company policy and material breaches of any non-competition, non-disclosure of confidential information or commitment to provide assistance agreement or obligation.

For further information about the benefits under the ESP, see the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes.

The payment of benefits to any named executive officer pursuant to his or her severance agreement or the ESP is conditioned upon the executive complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation.

As indicated above, Ms. Lambeth’s employment with RAI terminated on December 31, 2010, and she was eligible for general severance benefits under the ESP. For additional information on Ms. Lambeth’s severance benefits, see the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes.

Retirement Benefits

Generally, the retirement benefits provided by RAI and its subsidiaries, summarized below, are targeted to replace approximately one-third of an employee’s final annual cash compensation, provided that the employee retires at age 55 or older with at least 30 years of service. We expect each employee, upon retirement, to be responsible for replacing the remainder of his or her final cash compensation through a combination of personal savings and social security benefits.

RAI sponsors a defined contribution plan which is qualified under Sections 401(a) and 401(k) of the Code, and which is available generally to eligible employees of RAI and certain of its operating subsidiaries, including the named executive officers. RAI also sponsors non-qualified excess benefit plans which provide benefits to those employees, including the named executive officers, whose benefits under the 401(k) plan are limited by virtue of certain provisions of the Code. Under the foregoing plans, RAI provides a matching contribution in an amount equal to either 50% or 100% (depending upon, among other things, whether an individual is eligible to participate in one of RAI’s defined benefit plans) of the first 6% of a participant’s pre-tax contribution. In addition to the matching contribution, RAI contributes on behalf of each eligible participant in the 401(k) plan an amount ranging from 3% to 9% of such participant’s annual cash compensation. The eligibility to receive such supplemental contribution and the amount of such contribution depend upon, among other factors, whether an employee participates in certain of our defined benefit plans and the employee’s years of service. All of the named executive officers, other than Ms. Ivey, are eligible to receive RAI’s supplemental contribution under the 401(k) plan. See footnote 10 to the 2010 Summary Compensation Table below for additional information regarding RAI’s contributions to the accounts of the named executive officers under the foregoing plans. In addition to such plans, the named executive officers, other than Ms. Lambeth and Mr. Delen, participate in certain noncontributory defined benefit retirement plans maintained by RAI. Subject to certain limited exceptions, employees hired on or after January 1, 2004, are not eligible to participate in these defined benefit plans. Ms. Ivey participates in a B&W retirement plan, the obligations of which, with respect to Ms. Ivey and certain other former B&W employees, were assumed by RAI in connection with the Business Combination. See “— Retirement Benefits” below for more information about the defined benefit plans in which the named executive officers participate.

Other Compensation Policies

Special Incentives

In special circumstances, the Compensation Committee may approve a recommendation from the Chief Executive Officer to pay a discretionary cash award to an executive officer, in addition to the annual incentive compensation described above under “— Annual Compensation,” to reward substantial achievement or significant contributions, particularly when such contributions are not reflected in the annual performance metrics. In 2010, the Compensation Committee approved a special discretionary cash award of $50,000 to Mr. Payne in connection with his receipt of the Chairman’s Award for significant contributions to RAI’s success. Such cash award was paid to Mr. Payne in February 2010.

Stock Ownership Guidelines

The Board believes that executives, such as the named executive officers, whose business decisions have a profound and direct impact on the operations and results of RAI, should have a reasonable equity stake in RAI. Further, the greater the responsibilities an executive has, the greater his or her equity stake should be. As a result, the Board established stock ownership guidelines for the named executive officers and other senior management. (We also maintain stock ownership guidelines for our directors, which are described above under “The Board of Directors — Equity Ownership Guidelines.”) Pursuant to the current stock ownership guidelines for the named executive officers, which became effective as of January 1, 2006, each executive is expected to own, within seven years after the later of January 1, 2006, and his or her appointment as an executive officer, an amount of RAI common stock valued at a multiple of his or her annual base salary, which during 2010 were as follows — three times annual base salary for Ms. Ivey, two and one-half times annual base salary for Ms. Lambeth and Messrs. Adams and Delen, and two times annual base salary for Mr. Payne. Unvested shares of restricted stock or performance shares are not counted toward satisfaction of the stock ownership guidelines. The Compensation Committee is responsible for approving any amendments to the executive stock ownership guidelines and annually reviews each executive’s progress towards satisfying the stock ownership guidelines. For 2010, management reviewed the status of all executive officers in meeting the stock ownership guidelines and certified to the Compensation Committee that all executive officers already had met, or were making reasonable progress towards meeting, the stock ownership guidelines in a timely manner. If any executive were to fail to satisfy the applicable stock ownership guidelines, then the Compensation Committee would consider such failure as one factor in determining the extent to which such executive should receive any stock-based awards in the future.

Prohibition on Hedging

All executive officers, including the named executive officers, are subject to a securities trading policy under which hedging transactions are prohibited. RAI’s Code of Conduct provides that directors and employees may not engage in put or call options, short selling or similar activities involving RAI stock. These prohibitions protect against speculative trading by our executives.

Recoupment

Commencing in 2009, we have included recoupment, or “clawback,” provisions in our annual and long-term incentive programs and related agreements with our employees. These provisions provide that, in the event all or any portion of an award under any of the incentive compensation programs has been computed using financial information or performance metrics later found to be materially inaccurate, the Compensation Committee, in its sole discretion, can recoup the excess of the amount paid out over the amount that would have been paid had such financial information or performance metric been fairly stated at the time the payout was made. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and principles of responsible oversight, and depending on the specific facts of each situation, the Compensation Committee would review all performance-based compensation where a restatement of our financial results for a prior performance period could affect the factors determining payment of an incentive award. Our long-term incentive agreements also provide that, if we determine that a grantee has violated any of the confidentiality, non-compete or assistance obligations in the agreement, then effective on the date the violation began, any unvested performance shares are forfeited and cancelled, and the Compensation Committee, in its sole discretion, can recoup any performance shares previously paid under the agreement.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for performance-based compensation is not subject to that deduction limitation. As discussed above, the annual and long-term incentive compensation for our named executive officers has been designed to meet the requirements for qualified performance-based compensation.

Although the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that the tax deduction limitation should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with RAI’s management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in RAI’s 2010 Annual Report on Form 10-K.

Respectfully submitted,

Holly K. Koeppel
Nana Mensah (Chair)
Thomas C. Wajnert (Former Chair)
John J. Zillmer

Compensation-Related Risk Assessment

At the direction of the Compensation Committee, and with the assistance of the Committee’s independent compensation consultant, management annually conducts a comprehensive review and evaluation of the risks arising from the compensation policies and practices applicable to all of our employees, including our named executive officers. This risk assessment is conducted under our overall enterprise risk management process and includes a detailed qualitative and quantitative analysis of the risks related to the compensation architecture for all employees.

Under the enterprise risk management process, each element of our compensation architecture is analyzed for risks related to such element of compensation, including any links between behaviors and/or decisions driving compensation amounts and changes in RAI’s risk profile. Further, each element is reviewed to identify specific controls and/or attributes mitigating or aggravating such risks.

Risk mitigating controls and attributes identified during the risk assessment completed in November 2010 included both entity level risk controls (such as our corporate governance structure, approval authority guidelines and risk authority guidelines) and compensation risk controls and attributes (such as the oversight of the executive compensation programs by the Compensation Committee, the mixture of annual and long-term incentives, the use of performance-based annual and long-term incentives, the use of multiple performance measures in both the annual and long-term incentive programs, the mix of financial and marketplace metrics in the annual incentive program, maximum payout caps on annual and long-term incentive awards, stock ownership guidelines, Compensation Committee discretion (including negative discretion) regarding targets and payouts, and recoupment and anti-hedging policies). Finally, the likelihood and potential impact of the compensation risks were assessed during the November 2010 risk assessment.

The findings of the November 2010 comprehensive compensation risk assessment, including a summary of the extensive risk mitigating controls and attributes identified in our compensation policies and practices, were reviewed by management with the Compensation Committee and its independent compensation consultant in November 2010. Based on the results of this compensation risk assessment, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The following table shows the annual and long-term compensation paid or accrued by RAI and its subsidiaries to RAI’s Chief Executive Officer, Chief Financial Officer and its other three most highly compensated executive officers for the fiscal years ended December 31, 2010, 2009 and 2008.

2010 Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
					Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)		($)(7)	($)(8)	($)(9)	($)(10)	($)

Susan M. Ivey	2010	1,307,000	0		7,486,609	7,780,696	6,989,915	249,595	23,813,815
Former President and Chief	2009	1,270,000	0		6,241,998	8,504,440	227,923	198,217	16,442,578
Executive Officer of RAI(1)	2008	1,252,750	0		2,175,867	5,186,075	956,808	211,416	9,782,916

Thomas R. Adams	2010	546,725	0		1,345,428	1,503,255	1,344,383	159,909	4,899,700
Executive Vice President and	2009	533,882	0		1,089,089	983,573	929,464	126,453	3,662,461
Chief Financial Officer of RAI	2008	512,225	100,000	(5)	374,992	688,089	657,764	119,818	2,452,888

Daniel M. Delen	2010	870,700	0		2,401,124	2,716,849	0	162,999	6,151,672
President and Chief Executive	2009	814,600	0		2,001,954	2,952,720	0	141,855	5,911,129
Officer of RAI(2)	2008	783,175	0		684,008	674,000	0	139,786	2,280,969

E. Julia (Judy) Lambeth	2010	581,825	0		1,439,556	1,604,749	0	117,373	3,743,503
Former Executive Vice	2009	564,850	0		1,165,219	1,813,809	0	71,765	3,615,643
President – Corporate	2008	548,050	0		401,233	1,177,800	0	73,348	2,200,431
Affairs, General Counsel and Assistant Secretary(3)

Tommy J. Payne	2010	424,825	50,000	(6)	840,553	956,962	250,349	149,207	2,671,896
President – Niconovum USA(4)	2009	412,275	0		680,404	1,147,171	78,749	134,347	2,452,946
	2008	399,275	0		232,521	832,197	66,932	123,555	1,654,480

(1)	Ms. Ivey retired as President and Chief Executive Officer of RAI as of the close of business on February 28, 2011.

(2)	Mr. Delen became President and Chief Executive Officer of RAI on March 1, 2011, and was the President and Chief Executive Officer-Elect of RAI from January 1, 2011 to February 28, 2011. He served as Chairman of the Board, President and Chief Executive Officer of RJR Tobacco from 2008 through 2010.

(3)	Ms. Lambeth’s employment with RAI terminated as of the close of business on December 31, 2010. For information regarding the shares of restricted stock and performance shares Ms. Lambeth forfeited as a result of such termination, see footnotes 2, 3 and 4 to the Outstanding Equity Awards at 2010 Fiscal Year-End Table below. For information regarding the payment and benefits to which Ms. Lambeth is entitled in connection with her termination of employment, see “— Termination and Change of Control Payments” below.

(4)	Mr. Payne became the President of Niconovum USA on January 1, 2010. He served as Executive Vice President — Public Affairs of RAI from 2008 through 2009.

(5)	This amount represents a retention bonus paid to Mr. Adams in May 2008 in consideration for his remaining employed by RAI through May 1, 2008.

(6)	This amount represents a special cash award paid to Mr. Payne in February 2010 in connection with his receipt of a Chairman’s Award for significant contributions to RAI’s success.

(7)	The amounts shown in this column for 2010 represent the grant date fair value (calculated in accordance with ASC 718) for the stock-based long-term incentive award that was granted to each named executive officer in 2010 based on the probable outcome of the performance conditions at the time of the grant.

The assumptions upon which these amounts are based are set forth in note 16 to consolidated financial statements contained in our 2010 Annual Report on Form 10-K. For additional information on the performance shares granted under the Omnibus Plan in 2010, see the footnotes and narrative following the 2010 Grants of Plan-Based Awards Table below. Assuming that the highest level of performance conditions are achieved, the grant date fair value of the performance shares granted under the Omnibus Plan in 2010 to each named executive officer would be: Ms. Ivey = $11,229,913; Mr. Adams = $2,018,142; Mr. Delen = $3,601,686; Ms. Lambeth = $2,159,335; and Mr. Payne = $1,260,830.

The amounts shown in this column do not equal the actual value that any named executive officer received in 2010 with respect to the vesting of his or her long-term incentive award. The actual value any named executive officer receives at the end of the performance period for his or her award is determined based on the specific terms of the grant documentation for the award, and such value may differ significantly from the amounts shown in this column. For the value that each of the named executive officers actually received in 2010 in connection with the vesting of certain shares of restricted stock, see the 2010 Option Exercises and Stock Vested Table below.

(8)	The amounts in this column for 2010 were paid to the named executive officers in the first quarter of 2011 and represent (a) annual incentive payments with respect to 2010 performance and (b) the cash settlement of the 2008 LTIP performance units, which vested on December 31, 2010. The amount of each of the foregoing payments made to each named executive officer is shown below:

		2008
	2010	LTIP
	Annual	Performance
	Incentives	Units
Name	($)	($)

Ms. Ivey	1,891,422	5,889,274
Mr. Adams	488,255	1,015,000
Mr. Delen	865,489	1,851,360
Ms. Lambeth	518,699	1,086,050
Mr. Payne	327,662	629,300

For information regarding the foregoing annual incentives, see “Compensation Discussion and Analysis — Analysis of 2010 Compensation Decisions — Annual Compensation — Annual Incentive Compensation — 2010 Annual Incentives” above, and for further information regarding the annual incentive opportunity for each named executive officer, subject to the maximum award payout limitations established by the Compensation Committee, see the narrative following the 2010 Grants of Plan-Based Awards Table below.

The cash value of the 2008 LTIP performance units was equal to the product of $1.00 and the number of vested units. The number of vested units was equal to the number of performance units originally granted to each named executive officer multiplied by an EPS performance score based on RAI’s 2010 EPS performance compared to the pre-established targeted EPS goal. RAI’s 2010 EPS performance score was 105%. The number of vested units was also subject to adjustment by +/- 10% based on RAI’s TSR over the three-year period compared to the TSR of the TSR comparator group. RAI’s TSR performance over the three-year performance period was in the top third of the TSR comparator group and, as a result, the number of performance units was increased by 10%, resulting in a final payout score of 116% of target. For more information on the 2008 LTIP performance units, see “Compensation Discussion and Analysis — Analysis of 2010 Compensation Decisions — Long-Term Incentive Compensation — Payouts of Pre-2010 Long-Term Incentive Plan Grants” above.

(9)	The amounts in this column for each named executive officer for 2010 represent the total change in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans, including supplemental plans, for 2010. For additional information regarding the defined benefit plans in which the named executive officers participate, see the 2010 Pension Benefits Table below.

(10)	The amounts shown in this column for 2010 include, among other items:

(a)	contributions made by RAI to the named executive officers under RAI’s qualified defined contribution plans, and amounts credited by RAI to the accounts of the named executive officers in RAI’s non-qualified excess benefit plans (with such excess benefit plans described in greater detail in the footnotes to the 2010 Non-Qualified Deferred Compensation Table below), as follows:

	Qualified Plan	Non-Qualified Plan
	Contribution	Credit
Name	($)	($)

Ms. Ivey	7,350	98,220
Mr. Adams	24,500	85,173
Mr. Delen	22,049	132,453
Ms. Lambeth	22,050	83,324
Mr. Payne	24,500	55,283

(b)	the perquisites described below:

•	a payment of $79,000 to Ms. Ivey, a payment of $46,300 to Mr. Adams, and a payment of $54,300 to Mr. Payne, in each case in lieu of such person’s participation in RAI’s former executive perquisites program,

•	a payment of $6,000 to each of Ms. Lambeth and Mr. Delen representing a financial planning allowance,

•	the cost of a physical examination in the case of Ms. Lambeth and Mr. Payne,

•	the cost of premiums paid by RAI for certain excess liability insurance covering each of the named executive officers, except Mr. Adams who declined such insurance, and

•	the value (based upon the aggregate incremental cost to RJR Tobacco) ascribed to personal flights taken by Ms. Ivey and Mr. Delen, or their respective guests, on aircraft owned or leased by RJR Tobacco (the aggregate incremental cost for purposes of the foregoing calculation includes the variable costs of operating the aircraft, such as fuel costs, airport handling fees and catering costs, plus the amount associated with RAI’s lost tax deduction due to the personal usage of the aircraft, but excludes fixed costs, such as labor costs of the aircraft crew and hangar lease payments).

(c)	in the case of Ms. Ivey and Mr. Payne, the change in the value of the accrued post-retirement health benefit from December 31, 2009 to December 31, 2010, as follows — Ms. Ivey: $60,531; and Mr. Payne: $10,840.

Equity and Non-Equity Incentive Awards

The following table sets forth certain information concerning each grant of an award made to a named executive officer during 2010 under any plan.

2010 Grants of Plan-Based Awards Table

									Grant Date
		Board or	Estimated Possible Payouts Under			Estimated Future Payouts Under			Fair Value of
		Committee	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Option Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(3)($)

Susan M. Ivey	3/1/2010	2/2/2010	—	—	—	—	281,240	421,860	7,486,609
	2/2/2010	2/2/2010	—	1,602,900	3,205,800	—	—	—	—
Thomas R. Adams	3/1/2010	2/2/2010	—	—	—	—	50,542	75,813	1,345,428
	2/2/2010	2/2/2010	—	413,775	827,550	—	—	—	—
Daniel M. Delen	3/1/2010	2/2/2010	—	—	—	—	90,200	135,300	2,401,124
	2/2/2010	2/2/2010	—	733,465	1,466,930	—	—	—	—
E. Julia (Judy) Lambeth	3/1/2010	2/2/2010	—	—	—	—	54,078	81,117	1,439,556
	2/2/2010	2/2/2010	—	439,575	879,150	—	—	—	—
Tommy J. Payne	3/1/2010	2/1/2010	—	—	—	—	31,576	47,364	840,553
	2/1/2010	2/1/2010	—	277,680	555,360	—	—	—	—

(1)	Amounts reflected in these columns represent the annual incentive award opportunity for each named executive officer under the Omnibus Plan for the 2010 performance period. The amounts shown in the “Target” column represent the amount that the Compensation Committee expected to pay to each named executive officer in early 2011 for target performance. The “Threshold” column shows dashes because the Compensation Committee was permitted to reduce the ultimate value of the 2010 annual incentive award to essentially zero, so there is no threshold level for the awards. For above-target performance for 2010, the Compensation Committee decided to limit, subject to the maximum cash net income award pools, the maximum payout for the 2010 annual incentive awards to two times the target value, which maximum values for each named executive officer are reflected in the “Maximum” column. The ultimate annual incentive award for 2010 was determined by the Compensation Committee in early 2011, as more fully described in the narrative under the heading “2010 Annual Incentives” following this table, and the actual payouts made by us relating to the 2010 annual incentive awards are included in the “Non-Equity Incentive Plan Compensation” column in the 2010 Summary Compensation Table above.

(2)	Amounts reflected in these columns represent performance shares granted under the Omnibus Plan for the 2010-2012 performance period. The amounts shown in the “Target” column represent the number of performance shares initially awarded to each named executive officer as his or her long-term incentive award opportunity (as adjusted for the Stock Split), and represent the number of performance shares that the Compensation Committee expects to pay to each named executive officer for target performance during the performance period. The number of performance shares initially granted to each named executive officer was determined by dividing the target long-term incentive opportunity, denominated as a multiple of the executive’s 2010 base salary, by $52.61, the average closing price of RAI common stock for the 20 trading days prior to the grant date. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of the 2010 performance shares to essentially zero, so there is no threshold level for the awards. For above-target performance for the 2010-2012 performance period, the Compensation Committee has decided to limit, subject to the cash net income maximum award pools, the maximum payout of the 2010 performance shares to 150% of each named executive officer’s target award opportunity, which maximum numbers of performance shares are reflected in the “Maximum” column. The ultimate number of performance shares actually earned by each of the named executive officers for the 2010-2012 performance period will be determined by the Compensation Committee in early 2013, as more fully described in the narrative under the heading “2010 Long-Term Incentives” following this table, but the grant date fair value of these 2010 performance shares awards are disclosed in the “Grant Date Fair Value of Stock and Option Awards” column in this table and in the “Stock Awards” column in the 2010 Summary Compensation Table above based on the probable outcome of the performance conditions as of the grant date.

(3)	Amounts shown in this column represent the grant date fair value of the 2010 performance shares award for each named executive officer and equal the product of $53.24 (the per share closing price of RAI common stock on the grant date) ($26.62 after the Stock Split), multiplied by the target number of performance shares (as adjusted for the Stock Split) awarded to the named executive officer based on the probable outcome of the performance conditions on the grant date.

2010 Annual Incentives.  The annual incentive opportunities reflected in the table above were approved in February 2010 for each of the named executive officers for the January 1, 2010 to December 31, 2010 performance period. Although such values represented the target annual incentive award opportunity for each named executive officer for 2010, the ultimate value of the 2010 annual incentive awards was determined by the Compensation Committee after the end of the performance period based first on the annual incentive cash award pool generated for each of the named executive officers under the pre-established cash net income performance formula, and then reduced using negative discretion after consideration of the actual performance of RAI and its operating companies on the underlying performance metrics described in the Compensation Discussion and Analysis.

In February of 2010, the Compensation Committee established the underlying financial and marketplace performance metrics, weightings, targets and scoring grids for 2010. Each metric had a threshold, target and maximum score associated with it. If the threshold score relating to a particular metric was not met, then such metric was assigned a score of zero in determining the overall score. The maximum score that can be assigned to any metric is 200% of target. In determining the score for any performance metric, the Compensation Committee considered unanticipated, unusual or non-recurring events that affected such metric. The score for each metric was multiplied by its applicable percentage weighting; the resulting product yielded a weighted score for the particular metric, which was then added to all other weighted metric scores (calculated in the same fashion), resulting in an overall score. The Compensation Committee then considered whether any additional adjustment was appropriate; if any such adjustment was approved by the Committee, the adjustment was applied to the weighted total score resulting in the final payout score.

After the end of the 2010 performance period, the Compensation Committee approved the annual incentive cash award pools for each of the named executive officers based on RAI’s 2010 cash net income of $1.5 billion, and then reviewed the 2010 performance of RAI and its operating companies as measured by the underlying performance metrics. After consideration of the above results, the Compensation Committee used negative discretion to reduce the amount of the annual incentive cash award for each named executive officer. Each named executive officer’s 2010 annual incentive award was paid out in cash in the first quarter of 2011. For more information about the annual incentive compensation, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2010 Compensation Decisions — Annual Compensation — Annual Incentive Compensation.”

2010 Long-Term Incentives.  The performance share awards reflected in the table above were made to each of the named executive officers in 2010 as a target long-term incentive award for the January 1, 2010 to December 31, 2012 performance period. The number of performance shares each named executive officer actually will receive, if any, will be determined at the end of such performance period based first on the maximum payout limitation provided by the performance shares award pool generated for each of the named executive officers under a pre-established cash net income performance formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares actually earned to an amount consistent with the average of RAI’s scores under the annual incentive award program for each of the three years in the performance period, but not higher than 150% of target. For example, if RAI’s actual three-year average annual incentive award score equals the 100% target, then each named executive officer may earn 100% of his or her target number of performance shares (subject to reduction using negative discretion and the adjustment described below). If, in the alternative, RAI’s actual three-year average score equals or exceeds the 150% maximum annual incentive award score, then each named executive officer may earn a maximum of 150% of his or her target number of performance shares (subject to reduction using negative discretion and the adjustment below), and if RAI’s actual three-year average score is zero, then the named executive officers will not earn any performance shares. For actual three-year average scores between zero and the 150% maximum, the number of performance shares each named executive officer actually earns will be determined by the Compensation Committee taking into account the actual three-year average score. In addition, if RAI fails to pay cumulative dividends for the three-year performance period of at least $10.80 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period) ($5.40 after the Stock Split), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the three-year performance period, up to a maximum additional performance share reduction of 50%. The number of performance shares earned after the performance adjustments generally will vest on March 1, 2013, and will be paid in the form of shares of RAI common stock. At the time the performance shares vest, if at all, each named executive officer will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by the named executive officer after the performance adjustments.

In the event of a named executive officer’s death or termination due to permanent disability, any outstanding performance shares will vest on the date of the named executive officer’s death or termination due to permanent disability on a pro rata basis, with payment of the pro rata amount of the performance shares (plus the cash dividend equivalent payment for such shares) to be made as soon as practicable after such event occurs. In the event of a named executive officer’s retirement or involuntary termination of employment without cause, the amount of performance shares that will vest on a pro rata basis on the March 1, 2013 vesting date will be determined as described above based on RAI’s actual performance over the three-year performance period, with the payment of the earned number of performance shares (plus the cash dividend equivalent payment for such shares) to be made as soon as practicable after the March 1, 2013 vesting date. In all instances, however, in the event of a change of control of RAI, the amount of performance shares that will vest on a pro rata basis on the date of the change of control will be equal to the higher of (1) the target number of performance shares and (2) the amount of performance shares that would be earned based on RAI’s actual performance for those fiscal years completed prior to the change of control and a score of 100% for the year of the change of control, and the payment of such performance shares will be made as soon as practicable after the change of control. In the event of a named executive officer’s voluntary termination of employment (except in the case of Ms. Ivey and Messrs. Adams and Payne, who are eligible for retirement) or termination of employment for cause, the named executive officer’s outstanding performance shares will be forfeited and cancelled. The vesting provisions described in this paragraph are subject to the terms of any employment contract between RAI and the named executive officer. For more information about these long-term incentive awards, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2010 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity.”

The following table sets forth certain information concerning equity incentive plan awards outstanding as of the end of 2010 for each named executive officer.

Outstanding Equity Awards At 2010 Fiscal Year-End Table

	Stock Awards
	Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Unearned		Market or Payout Value of
	Shares, Units or Other		Unearned Shares, Units or Other Rights
	Rights That Have Not Vested(1)		That Have Not Vested(5)
Name	(#)		($)

Susan M. Ivey	421,860	(2)	13,761,073
	565,740	(3)	18,454,439
	70,314	(4)	2,293,643
Thomas R. Adams	75,813	(2)	2,473,020
	98,709	(3)	3,219,888
	12,118	(4)	395,289
Daniel M. Delen	135,300	(2)	4,413,486
	181,446	(3)	5,918,769
	22,104	(4)	721,032
E. Julia (Judy) Lambeth	22,628	(2)	738,125
	64,502	(3)	2,104,055
	—	(4)	—
Tommy J. Payne	47,364	(2)	1,545,014
	61,668	(3)	2,011,610
	7,514	(4)	245,107

(1)	All share amounts in this column have been adjusted to reflect the Stock Split.

(2)	These amounts represent performance shares granted under the Omnibus Plan on March 1, 2010. These performance shares will vest on March 1, 2013, subject to certain performance criteria and a dividend condition. The material terms governing such awards are described in the narrative under the heading “2010 Long-Term Incentives” following the 2010 Grants of Plan-Based Awards Table above. The number of performance shares set forth in the immediately preceding table represents the hypothetical maximum number of performance shares each named executive officer may earn at the end of the three-year performance period ending December 31, 2012, based on RAI’s above-target performance for the first year of the performance period. In the case of Ms. Lambeth, the amount shown in this column represents the hypothetical maximum number of performance shares that she may earn at the end of the three-year performance period based on RAI’s above-target performance for the first year of the performance period for the pro rata portion of her 2010 performance share grant (calculated pursuant to the terms of the 2010 performance share agreement), in connection with her termination of employment on December 31, 2010. She forfeited the remainder of her 2010 performance share grant. The number of performance shares actually earned by the named executive officers will be determined by the Compensation Committee based on RAI’s actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(3)	These awards represent performance shares granted under the LTIP on March 2, 2009. The number of performance shares set forth in the table represents the hypothetical maximum number of performance shares each named executive officer may earn at the end of the three-year performance period based on RAI’s above-target performance for the first two years of the performance period. The material terms governing such awards are essentially the same as the terms governing the performance shares granted on March 1, 2010, as described in the narrative under the heading “2010 Long-Term Incentives” following the 2010 Grants of Plan-Based Awards Table above, except that the three-year performance period applicable to the 2009 performance shares ends on December 31, 2011, the three-year average annual incentive award score will be based on the 2009, 2010 and 2011 scores, and the three-year cumulative dividend threshold is $10.20 ($5.10 after the Stock Split). In the case of Ms. Lambeth, the amount shown in this column represents the hypothetical maximum number of performance shares that she may earn at the end of the performance period based on RAI’s above-target performance for the first two years of the performance period for the pro rata portion of her 2009 performance share grant (calculated pursuant to the terms of the 2009 performance share agreement), in connection with her termination of employment on December 31, 2010. She forfeited the remainder of her 2009 performance share grant. The number of performance shares actually earned by the named executive officers will be determined by the Compensation Committee based on RAI’s actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(4)	These amounts represent shares of restricted RAI common stock granted under the LTIP in 2008. These shares vested, in accordance with their terms, on March 6, 2011. The vesting of such shares had been subject to the condition (which was satisfied) that RAI pay to its shareholders a quarterly dividend of at least $0.85 per share ($0.425 after the Stock Split) during the three-year period ended on December 31, 2010. Such minimum dividend is equal to the per share amount of the last dividend paid by RAI prior to the grant of these shares of restricted stock. Prior to the vesting of his or her restricted stock, each named executive officer received dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally were paid by RAI on outstanding shares of RAI common stock. Prior to the vesting of the restricted stock, each named executive officer was prohibited from selling, pledging or otherwise transferring, but had voting rights with respect to, the restricted stock. Upon vesting, the restrictions lapsed and the restricted stock became freely transferable by the named executive officer, subject to any restrictions arising under applicable federal or state securities laws.

Ms. Lambeth vested in a pro rata portion of her 2008 restricted stock grant (calculated pursuant to the terms of the 2008 restricted stock agreement), and forfeited the remainder of such grant, in connection with her termination of employment on December 31, 2010. See the 2010 Option Exercises and Stock Vested Table below, and “— Termination and Change of Control Payments” below, for additional information.

(5)	The amounts shown in this column represent the product of $32.62, the per share closing price of RAI common stock on December 31, 2010, and the hypothetical maximum number of performance shares and actual shares of restricted stock, as the case may be, reflected in the table for the executive as of December 31, 2010.

The following table provides information concerning the restricted stock which the named executive officers vested in during 2010.

2010 Option Exercises and Stock Vested Table (1)

	Stock Awards
	Number of Shares Acquired		Value Realized
	on Vesting		On Vesting(4)
Name	(#)		($)

Susan M. Ivey	37,770	(2)	2,067,530
Thomas R. Adams	2,602	(2)	142,433
Daniel M. Delen	12,645	(2)	692,187
E. Julia (Judy) Lambeth	7,352	(2)	402,448
	12,198	(3)	398,509
Tommy J. Payne	4,647	(2)	254,377

(1)	None of the named executive officers beneficially owned at any time during 2010 any options to acquire shares of RAI common stock. Except as otherwise noted in footnotes 3 and 4 below, the number of shares reflects the actual number of shares acquired by the named executive officer on the vesting date and has not been adjusted for the Stock Split.

(2)	The amounts represent the number of shares of restricted RAI common stock that vested on March 6, 2010, from a grant made on March 6, 2007 pursuant to the LTIP. The vesting of the shares of restricted RAI common stock had been subject to the condition, which was satisfied, that RAI pay to its shareholders a minimum quarterly dividend of $0.75 per share during the three-year period ended December 31, 2009.

Such minimum dividend was equal to the per share amount of the last dividend paid by RAI prior to the grant of these shares of restricted stock. Prior to the vesting of his or her restricted stock, each named executive officer received dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally were paid by RAI on outstanding shares of RAI common stock. Prior to the vesting of the restricted stock, each named executive officer was prohibited from selling, pledging or otherwise transferring, but had voting rights with respect to, the restricted stock. Upon vesting, the restrictions lapsed and the restricted stock became freely transferable by the named executive officer, subject to any restrictions arising under applicable federal or state securities laws.

(3)	This amount represents the shares of restricted RAI common stock that vested on December 31, 2010 (as adjusted for the Stock Split), in connection with Ms. Lambeth’s termination of employment on such date; such shares represent the pro rata portion of the 2008 restricted stock grant to which she was entitled upon her termination of employment. See footnote 4 to the Outstanding Equity Awards at 2010 Fiscal Year-End Table for additional information regarding the terms of the 2008 restricted stock grant.

(4)	These amounts represent the value of each named executive officer’s restricted RAI common stock on the vesting date of such restricted stock based on the per share closing price of RAI common stock on that date, which was $54.74 for the 2007 grants, and in the case of Ms. Lambeth, $32.67 (as adjusted for the Stock Split) for the 2008 grant.

Retirement Benefits

The following table sets forth information concerning each defined benefit plan that provides the named executive officers with payments or other benefits at, following, or in connection with retirement.

2010 Pension Benefits Table

		Number of	Present
		Years of	Value of
		Credited	Accumulated
		Service(1)	Benefit(2)
Name	Plan Name	(#)	($)

Susan M. Ivey	Reynolds American Retirement Plan	6.337	160,947

	Reynolds American Additional Benefits Plan	6.337	2,729,008

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates	18.100	1,352,399

	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation	23.100	6,385,695

Thomas R. Adams	Reynolds American Retirement Plan	11.552	350,609

	Reynolds American Additional Benefits Plan	11.552	131,548

	Contractual Benefit	25.497	3,887,620

Daniel M. Delen	—	—	—

E. Julia (Judy) Lambeth	—	—	—

Tommy J. Payne	Reynolds American Retirement Plan	22.504	453,390

	Reynolds American Additional Benefits Plan	22.504	970,298

(1)	The number of years of credited service is shown as of December 31, 2010.

(2)	The present value of accumulated benefit is shown as of December 31, 2010.

RAI maintains two defined benefit plans — the Reynolds American Retirement Plan, a tax-qualified pension equity plan referred to as the PEP, and the Reynolds American Additional Benefits Plan, a non-qualified plan referred to as the ABP — in which all of the named executive officers participate, other than Ms. Lambeth and Mr. Delen, who are not eligible to participate based upon their hire dates. In addition, Ms. Ivey has accrued benefits for service with B&W before the Business Combination under two additional defined benefit plans, the obligations of which were assumed by RAI in connection with the Business Combination — the Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates, referred to as the Legacy Plan, and the Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation, referred to as the B&W Supplemental Plan.

Ms. Ivey’s years of credited service for purposes of the PEP and the ABP represent her service with RAI after the Business Combination. Her years of credited service for purposes of the Legacy Plan and the B&W Supplemental Plan represent her service with B&W before the Business Combination. In addition, pursuant to contracts incorporated by reference into the B&W Supplemental Plan, Ms. Ivey was granted 5 additional years of service credit for purposes of the B&W Supplemental Plan. This grant of additional service increased the present value of the accumulated benefit under the B&W Supplemental Plan, after an offset for the value of certain benefits paid under other BAT retirement plans, by $2,804,542 for Ms. Ivey. In addition, pursuant to a letter agreement between Mr. Adams and RJR Tobacco, Mr. Adams was credited with 13.945 years of additional service for purposes of the special retirement benefit provided under such letter agreement, referred to as the contractual benefit, as described in more detail under the heading “Contractual Benefit” below.

The calculation of the present value of each accumulated benefit assumes a discount rate of 5.66% (the rate used by RAI in determining the accumulated pension obligations for financial reporting purposes) and post-commencement mortality based on the prescribed mortality assumption under Section 430(h)(3)(A) of the Code, using the generational mortality option for males and females. Benefit values of the PEP and the ABP are based on immediate payment at January 1, 2011. Benefit values for the Legacy Plan and the B&W Supplemental Plan are based on payment at age 55 for Ms. Ivey, the age at which her unreduced benefits could commence.

The present value of accumulated benefits under the ABP shown in this column for Messrs. Adams and Payne, and the contractual benefit shown in this column for Mr. Adams, has been reduced by the value of benefits under such plan or arrangement previously waived in connection with an elective funding of a portion of certain named executive officers’ non-qualified pension benefits. In 2000, RJR offered its current employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded under an existing retention trust over a three-year period. For any eligible named executive officer who elected such funding, the accumulated benefits under the ABP and the contractual benefit were reduced to give effect to the fact that non-qualified benefits waived would be paid from the retention trust. The reductions were $1,396,053 for Mr. Adams and $264,707 for Mr. Payne. In addition, the present value of accumulated benefits in this column for the B&W Supplemental Plan does not reflect the value of benefits under this plan, the obligation for which was retained by B&W in connection with the Business Combination. The value of these retained benefits is $7,885,791 for Ms. Ivey.

Reynolds American Plans.  The PEP provides a lump sum benefit that is a multiple of final average earnings payable after termination of employment at any age. The multiple is the sum of the participant’s core earned percentages (ranging from 4% to 13% per year depending on age) and excess earned percentages (ranging from 0% to 4% per year depending on age) while covered by the PEP. A participant’s lump sum benefit is equal to his or her total final average earnings multiplied by his or her total core percentage, plus his or her final average earnings in excess of Social Security covered compensation multiplied by his or her total excess percentage. For purposes of the PEP, final average earnings is the annualized sum of base salary and bonus in the year earned, and is determined by considering the 36 consecutive months that yield the highest average during the participant’s last 60 months of service. Each year’s compensation for the PEP is limited by the compensation limits under the Code.

The ABP provides a benefit equal to the benefit that would be paid under the PEP if the limits on compensation and benefits under the Code did not apply and if certain extraordinary items of income that are excluded from compensation under the PEP were included. This benefit is reduced by the PEP benefit and is paid upon termination of employment in monthly annuity payments. Lump sum payments above $10,000 are not available. The ABP is a non-qualified unfunded plan designed to allow participants in the plan to receive a pension benefit equal to the benefit that would have been paid under the PEP had the PEP not been subject to the limits on compensation and benefits under the Code and had the compensation thereunder been recognized under the PEP. All benefits under the ABP are payable out of the general corporate assets of RAI.

Legacy B&W Plans.  The Legacy Plan provides monthly benefits equal to the product of a participant’s years of pensionable service (to a maximum of 38 years) multiplied by his or her pensionable salary, divided by 57 and reduced by a proportionate amount of the participant’s Social Security benefit. A participant’s pensionable salary is the average of the participant’s base rate of pay in effect for the 36-month period immediately before his or her termination of employment. Ms. Ivey’s service with RAI is not considered pensionable service, but her base rate of pay with RAI is taken into account in determining her pensionable salary.

Benefits are payable at age 65. In addition, early retirement benefits may commence before age 65 to a participant who terminates employment either after attaining age 55 with at least ten years of service or with at least ten years of service when his or her age plus years of service equal at least 65. If early retirement benefits commence before age 65, they are reduced 1/4 of 1% per month for each month that commencement precedes age 60, unless the participant has 30 years of service at termination, in which case benefits may commence without reduction on or after age 55. An employee who was a participant on July 1, 1994, who terminates employment with at least ten years of service when his or her age plus years of service equal at least 60 may commence benefits after attaining age 50 with the reduction for commencement before age 60 described above. As of December 31, 2010, Ms. Ivey was eligible for early retirement under the Legacy Plan, and was eligible for 91.5% of her full retirement benefit commencing at age 52.

The B&W Supplemental Plan is a non-qualified pension plan that provides a benefit equal to the benefit that would have been paid under the Legacy Plan had the Legacy Plan included bonuses and deferred compensation in pensionable salary, included additional service in pensionable service for Ms. Ivey, and not been subject to the limits on compensation under the Code, reduced by the actuarial value of the benefit payable under the Legacy Plan. For purposes of this plan, for the period after the Business Combination, a participant’s bonus is deemed to be an amount equal to the participant’s salary rate multiplied by the average rating under B&W’s Performance Incentive Plan for the three years preceding the Business Combination. Benefits are payable in a lump sum upon termination of employment from the general assets of RAI.

Contractual Benefit.  Pursuant to the letter agreement described above, Mr. Adams is vested in the contractual benefit in an amount equal to his final average compensation multiplied by his total years of credited service (including the additional credited service described above) multiplied by 0.0175. His final average compensation is defined as the highest consecutive three years of pay (base salary plus actual bonus) out of the last five years of service. This special retirement benefit will be offset by any amounts paid under the PEP, the ABP and the special funding arrangement described above.

The following table sets forth information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2010 Non-Qualified Deferred Compensation Table

		Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Earnings	Withdrawals/	Balance
		in Last FY(1)	In Last FY(2)	Distributions(3)	at Last FYE(4)
Name	Plan Name	($)	($)	($)	($)

Susan M. Ivey	Reynolds American
	Additional Benefits Plan	98,220	1,491	99,711	0

Thomas R. Adams	Reynolds American
	Additional Benefits Plan	85,173	1,769	86,272	27,946

Daniel M. Delen	Reynolds American
	Additional Benefits Plan	132,453	1,772	134,225	0
E. Julia (Judy) Lambeth	Reynolds American Additional Benefits Plan	83,324	1,087	84,411	0
Tommy J. Payne	Reynolds American Additional Benefits Plan	55,283	992	55,936	14,142

(1)	The amounts in this column represent the principal amounts credited during 2010 and also are included in the “All Other Compensation” column of the 2010 Summary Compensation Table above.

(2)	The amounts in this column represent the aggregate interest credited during 2010 on each named executive officer’s account in the ABP.

(3)	These amounts, which were paid to the respective named executive officers during the first quarter of 2011, represent the sum of the principal amounts and interest credited under the ABP during 2010.

(4)	These amounts represent the balance in each named executive officer’s account in the ABP as of December 31, 2010, after taking into account the payment, described in the preceding footnote, made with respect to each executive’s account. Amounts in this column represent pre-2004 deferrals, as discussed further below.

RAI maintains two non-qualified excess benefit plans — the ABP and the Reynolds American Supplemental Benefits Plan, referred to as the SBP — for those employees, including the named executive officers, whose benefits under RAI’s tax-qualified 401(k) plan are limited by virtue of certain provisions of the Code. All information in the preceding table reflects activity under the ABP. None of the named executive officers had any balance or activity under the SBP in 2010. Under the ABP, RAI credits to each named executive officer’s account an amount, referred to as the principal amount, equal to the amount RAI would have contributed to such executive’s account in the tax-qualified 401(k) plan, but for the Code’s compensation limitations. In addition, RAI credits the principal amount with interest at the same rate as is earned by a certain interest income fund offered under RAI’s tax-qualified 401(k) plan. Unlike with respect to the tax-qualified 401(k) plan, RAI does not contribute any funds to the non-qualified excess benefit plans, but instead credits amounts by book entry to participants’ accounts.

Commencing with the amounts credited for the 2004 plan year, RAI distributes, in the first quarter of each year, to each participant in the non-qualified excess benefit plans any amounts that have been credited to such participant’s account during the prior year. Prior to January 1, 2004, a participant in the non-qualified excess benefit plans had the election to defer receipt of the amounts credited to his or her account in any year until the beginning of the next year or until his or her termination of employment. Any participant in the non-qualified excess benefit plans who elected to defer receipt, until after termination of employment, of any amounts that had been credited to his or her account prior to January 1, 2004, will continue to earn interest on such amounts until termination of employment.

Termination and Change of Control Payments

RAI has entered into agreements and has adopted plans that require it to provide compensation and/or other benefits to each named executive officer in the event of such executive’s termination of employment under certain circumstances, or upon a change of control of RAI occurring during the executive’s term of employment. The following table sets forth the amounts payable to each named executive officer, other than Ms. Lambeth, if such executive’s employment had terminated under different scenarios, and/or a change of control of RAI had occurred, on December 31, 2010. Ms. Lambeth’s employment with RAI terminated on December 31, 2010, and, therefore, the information provided below for Ms. Lambeth reflects the amounts payable to her based on the nature of her actual termination of employment. As noted above, Ms. Ivey retired from RAI on February 28, 2011. Despite her retirement, we have included in the table below the same type of information regarding payments and benefits under different scenarios for Ms. Ivey as we have provided for the other named executive officers who were serving as such on December 31, 2010. In addition, although Ms. Ivey is not entitled to any severance as a result of her retirement, we also have provided in the narrative following the table and footnotes, a summary of the amounts payable to her as of the date of her retirement in a manner similar to the other information in the table and footnotes.

The table below does not include certain payments or benefits that do not discriminate in favor of RAI’s executive officers and that generally would be available to any salaried employee of RAI or its operating subsidiaries upon termination of employment, or upon a change of control of RAI. For instance, any participant in RAI’s annual cash incentive plan whose employment were terminated, for any reason other than cause, on the last business day of any year would be entitled to receive an annual cash incentive for such year. As a result, the annual cash incentive for 2010 paid to each of the named executive officers (and included in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table above) is not included in the table below.

Except as otherwise expressly indicated, the amounts set forth in the following table do not represent the actual sums a named executive officer would receive if his or her employment were terminated or there were a change of control of RAI. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the named executive officers who were employed by RAI or any of its subsidiaries on December 31, 2010 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the named executive officers, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2010. Payments which RAI may make in the future upon an employee’s termination of employment or upon a change of control of RAI will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of RAI’s benefit plans and agreements as of December 31, 2010.

Potential Payments Upon Termination of Employment and/or a Change of Control Table

			Involuntary		Qualifying	Termination
			Termination	Termination	Termination	due to		Change of
		Voluntary	not for	for	on Change of	Death or		Control
		Termination	Cause(1)	Cause(1)	Control(2)(3)	Disability		(3)(4)
Name	Benefits and Payments	($)	($)	($)	($)	($)		($)

Susan M. Ivey
	Cash Severance(5)	0	8,744,700	0	8,744,700	0		0
	Restricted Stock(6)	2,157,617	2,157,617	0	2,293,643	2,293,643		2,293,643
	Performance Shares(7)	12,759,618	12,759,618	0	12,759,618	11,038,710		12,759,618
	Incremental Pension Benefit(8)	0	2,106,762	0	2,106,762	0	(9)	0
	Insurance Benefits(10)	0	39,150	0	39,150	0		0
	Health-Care Benefits(11)	453,184	401,829	453,184	401,829	453,184	(12)	0
	280G Tax Gross-up(13)	0	0	0	8,664,286	0		0
Thomas R. Adams
	Cash Severance(5)	0	2,069,850	0	2,069,850	0		0
	Restricted Stock(6)	371,868	371,868	0	395,289	395,289		395,289
	Performance Shares(7)	2,241,319	2,241,319	0	2,241,319	1,940,199		2,241,319
	Incremental Pension Benefit(8)	0	1,888,128	0	1,888,128	0		0
	Insurance Benefits(10)	0	34,527	0	34,527	0		0
	Health-Care Benefits(11)	67,591	42,224	67,591	42,224	67,591	(14)	0
	280G Tax Gross-up(13)	0	0	0	2,681,715	0		0
Daniel M. Delen
	Cash Severance(5)	0	2,394,548	0	3,192,730	0		0
	Restricted Stock(6)	0	678,300	0	721,032	721,032		721,032
	Performance Shares(7)	0	4,092,363	0	4,092,363	3,540,396		4,092,363
	Incremental Pension Benefit(8)	0	0	0	0	0		0
	Insurance Benefits(10)	0	0	0	0	0		0
	280G Tax Gross-up(13)	0	0	0	3,329,901	0		0
E. Julia (Judy) Lambeth
	Cash Severance(15)	—	1,538,513	—	—	—		—
	Restricted Stock(16)	—	398,509	—	—	—		—
	Performance Shares(17)	—	2,401,358	—	—	—		—
Tommy J. Payne
	Cash Severance(5)	0	1,572,660	0	1,572,660	0		0
	Restricted Stock(6)	230,591	230,591	0	245,107	245,107		245,107
	Performance Shares(7)	1,400,247	1,400,247	0	1,400,247	1,212,129		1,400,247
	Incremental Pension Benefit(8)	0	694,345	0	694,345	0		0
	Insurance Benefits(10)	0	23,455	0	23,455	0		0
	Health-Care Benefits(11)	0	37,584	0	37,584	0		0
	280G Tax Gross-up(13)	0	0	0	0	0		0

(1)	Generally, under the severance agreement, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) perform employment duties on a substantially full-time basis or (ii) act in accordance with instructions of a more senior employee or of the Board, or (c) the executive’s deliberate misconduct which would be damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI. Under the ESP, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) substantially perform his or her employment duties or (ii) act in accordance with any specific lawful instructions of an authorized officer or a more senior employee or majority of the Board, (c) the executive’s deliberate misconduct which would be damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI, (d) the executive’s material violation of RAI’s code of conduct or any policy, or (e) the executive’s material breach of any non-competition, non-disclosure of confidential information or commitment to provide assistance agreement or obligation to RAI, except that an executive at the level of Ms. Lambeth and Mr. Delen (who are the only named executive officers who are not parties to a severance agreement, but instead participate in the ESP) will not be deemed to have been terminated for cause unless the Board, by an affirmative vote of at least two-thirds of the Board, adopts a resolution finding that the executive committed an act constituting “cause.” Under the severance agreement, a termination for cause is required to be made by RAI’s senior human resources executive.

Under both the severance agreement and ESP, an executive may terminate his or her employment for “good reason,” in the absence of a change of control event, if the executive experiences a more than 20% reduction in the total amount of his or her base salary, targeted annual incentive and targeted long-term incentive award. In addition, under the severance agreement, unlike under the ESP, an executive may terminate his or her employment for “good reason,” in the absence of a change of control event, if the executive’s responsibilities are substantially reduced in importance or if the executive is forced to relocate a certain distance from his current place of employment. Any such termination for good reason, in the absence of a change of control, is referred to as a qualifying termination and treated the same as an involuntary termination not for cause.

(2)	The amounts in this column are based on the assumption that on December 31, 2010, (a) a change of control of RAI occurred, and (b) (i) in the case of each named executive officer, after such change of control, either RAI terminated the executive’s employment without cause or the executive terminated his or her employment for good reason or (ii) in the case of Mr. Delen, who participates in the ESP, that during the one-year period prior to the change in control, his employment was terminated without cause at the request of a party involved in the change in control transaction (a termination described in this clause (b) is referred to as a qualifying termination). Under both the severance agreement and ESP, a participant is eligible to receive severance benefits if he or she terminates his or her employment for good reason, or his or her employment is terminated without cause, within two years after a change in control. A party to the severance agreement, unlike a participant in the ESP such as Mr. Delen, is not eligible to receive severance benefits under the circumstances described in preceding clause (b)(ii).

Following the occurrence of a change of control event, the circumstances that would entitle an executive under the severance agreement or an executive, at Mr. Delen’s level, under the ESP to terminate his or her employment for good reason, generally, would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a material breach of the severance agreement or ESP, as the case may be, (d) a reduction in certain employee benefits, or (e) in the case of the ESP, RAI’s failure to obtain an agreement from any successor to perform RAI’s obligations under the ESP.

(3)	A “change of control” of RAI is defined, for purposes of the severance agreement and ESP, to mean the first to occur of the following: (a) the acquisition by a person of 30% or more of the voting power of RAI’s securities ordinarily having the right to vote for the election of directors, except that BAT’s acquisition of RAI’s common stock pursuant to the Business Combination or as expressly permitted by the Governance Agreement will not be deemed to be a change of control, (b) the failure of the persons who constituted RAI’s Board of Directors on July 30, 2004 (or the failure of individuals elected or nominated either by a supermajority of such persons or pursuant to certain provisions of the Governance Agreement) to be a majority of the Board, and (c) in the case of the severance agreement, the approval by RAI’s shareholders, and in the case of the ESP, the consummation, of certain extraordinary transactions involving RAI, including certain merger transactions or certain sales of all or substantially all of RAI’s assets.

(4)	The amounts in this column are based on the assumption that a change of control of RAI occurred on December 31, 2010, but that the executive’s employment continued after such date.

(5)	These amounts represent the value of the following sums that would be payable upon the occurrence of the events set forth in the table pursuant to the severance agreement (in the case of the named executive officers other than Ms. Lambeth and Mr. Delen) and pursuant to the ESP (in the case of Mr. Delen) (as each of the severance agreement and ESP is described above under “Compensation Discussion and Analysis — Severance Benefits”):

(a)	three times annual base salary and three times target annual incentive in the case of Ms. Ivey, two times annual base salary and two times target annual incentive in the case of the other named executive officers, except Mr. Delen, payable in a single lump sum on July 1, 2011;

(b)	in the case of Mr. Delen, one and one-half times annual base salary and one and one-half times target annual incentive upon an involuntary termination of employment without cause, and two times annual base salary and two times target annual incentive upon a qualifying termination, in either case payable in a single lump sum on July 1, 2011; and

(c)	three years of such person’s respective annual perquisite payments (as described in footnote 10 to the 2010 Summary Compensation Table above), other than Mr. Delen, who is not entitled to such payments, with such amounts payable in a single lump sum on July 1, 2011.

As indicated in the preceding sentence, the commencement of the payments under the severance agreement or ESP would be deferred for a period of six months pursuant to Section 409A of the Code.

The payment of the amounts described in this footnote, and of the benefits described in footnote 11, are subject to the named executive officer complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation. If the named executive officer refuses to execute a document evidencing the foregoing obligations, then the named executive officer will not be entitled to receive the payments described in this footnote and the benefits described in footnote 11; in such event, the executive will be entitled to a lesser benefit under RAI’s Separation Pay Plan, provided he or she executes a release of claims against RAI. Under such program, the amount a person receives as separation pay is based upon years of service, with such amount not to exceed 78 weeks of base pay.

(6)	The values in these rows represent the product of $32.62, the per share closing price of RAI common stock on December 31, 2010, and the number of shares of restricted stock that would vest upon the occurrence of the particular events identified in the table. As of December 31, 2010, Ms. Ivey and Messrs. Adams and Payne were eligible for retirement under the terms of the LTIP, and the amounts set forth in the “Voluntary Termination” column for them is based on the assumption that each of them voluntarily retired on December 31, 2010. Upon an executive’s involuntary termination without cause, he or she would vest immediately in a pro rata amount of his or her outstanding restricted stock. Upon an executive’s qualifying termination on or after a change of control, or an executive’s death or disability, or upon a change of control in the absence of the executive’s termination of employment, the executive would vest immediately in all of his or her outstanding restricted stock. The value of the restricted stock shown in the table is based on those shares of restricted stock granted in 2008; such shares of restricted stock vested on March 6, 2011, and are included in this table because they remained unvested as of December 31, 2010, the date as of which the information in this table is presented. For additional information on such restricted stock, see the Outstanding Equity Awards at 2010 Fiscal Year-End Table above.

(7)	These amounts represent the value of the performance shares in which the executive may vest, if the employment of the executive had terminated on December 31, 2010, under the circumstances set forth in the table; such performance shares are a pro rata amount of the total number of performance shares granted on March 1, 2010 and March 2, 2009. As of December 31, 2010, Ms. Ivey and Messrs. Adams and Payne were eligible for retirement under the terms of the performance share grant agreements, and the amounts set forth in the “Voluntary Termination” column for each of them are based on the assumption that they voluntarily retired on December 31, 2010. The terms governing the performance shares granted on March 1, 2010, are summarized in the narrative following the 2010 Grants of Plan-Based Awards Table above. The terms governing the performance shares granted on March 2, 2009, are essentially the same as the terms governing the performance shares granted on March 1, 2010, except that the three-year performance period applicable to the 2009 performance shares ends on December 31, 2011, the three-year average annual incentive award score will be based on the 2009, 2010 and 2011 scores, and the three-year cumulative dividend threshold is $10.20 ($5.10 after the Stock Split). In contrast, for the 2010 performance shares, the three-year performance period ends on December 31, 2012, the three-year average annual incentive award score will be based on the 2010, 2011 and 2012 scores, and the three-year cumulative dividend threshold is $10.80 ($5.40 after the Stock Split).

The value of the performance shares shown in the table if the named executive officer’s employment had terminated on December 31, 2010, due to death or disability, is based on the assumption that RAI’s three-year average annual incentive award score would be equal to the target. The value of the performance shares shown in the table if the named executive officer’s employment had terminated on December 31, 2010, due to involuntary termination without cause, or a change of control of RAI

(irrespective of whether an executive’s employment continued thereafter or ended on such date due to a qualifying termination), is based on (a) in the case of the 2010 performance shares, RAI’s actual annual incentive award score for 2010 and the assumption that RAI’s annual incentive award scores for 2011 and 2012 would be equal to the target annual incentive score, and that there would be no adjustment to the number of vested performance shares based on the failure to meet the minimum dividend threshold, and (b) in the case of the 2009 performance shares, RAI’s actual annual incentive award scores for 2009 and 2010 and the assumption that RAI’s annual incentive award score for 2011 would be equal to the target annual incentive award score, and that there would be no adjustment to the number of vested performance shares based on the failure to meet the minimum dividend threshold.

(8)	These amounts represent the value of the incremental benefit under RAI’s qualified and non-qualified pension and/or defined contribution plans (and for Mr. Adams, his contractual benefit described in the 2010 Pension Benefits Table above) resulting from the additional service and age credit the named executive officers will be granted for the additional three-year period under the severance agreement, referred to as the severance period, and the treatment of salary and annual incentives as if they were paid at 100% versus two-thirds, where applicable. In addition to the amounts in this row, each named executive officer (other than Mr. Delen, who does not, and Ms. Lambeth, who did not, participate in the pension plans) would receive in these circumstances his or her accumulated pension benefit; the present value of such accumulated benefit is set forth in the 2010 Pension Benefits Table above.

(9)	As of December 31, 2010, Ms. Ivey would have been entitled to an unreduced pension benefit under a certain RAI retirement plan, the obligations of which, with respect to her and other former B&W employees, were assumed by RAI in connection with the Business Combination. The value of such benefit is not included in this table because all participants in such plan are entitled to such an unreduced benefit upon termination of employment due to disability.

(10)	The insurance benefits represent the value of (a) the premiums which would be paid by RAI on behalf of each named executive officer (other than Mr. Delen, who is not entitled to such payments, and Ms. Lambeth, who was not entitled to such payments) during the severance period for health care, excess liability and life insurance and (b) contributions by RAI for the benefit of the named executive officers (other than Ms. Ivey, who was eligible to receive benefits under a former B&W plan) to RAI’s post-retirement health-savings account program.

(11)	The amounts listed for Ms. Ivey represent the present value, discounted to December 31, 2010, of the health-care benefits that would commence (a) immediately in the event of voluntary termination or termination for cause or (b) immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. Ms. Ivey was already vested in her retiree health benefit as of such date. The health-care benefits for Ms. Ivey are reflected in this table because the benefits she would have received pursuant to a former B&W plan, which RAI assumed in the Business Combination, are more generous than the health-care benefits provided under the RAI sponsored plan in which the other named executive officers participate and which is generally available to salaried employees of RAI.

The amounts listed for Mr. Adams represent the present value, discounted to December 31, 2010, of the health-care benefits that would commence (a) immediately in the event of voluntary termination or termination for cause or (b) immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. The health-care benefits for Mr. Adams are reflected in this table because he would receive such benefits as a result of additional service credit provided under the terms of certain letter agreements between RJR Tobacco and Mr. Adams.

The amounts listed for Mr. Payne represent the present value, discounted to December 31, 2010, of the health-care benefits that would commence immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. The health-care benefits for Mr. Payne are reflected in this table because the benefits he would receive under his severance agreement are more generous than those health-care benefits generally available to salaried employees of RAI.

The amounts listed under this footnote are based upon the same assumptions (including a discount rate of 5.52%) used by RAI in determining post-retirement health-care expense in its 2010 financial statements in accordance with U.S. generally accepted accounting principles, referred to as GAAP.

(12)	This amount represents the present value, discounted to December 31, 2010, of the health-care benefits that would have commenced immediately for Ms. Ivey in the event of termination due to disability under the former B&W plan described in footnote 11; in the event of her termination due to death, the amount of the survivor benefit would be $209,281.

(13)	This amount represents RAI’s payment, as soon as practicable after the hypothetical change of control, of (a) the excise tax that would be imposed on the executive by virtue of the executive’s receipt of an “excess parachute payment” within the meaning of Section 280G of the Code and (b) a tax gross-up amount relating to the payment of such tax. Under the ESP, unlike the severance agreement, an eligible participant is entitled to a tax reimbursement payment only if the participant receives “total parachute payments,” within the meaning of the Code, that exceed 110% of the amount the participant would be entitled to receive without being subject to the excise tax.

(14)	This amount represents the present value, discounted to December 31, 2010, of the health-care benefits that would commence immediately for Mr. Adams in the event of termination due to disability under the terms of the letter agreements between RJR Tobacco and Mr. Adams described above in footnote 11; in the event of his termination due to death, the amount of the survivor benefit would be $34,128.

(15)	This amount represents the payment of one and one-half times annual base salary and one and one-half times target annual incentive, payable in a lump sum on July 1, 2011, to which Ms. Lambeth is entitled under the ESP as a result of her involuntary termination without cause on December 31, 2010. The payment to Ms. Lambeth of the amounts described in this footnote are subject to the same conditions as set forth in the last paragraph of footnote 5.

(16)	This amount represents the product of (a) $32.67, the per share closing price of RAI common stock on December 30, 2010, the date used for purposes of calculating the value of Ms. Lambeth’s 2008 restricted stock grant that vested as a result of her involuntary termination of employment without cause on December 31, 2010, and (b) the pro rata portion of such restricted stock (as adjusted for the Stock Split) that vested on such termination date. See footnote 6 above for additional information regarding the terms of the 2008 restricted stock grant.

(17)	This amount represents the value of the performance shares in which Ms. Lambeth may vest, based on her involuntary termination of employment without cause on December 31, 2010 and the assumptions set forth below; such performance shares represent the pro rata amount of the total number of performance shares granted on March 1, 2010 and March 2, 2009. See footnote 7 above for additional information regarding the terms of such performance share grants.

The value is based on (a) in the case of the 2010 performance shares, RAI’s actual annual incentive award score for 2010 and the assumption that RAI’s annual incentive award scores for 2011 and 2012 would be equal to the target annual incentive score, and that there would be no adjustment to the number of vested performance shares based on the failure to meet the minimum dividend threshold, and (b) in the case of the 2009 performance shares, RAI’s actual annual incentive award scores for 2009 and 2010 and the assumption that RAI’s annual incentive award score for 2011 would be equal to the target annual incentive award score, and that there would be no adjustment to the number of vested performance shares based on the failure to meet the minimum dividend threshold.

If the foregoing table reflected the actual amounts payable to Ms. Ivey as a result of her voluntary retirement on February 28, 2011, the amounts shown in the “Voluntary Termination” column for Ms. Ivey would have been the following:

(a) Restricted Stock:  the sum of $2,376,221, representing the product of (i) $33.98, the per share closing price of RAI common stock on February 25, 2011, the date used for purposes of calculating the value of Ms. Ivey’s 2008 restricted stock grant that vested as a result of her voluntary retirement on February 28, 2011, and (ii) the pro rata portion of such restricted stock (as adjusted for the Stock Split) that vested on such retirement date. See footnote 6 above for additional information regarding the terms of the 2008 restricted stock grant.

(b) Performance Shares:  the sum of $14,722,959, representing the value of the performance shares in which Ms. Ivey may vest, based on her voluntary retirement on February 28, 2011 and the assumptions set forth below; such performance shares represent the pro rata amount of the total number of performance shares granted on March 1, 2010 and March 2, 2009. See footnote 7 above for additional information on the terms of such performance share grants. The value is based on (i) in the case of the 2010 performance shares, RAI’s actual annual incentive award score for 2010 and the assumption that RAI’s annual incentive award scores for 2011 and 2012 would be equal to the target annual incentive score, and that there would be no adjustment to the number of vested performance shares based on the failure to meet the minimum dividend threshold, and (ii) in the case of the 2009 performance shares, RAI’s actual annual incentive award scores for 2009 and 2010 and the assumption that RAI’s annual incentive award score for 2011 would be equal to the target annual incentive award score, and that there would be no adjustment to the number of vested performance shares based on the failure to meet the minimum dividend threshold.

(c) Health-Care Benefits:  the sum of $454,273, representing the present value, discounted to February 28, 2011, of the health-care benefits that will commence immediately upon Ms. Ivey’s retirement. The health-care benefits for Ms. Ivey are reflected because the benefits she will receive pursuant to a former B&W plan, which RAI assumed in the Business Combination, are more generous than the health-care benefits provided under the RAI sponsored plan in which the other named executive officers participate and which is generally available to salaried employees of RAI.

Other Management Proposals

Item 2:	Advisory Vote on the Compensation of Named Executive Officers

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote on the following resolution at our 2011 annual meeting of shareholders:

“RESOLVED, that, on an advisory basis, the compensation of RAI’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in RAI’s proxy statement for the 2011 annual meeting, is hereby APPROVED.”

Your Board of Directors recommends a vote FOR this proposal.

This advisory vote, commonly known as a “say-on-pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this proxy statement. The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. Before you vote, please review our Compensation Discussion and Analysis beginning on page 35 and the tabular and narrative disclosure that follows it. These sections describe the compensation program for our named executive officers and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the say-on-pay vote will not be binding on us or the Board. The final decision on the compensation and benefits of our named executive officers remains with the Board and the Compensation Committee. However, RAI and the Board value the views of our shareholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Our 2010 Performance

RAI is a holding company whose operating subsidiaries include the second largest cigarette manufacturer in the United States and the second largest smokeless tobacco products manufacturer in the United States. Our business strategy is focused on anticipating shifts in consumer preferences by becoming an innovative total tobacco company. RAI also is focused on delivering sustainable earnings growth, strong cash flow and enhanced long-term shareholder value through growth strategies for its operating companies.

In a year of economic and industry-related challenges, RAI and its operating companies delivered excellent performance in 2010. The successful execution of our business strategies, which focused on growth brand performance while improving productivity and efficiency, resulted in growth in operating income, net income and EPS over 2009.

We further demonstrated our ongoing commitment to enhance shareholder value by:

•	increasing our quarterly dividend by 8.9%;

•	implementing a two-for-one stock split; and

•	increasing our dividend payout target from 75% to 80% of our net income.

In 2010, we also had strong market share and shipment volume performance and increased market share for all four key brands — Camel, Pall Mall, Grizzly and Natural American Spirit.

Our Executive Compensation Program

As described more fully in our Compensation Discussion and Analysis, our executive compensation program is designed to help us (1) attract, motivate, and retain exceptional management talent, (2) reward our management for strong performance and the successful execution of our business plans and strategies, (3) align management’s compensation interests with the long-term investment interests of our shareholders and

(4) provide adequate incentives to overcome the reluctance that some people may have to work in a controversial industry, such as the tobacco industry. The Compensation Committee evaluated the program’s pay for performance effectiveness and shareholder orientation when making 2010 compensation decisions.

Here are the highlights of the 2010 compensation program for our named executive officers:

•	Pay opportunities that are appropriate to our size and industry and heavily performance-based using multiple internal and stock-based performance measures. Our targeting of incentive opportunities between the 50th and 75th percentiles of food, beverage and tobacco peers is an acknowledgement of the higher pay requirements of the tobacco industry given the controversial nature of the industry. The appropriateness of this pay posture has been re-evaluated by the Compensation Committee during the past two years.

•	Balanced annual incentives driven by both financial and marketplace performance, with the financial performance drivers used in our incentives disclosed in this proxy statement in numeric terms.

•	A long-term incentives program that is entirely performance-based and aligned with shareholder interests through links to stock price, dividend maintenance and multiple years of bonus payout performance, and whose payout potential is capped at a conservative level of 150% of target.

•	Clawback provisions in our incentive compensation programs that allow for recoupment of incentives in certain situations.

•	No use of stock options, and no prior backdating or repricing of stock options.

•	Modest and declining use of perquisites, with no income tax gross-ups on such perquisites.

•	Stock ownership guidelines for executives and directors.

•	A policy prohibiting the hedging of our stock.

•	Severance arrangements that protect shareholder interests by offering moderate levels of severance pay in return for non-competition and non-disclosure covenants, assistance with future litigation, and stability in the event of a threatened or pending change in control.

Pay for Performance

We believe you should vote “FOR” the compensation program for our named executive officers because the compensation earned by our named executive officers, as summarized below, was aligned with both our pay for performance philosophy and our 2010 performance:

•	Base salary increases in early 2010 of 3% to 6% of base salary were driven by individual performance ratings for the prior year using the same process used for all employees in the company.

•	2010 annual incentive awards were earned at 118% of target, reflecting strong 2010 performance against both financial and marketplace goals set at the beginning of 2010.

•	Performance units granted in 2008 vested at 116% of target because (1) we exceeded the 2010 EPS goal that was set at the time of the grant, (2) our 2008-2010 TSR of 22.6% was in the top one-third of our TSR comparator peer group and (3) we maintained a minimum quarterly dividend of $0.85 per share ($0.425 after the Stock Split) throughout 2008, 2009 and 2010.

•	Restricted stock granted in 2008 vested because we maintained a minimum quarterly dividend of $0.85 per share ($0.425 after the Stock Split) throughout 2008, 2009 and 2010.

For these reasons, your Board of Directors unanimously recommends that shareholders vote FOR the compensation of RAI’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in RAI’s proxy statement for the 2011 annual meeting.

Item 3:	Advisory Vote Regarding Frequency of Future Advisory Votes on the Compensation of Named Executive Officers

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, we also are asking you this year to cast an advisory (non-binding) vote in response to the following resolution at our 2011 annual meeting:

“RESOLVED, that RAI’s shareholders recommend, on an advisory basis, that, after the 2011 annual meeting, RAI conduct any required shareholder advisory vote on the compensation of RAI’s named executive officers every year, every two years, or every three years in accordance with such frequency receiving the most votes cast in response to this resolution.”

This advisory vote, commonly known as a “say-on-pay frequency” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct future say-on-pay votes. You may vote for a say-on-pay frequency of “1 YEAR,” “2 YEARS” OR “3 YEARS” in response to the resolution or abstain from voting in response to the resolution.

The results of the say-on-pay frequency vote will be advisory and will not be binding upon us or our Board. However, RAI and the Board will take into account the outcome of the say-on-pay frequency vote when determining how frequently RAI will conduct future say-on-pay votes, and RAI will disclose its frequency decision as required by the SEC.

After carefully considering the various arguments supporting and opposing each of the frequency options, the Board has determined that an advisory say-on-pay vote that occurs on an annual basis is the most appropriate for RAI and our shareholders at this time. In reaching that decision, the Board considered that the compensation program for our named executive officers is reviewed, adjusted and approved on an annual basis, and that an annual advisory vote will allow our shareholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

For these reasons, your Board of Directors unanimously recommends that shareholders vote for a frequency of 1 YEAR for future shareholder advisory votes on the compensation of RAI’s named executive officers.

Item 4:	Amendment to the Articles of Incorporation

RAI’s Board has unanimously approved, and recommends to the shareholders for their adoption, an amendment to the Articles of Incorporation, referred to as the Amendment, which would increase the number of authorized shares of RAI common stock from 800,000,000 to 1,600,000,000, and correspondingly increase the aggregate number of authorized shares of all classes of RAI capital stock from 900,000,000 to 1,700,000,000. If the Amendment is adopted by the shareholders, then the first sentence of Article SIXTH of the Articles of Incorporation would be amended to read in its entirety as follows (but the remainder of the Articles of Incorporation will not change):

“The total number of shares of capital stock that the Corporation is authorized to issue is 1,700,000,000 shares, of which 1,600,000,000 shares are Common Stock, par value $.0001 each (“Common Stock”), and 100,000,000 shares are Preferred Stock, par value $.01 each (“Preferred Stock”).”

At present, RAI is authorized by its Articles of Incorporation to issue 900,000,000 shares of capital stock, of which 800,000,000 shares are common stock, par value $.0001 per share, and 100,000,000 shares are preferred stock, par value $.01 per share. If the Amendment is adopted by the shareholders, then the authorization pertaining to all capital stock will be increased to 1,700,000,000 shares, the authorization pertaining to common stock will be increased to 1,600,000,000 shares, and the authorization relating to preferred stock will remain at 100,000,000 shares. The shareholders’ adoption of the Amendment will not change the par value of either RAI’s common stock or preferred stock.

As of March 14, 2011, there were           shares of RAI common stock outstanding and entitled to vote. In addition, as of March 14, 2011, a total of           shares were reserved for issuance under RAI’s stock-based benefit plans. Of the preferred stock authorized under the Articles of Incorporation, 4,000,000 shares have been designated as Series A Junior Participating Preferred Stock, none of which is outstanding, and 1,000,000 shares have been designated as Series B Preferred Stock, all of which are outstanding and held by RJR.

As a result of the Stock Split, the number of shares of RAI common stock outstanding and entitled to vote doubled. The number of shares of RAI common stock authorized pursuant to the Articles of Incorporation, however, was not changed in connection with the Stock Split and, therefore, the Stock Split had the effect of substantially reducing the number of shares of RAI common stock available for issuance. If the Amendment is adopted, then the ratio of the number of shares available for issuance to the number of authorized shares will be the same after the Stock Split as before the Stock Split.

If the Amendment is approved, then the number of authorized but unissued shares of common stock not earmarked for any particular purpose will be          , and the Board will have the authority to issue such shares of common stock for any proper corporate purpose without further shareholder approval, unless such approval is required by applicable law or by the NYSE. Such authorized but unissued shares of common stock will provide RAI with additional flexibility, as such shares could be issued to take advantage of future opportunities for equity financing, in connection with possible acquisitions, for stock splits, stock dividends and other stock distributions and for other corporate purposes. RAI’s Board is seeking approval for the additional authorized common stock at this time because opportunities requiring prompt action may arise in the future, and the Board believes the delay and expense in seeking shareholder approval for additional authorized common stock could deprive RAI and its shareholders of the ability to benefit effectively from opportunities and/or cause the loss of attractive acquisition or financing arrangements. RAI has no definitive acquisition plans at this time and, except for issuances of shares of common stock in connection with its stock-based benefit plans, RAI does not have, at this time any plan, commitment, arrangement, understanding or agreement, either oral or written, to issue any such stock. Under certain circumstances, the issuance of additional shares of common stock could dilute the voting rights, equity and earnings per share of existing shareholders. No shareholder will have any preemptive rights to purchase or subscribe for any shares of common stock which may be issued.

Although the proposal to authorize additional shares of common stock is being made for the reasons stated above, the newly authorized shares also would be available for issuance by the Board without further shareholder approval in response to an actual or threatened takeover bid. The issuance of such shares could have the effect of diluting the stock ownership of persons seeking to obtain control of RAI and, therefore, the Amendment may have the effect of discouraging efforts to gain control of RAI in a manner not approved by the Board. The Board is not aware of any pending or threatened takeover bid for RAI, and the Amendment was not designed or intended by the Board to discourage takeover efforts. Because the Amendment may discourage certain takeover attempts, shareholders could be deprived of opportunities to sell their shares at an increased price that might result from a takeover attempt.

The Amendment described in this section requires for approval the affirmative vote of a majority of the shares cast at the 2011 annual meeting.

Your Board of Directors recommends a vote FOR the Amendment to the Articles of Incorporation.

Audit Matters

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of RAI’s Board of Directors submits the following report:

The Board of Directors of RAI has adopted a written Audit and Finance Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2010 with management and has discussed with the independent auditors the matters required to be discussed by SAS No. 114 (AICPA, Professional Standards, Vol. 1 AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal year 2010 be included in RAI’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Respectfully submitted,

Martin D. Feinstein (Chair)
Luc Jobin
Lionel L. Nowell, III
H.G.L. (Hugo) Powell

Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent auditors to assure that the provision of these services does not impair the independent auditors’ independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such Policy (including appendices) is publicly available, as set forth below.

The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service that falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services.

The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and last revised in February 2011. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Audit Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.

A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy can be found in the “Governance” section of our web site at www.reynoldsamerican.com, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Fees of Independent Auditors

The following table shows the aggregate fees billed to RAI by KPMG LLP for services rendered during each of the fiscal years ended December 31, 2010 and 2009:

	Amount of Fees
	2010	2009

Audit Fees	$5,051,846	$5,282,352
Audit-Related Fees	579,694	648,143
Tax Fees	328,655	255,234
All Other Fees	0	0

Total Fees	$5,960,194	$6,185,729

Audit Fees

Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s consolidated financial statements for the fiscal years ended December 31, 2010 and 2009, the reviews of the condensed consolidated financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2010 and 2009, and the audits of certain subsidiaries where legally or statutorily required.

Audit-Related Fees

Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s consolidated financial statements, other than the services reported above under “— Audit Fees,” in the fiscal years ended December 31, 2010 and 2009. In fiscal 2010 and 2009, audit-related fees consisted principally of fees for audits of certain subsidiaries, audits of the financial statements of certain employee benefit plans and other agreed upon procedures performed under Statements on Auditing Standards and Statements on Standards for Attestation Engagements. The Audit Committee pre-approved 100% of the audit-related services in 2010 and 2009.

Tax Fees

Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning in each of the fiscal years ended December 31, 2010 and 2009. In fiscal 2010 and 2009, tax fees consisted principally of fees for tax compliance advice. The Audit Committee pre-approved 100% of the tax services in 2010 and 2009.

All Other Fees

All other fees constitute the aggregate fees billed, if any, for services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP in each of the fiscal years ended December 31, 2010 and 2009.

Item 5:	Ratification of the Appointment of KPMG LLP as Independent Auditors

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of RAI for the fiscal year ending December 31, 2011. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s consolidated financial statements for the fiscal year ended December 31, 2010, and has been RAI’s independent auditors since RAI’s organization in 2004. KPMG LLP also had served as RJR’s independent auditors from 2000 to 2004. Representatives of KPMG LLP are expected to be present at the 2011 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.

If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee may reconsider its appointment, but is not obligated to appoint a different independent accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of RAI and its shareholders.

Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2011.

Shareholder Proposals

Certain of our shareholders have submitted the three proposals described under Items 6, 7 and 8. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RAI. The following proposals have been carefully considered by the Board, which has concluded that their adoption would not be in the best interests of RAI or its shareholders. For the reasons stated after each proposal and its supporting statement, the Board recommends a vote AGAINST each of the three proposals.

Proposals of shareholders intended to be included in RAI’s 2012 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than November 26, 2011, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2012 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2012 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2012 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2012 annual meeting by no earlier than October 27, 2011, and no later than November 26, 2011. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2012 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2012 annual meeting. Any shareholder notice should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. RAI’s Bylaws can be found in the “Governance” section of our web site at www.reynoldsamerican.com or may be obtained, free of charge, from the Office of the Secretary.

For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Corporate Governance and Nominating Committee” above.

Item 6:	Shareholder Proposal on Elimination of Classified Board

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“Resolved: That the shareholders of Reynolds American Inc. (the ‘Company’) urge the Board of Directors (the ‘Board’) to take the necessary steps to eliminate the classification of the Board of the Company to require that all directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.”

The proponent has submitted the following statement in support of this proposal:

“We believe the election of directors is the most powerful way that our Company’s shareholders can influence the corporate governance and strategic direction of our Company. Currently, the Board is divided into three classes of directors. Each class of directors serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one-third of the Company’s directors each year.

“In our view, the staggered term structure of the Company’s Board is not in the best interest of shareholders because it reduces management accountability to shareholders. We believe that shareholders should have the opportunity to vote on the performance of the entire Board each year. We feel that such annual accountability helps focus directors on the performance of top executives and on increasing shareholder value. Annual elections of all directors gives shareholders the power to either completely replace the Board or replace any individual director on the Board, if a situation arises that warrants such drastic action.

“We do not believe that annual director elections will be destabilizing to our Company’s Board or negatively impact the continuity of director service. Our directors, like the directors of the overwhelming majority of other public companies, are routinely elected by a wide margin of shareholder votes. In our opinion, annual director elections will increase the responsiveness of directors to shareholder concerns without limiting the Company’s ability to attract highly qualified directors who are willing to oversee the Company continuously for several years.

‘‘There are indications from academic studies that classified boards have an adverse impact on shareholder value. For instance, a study by Harvard Law School professors Lucian Bebchuk and Alma Cohen concludes that ‘staggered boards are associated with a reduced firm value’ (The Costs of Entrenched Boards, Journal of Financial Economics, Vol. 78, pp. 409-433, 2005). Moreover, this study finds that the reduction in firm value is most significant at companies, such as ours, where classified boards have been established through their corporate charters.

“We urge shareholders to vote FOR this proposal.”

Your Board of Directors recommends a vote AGAINST this proposal.

The Board believes that this shareholder proposal seeking to eliminate the classification of the Board and to require that all directors stand for election annually would not be in the best interests of RAI and its shareholders. This proposal has come before our shareholders for their consideration at our 2009 and 2010 annual meetings, and was defeated both times, with only 39.62% and 34.19% of the shares voting at such meetings supporting the proposal.

RAI’s classified board structure was put in place in 2004 in connection with the Business Combination, a transaction that was approved by RJR’s shareholders. In that transaction, B&W acquired approximately 42% of our common stock and entered into a Governance Agreement with RAI. The Governance Agreement gives certain rights to B&W, including board representation and the right to approve certain amendments to our Articles of Incorporation or Bylaws, and contemplates a classified board of directors. Our Articles of Incorporation provide that our Board is divided into three equal classes, as nearly as may be reasonably possible, with directors serving three-year terms. Our classified board is part of a carefully balanced governance structure designed to take into account B&W’s desire to protect and enhance its investment in RAI, while retaining RAI’s independence.

These provisions of the Articles of Incorporation and Governance Agreement were clearly disclosed to RJR’s shareholders prior to the shareholder vote on the Business Combination.

Our 11-member Board is composed of four directors (two of whom are independent) who have been designated by our largest shareholder, B&W; our Chief Executive Officer; and six other independent directors. As such, the composition of our Board is designed to vigorously represent the long-term interests of shareholders without any motivation to entrench management. In addition, the Board has experienced a healthy turnover since RAI’s formation as a public company in mid-2004, with seven new members joining the Board over the past seven years.

Furthermore, directors elected for three-year terms have the same fiduciary duties as, and are not any more insulated from responsibility to RAI’s shareholders than, directors elected annually, and therefore are equally accountable to RAI’s shareholders. In addition, corporate governance requirements of the NYSE rules and the Sarbanes-Oxley Act of 2002 impose responsibilities on RAI directors. RAI has implemented policies and procedures focused on the quality of directors and the effective functioning and regular evaluation of the Board, both as a whole and as individual members, and its committees. Electing one-third of RAI’s directors each year provides shareholders with an orderly manner in which to effect change and communicate their views on the performance of RAI and its directors.

A staggered board allows RAI to attract highly qualified directors who are willing to commit the time and resources necessary to understand RAI’s business, operations and strategy, thereby providing continuity and stability in decision making. Directors who have served RAI for multiple years are well positioned to take a long-term perspective and make the decisions necessary to maximize shareholder value in the long-run while being sensitive to short-term needs or objectives.

The classified structure of the RAI Board enhances the ability of the Board to obtain the best outcome for its shareholders in the event of an unsolicited takeover proposal by incentivizing the proponent for change to negotiate with the Board and evaluate a variety of alternatives. The existence of a classified board will not prevent a person from acquiring control of the Board. If all directors were elected at a single annual meeting, the short-term objectives of those proposing an alternative slate could deprive other shareholders from realizing long-term value the experienced and knowledgeable Board was working to enhance. The structure also serves to prevent precipitous changes in corporate policies and strategies that were implemented by a Board focused on improving RAI’s long-term value proposition.

You should note that, if approved, this proposal would not automatically eliminate RAI’s classified board structure. It is a non-binding proposal that requests that RAI’s Board take the steps necessary to declassify the Board. A formal amendment to RAI’s Articles of Incorporation repealing the provisions classifying the Board would need to be recommended by RAI’s Board and submitted to shareholders for approval at a subsequent shareholders’ meeting. In order for an amendment to the Articles of Incorporation to be approved, the holders of shares representing the affirmative vote of a majority of all votes cast on the amendment must vote to adopt the amendment.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 7:	Shareholder Proposal on Eliminating Tobacco Flavoring

Two shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“REYNOLDS AMERICAN INC.

Address Concerns Regarding Tobacco Flavoring

‘‘WHEREAS Reynolds American Inc., unlike its main U.S. competitor, regularly advertises its tobacco products in media outlets that are not directly oriented to youth but are read by many. Among these are magazines like Sports Illustrated and Entertainment. It also places inserts in weekly newspapers that are freely available and feature material attractive to youth. Some of these feature Camel tobacco products (especially SNUS) that come in different flavors such as ‘frost,’ ‘mellow,’ ‘robust’ and ‘winterchill.’

‘‘Flavorings and other additives are widely used in cigarettes and other tobacco products to increase the palatability or attractiveness of tobacco smoke and usage, particularly for young people.

‘‘The United States Food and Drug Administration has shown that the smoking of flavored cigarettes is far more popular among younger people than among older people. It also noted that a March, 2008 poll that found that one in five youngsters between 12-17 had seen flavored tobacco products or ads, while only one in 10 adults reported having seen them. It also showed evidence that youth between 13-18, 52% of smokers who had heard of flavored cigarettes reported interest in trying them and nearly 60% thought that flavored cigarettes would taste better than regular cigarettes.’

“The FDA also has stated that an important way to reduce the death and disease caused by smoking is to prevent children and adolescents from starting to smoke. Studies have shown that 17 year old smokers are three times as likely to use flavored cigarettes as are smokers over the age of 25. In addition to being more attractive to young people, flavored products make it easier for new smokers to start smoking by masking the unpleasant flavor of tobacco. Studies have also demonstrated that young people believe that flavored tobacco products are safer than unflavored tobacco products.

“RESOLVED, that, because youth initiation of tobacco products is influenced by their flavoring, shareholders request that, within six months of Reynolds American Inc.’s annual meeting, the Board of Directors move to ensure that RAI stops the production of any of its tobacco products with such flavoring added, as well as their distribution and their marketing, unless and until it can be proven by independent and evidence-based research that such added flavors do not contribute to youth initiation of tobacco use.”

The proponents have submitted the following statement in support of this proposal:

“Flavored tobacco products are just as addictive and have the same types of harmful effects as regular tobacco products. Removing these flavored products from the market is important because it removes an avenue that young people can use to begin regular tobacco use. Reynolds American Inc. management says it does not want to influence young people to use its tobacco products. The FDA has said that the removal from the market of tobacco products that contain certain characterizing flavors is an important step in our Nation’s efforts to reduce the burden of illness and death caused by tobacco products. Support for this resolution will be an important step in ensuring that this goal can be achieved.”

Your Board of Directors recommends a vote AGAINST this proposal.

RAI and its operating companies strive to operate in a responsible manner that best balances the desires of our many stakeholders. Our Guiding Principles and Beliefs (available at www.reynoldsamerican.com/values.cfm) seek to reflect the interests of shareholders, consumers, employees, and other stakeholders.

This proposal would prohibit production of tobacco products with “flavoring added” until “it can be proven by independent and evidence-based research that such added flavors do not contribute to youth initiation of tobacco use.” Most U.S. cigarettes and smokeless tobacco products use flavorings. The flavorings utilized in our operating companies’ tobacco products are legally permitted. Moreover, the ability to manufacture and market tobacco products with taste profiles that appeal to adult tobacco consumers is central to our operating companies’ businesses.

This proposal should be rejected for several reasons. First, this proposal is unnecessary. The Family Smoking Prevention and Tobacco Control Act of 2009 bans the manufacture and sale of cigarettes that have a characterizing flavor other than tobacco or menthol and gives the U.S. Food and Drug Administration, referred to as the FDA, ongoing legal authority over the use of flavorings in other tobacco products as well. This proposal thus ignores the fact that the issue of flavorings added to tobacco products was recently considered by Congress and is currently subject to ongoing oversight by the FDA. Our operating companies’ practices with respect to tobacco flavorings fully conform to that congressional judgment and agency oversight.

Second, since most tobacco products contain some flavoring added to the tobacco, this proposal would affect most of the tobacco products sold by certain of our operating companies. The proposal would require those operating companies to stop selling those tobacco products until an indeterminate future date based on an indeterminate standard. Thus, this proposal would have an extreme adverse impact on those operating companies’ current business operations and an extraordinary adverse impact on their future competitive posture resulting from having to withdraw those products from the marketplace for an unknown period of time.

Third, this proposal is predicated on an assumption that tobacco products with “flavoring added” appeal to youth — a claim for which there is no evidence cited in the proposal. Importantly, this proposal ignores the fact that adults consume more than 98% of all tobacco products sold in the United States.

Finally, the proposal effectively asks RAI to prove a negative (i.e., “that such added flavors do not contribute to youth initiation of tobacco use”) and, given the numerous and complex factors associated with youth tobacco use, thereby imposes a standard that is likely impossible to achieve.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 8:	Shareholder Proposal on Human Rights Protocols for the Company and its Suppliers

Five shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by one of its proponents:

“REYNOLDS AMERICAN INC

Create Human Rights Protocols for the Company and Its Suppliers

“Whereas, corporations have a responsibility to ensure their total ‘supply chain’ is uncorrupted by practices denying basic human rights for workers, especially corporations with global sourcing like ours.

“Corporations incur a reputational risk when their suppliers undermine workers’ basic human rights, including the right to health (see the Universal Declaration of Human Rights [25], the Covenant on Economic, Social and Cultural Rights [Art. 12] and the ILO Convention [155]).

“In the USA., while RAI doesn’t directly hire farm workers, it contracts with suppliers who do. When farm workers are denied their right to organize, basic worker rights are violated. This abuse is aggravated when they are undocumented.

“In the USA, ‘many farm workers believe they will be fired and lose their income if they get sick or work too slowly. Green tobacco sickness is an environmental justice issue, part of the growing concern that poor, minority and medically underserved populations bear a disproportionate share of environmental and occupational health risks’ (Sara A. Quandt, Ph.D., Science Daily, 02.24.00).

“A key problem of tobacco harvesters for RAI is acute nicotine poisoning, Green Tobacco Sickness (GTS). This occurs when the skin absorbs nicotine from touching tobacco plants. GTS threatens 33 million+ tobacco farm workers globally (WHO, 1999 World Bank).

“Malawi is a key leaf supplier for RAI products. Besides being highly susceptible to forms of GTS, countless children are being forced into slave-like situations to provide leaf for RAI products.

“Despite RAI’s statement it has hired ‘independent’ monitors to ensure it is not violating U.S. laws and human rights, its U.S. suppliers continue to hire undocumented workers. In places like Malawi, forced child labor persists to the degree that the U.S. Department of Labor lists Malawi’s tobacco production as particularly egregious.

“RESOLVED shareholders request Reynolds American Tobacco Inc Board of Directors to commit itself to create effective procedures to implement protocols ensuring basic worker rights consistent with internationally agreed-upon human rights conventions in the countries which supply its tobacco and to find ways to ensure, through truly independent monitoring, that its varied suppliers are enforcing these protocols as well as all other pertinent laws of the nations in which its suppliers operate.”

The proponents have submitted the following statement in support of this proposal:

“This resolution’s sponsors believe RAI cannot dismiss the above problems by saying its suppliers ‘report’ they comply with codes covering farm workers’ basic rights and that no forced child labor takes place in tobacco fields supplying RAI product. Continual data shows such problems are not being redressed either here nor abroad. There must be truly independent verification of the kind that has not yet been effective for RAI. Because farm workers continue to make this Company healthy; it has the obligation to ensure their health.

“Support for this proposal will help ensure our profits and dividends are not being realized by exploiting ‘the least’ of our brothers and sisters. Please support it so ‘good news’ may come to those who are poor for whom we bear responsibility as shareholders.”

Your Board of Directors recommends a vote AGAINST this proposal.

The Board believes that this shareholder proposal to require RAI to create human rights protocols for the company and its suppliers would not be in the best interests of RAI and its shareholders. This proposal previously has come before shareholders for their consideration at our 2008, 2009 and 2010 annual meetings. This proposal was defeated by shareholders at all three meetings, with only 11.13%, 12.99% and 9.77% of the shares voting at such meetings supporting the proposal.

RAI and its major operating companies are U.S. companies that conduct business almost exclusively in the United States and Puerto Rico. Over 99% of the companies’ total tobacco sales revenue, excluding contract manufacturing for other tobacco companies, is generated from the U.S. market.

The United States has an extensive foundation of federal, state and local laws and regulations that support human rights. In addition, these laws are enforced by federal and state regulatory agencies and through direct access to the courts by individuals. RAI and its operating companies strive to comply with all laws and regulations; we do not believe it is appropriate for RAI and its operating companies to assume the regulatory and enforcement role of the federal, state and local governments.

Reynolds American and its operating companies further support human rights considerations as follows:

•	The RAI Board has adopted and reaffirmed a “Statement on Our Efforts to Support Human Rights.”

•	All employees are required to adhere to the RAI Code of Conduct and certify such on a yearly basis. The Code of Conduct includes clear expectations relating to employment practices, relationships with suppliers and customers, adherence to governmental regulations, and other aspects of how we conduct our businesses which are supportive of fundamental human rights.

•	Each operating company conducts Corporate Social Responsibility, referred to as CSR, efforts related to its supply chain and procurement activities intended to reinforce suppliers’ respect for human rights.

RAI’s Statement on Our Efforts to Support Human Rights, Code of Conduct and annual CSR reports are available for review on our web site at www.reynoldsamerican.com.

RAI’s operating companies continue to incorporate human rights principles and considerations into supplier programs to promote continuous improvement in suppliers’ performance:

•	Beginning with the 2011 growing season, all U.S. contract tobacco growers will be required to participate in a comprehensive training program being developed and conducted by the Cooperative Extension Services of major public universities in tobacco-growing states. Each grower must certify that he/she has received this training in 2011 before any tobacco will be purchased from them by the operating companies this year. The program will include training on the following topics:

1)	State and federal employment regulations on hiring practices, wages and hours, workers’ compensation insurance and child labor provisions.

2)	Key seasonal/migrant labor regulations on joint employment, use of farm labor contractors, adequate housing for migrant and seasonal workers, and provisions of the Migrant and Seasonal Agricultural Worker Protection Act.

3)	Agricultural safety regulations and practices covering the safe use of pesticides and herbicides, farm machinery and equipment, and the prevention of heat stroke and green tobacco sickness.

4)	Key record-keeping requirements and best practices related to the application of pesticides and herbicides, farm safety logs and agronomic practices.

RJR Tobacco, pursuant to its service agreement with each operating company, has worked directly with major public universities to develop the training program. RJR Tobacco will also coordinate the provision of this training to contract tobacco growers.

•	RJR Tobacco has partnered with the North Carolina Department of Labor, referred to as NCDOL, and North Carolina State University over the past several years to produce training videos that have been distributed to its contract growers and are available to all tobacco growers in North Carolina. The videos focus on farm safety practices, safe use of pesticides and prevention of green tobacco sickness. RJR Tobacco extended this partnership with NCDOL in 2010 by sponsoring a pilot program of face-to-face, on-farm NCDOL training sessions for contract growers and their workers. RJR Tobacco and NCDOL plan to expand these on-site farm safety training sessions in 2011 to reach additional contract growers and their workers in North Carolina.

•	RJR Tobacco continues to provide support for NCDOL’s Gold Star Grower program. This voluntary program involves NCDOL inspections of farm-worker housing and worker safety conditions and allows growers to be certified as a Gold Star grower.

•	RJR Tobacco, ASC and SFNTC also procure tobacco leaf from offshore growing regions through the use of tobacco dealers who purchase and process tobacco leaf from local farmers. RJR Tobacco contracts with LeafTc Ltd., an independent company also utilized by most of the major multinational tobacco companies, to evaluate tobacco dealers on a broad range of leaf-procurement requirements, which includes the impact these suppliers’ activities have on the environment and safety conditions on local farms.

•	Each major operating company of RAI will continue to communicate their expectations of suppliers to respect fundamental human rights through supplier guides, during site visits and in ongoing activities with suppliers. This expectation is further reinforced in all procurement contracts, which require suppliers to adhere to all applicable federal, state and local laws and regulations.

•	RJR Tobacco utilizes the Business Enabler Survey Tool (BEST) to evaluate many suppliers of raw materials other than leaf tobacco. The survey tool evaluates suppliers on a broad range of procurement requirements through onsite visits and written surveys, and includes verifying that the supplier has a commitment to ensure safe workplace conditions and address other relevant human rights issues. RJR Tobacco, pursuant to its service agreement with each operating company, will extend the use of this survey to key suppliers utilized by ASC and SFNTC during 2011.

RAI and its operating companies continue to identify and act on appropriate opportunities to encourage improved human rights conditions in supply chains. RJR Tobacco also continues to seek feedback and insight into contract growers’ and their workers’ perspectives through on-farm surveys. RAI and its operating companies continue to believe that the primary responsibility for ensuring human rights rests with suppliers, governments and regulators in the appropriate countries and that it is not appropriate for RAI and its operating companies to assume the regulatory and enforcement role of these individual companies and governments.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Certain Relationships and Related Transactions

Related Person Transaction Policy

Effective February 6, 2007, RAI’s Board adopted a Related Person Transaction Policy, referred to as the Policy. The Policy generally requires that certain transactions in which (1) RAI, or one of its subsidiaries, is a participant and (2) a related person has a direct or indirect interest, be approved in advance by a designated executive officer, the Audit Committee, the Board or a sub-set of the Board. The arbiter in any particular case may only approve a proposed related person transaction if it has determined in good faith that such transaction is in, or not inconsistent with, the best interests of RAI and its shareholders. The definition of “related person” for purposes of the Policy is based upon the definition set forth in the applicable rules of the SEC; a “related person” of RAI means a director or director nominee of RAI, an executive officer of RAI, a greater than 5% shareholder of RAI or an immediate family member of any of the foregoing.

The Policy’s pre-approval requirements depend upon the related person and the dollar amount involved in a proposed transaction, as summarized below:

Related Person:	Dollar Amount of Transaction:	Approval Required by:

• Transactions in which an RAI director, executive officer or an immediate family member of either of the foregoing has an interest	• Less than or equal to $25,000 • Greater than $25,000	• Chief Executive Officer or Chief Financial Officer • Audit Committee

• Transactions in which BAT, or an affiliate thereof, has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee
	• Greater than or equal to $20 million	• independent directors (excluding any independent directors who have been designated by B&W)

• Transactions in which any related person other than those listed above has an interest	• Less than $1 million	• Chief Executive Officer or Chief Financial Officer
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee
	• Greater than or equal to $20 million	• Board of Directors

Under the Policy, any contract in existence on the effective date of the Policy (February 6, 2007) involving a related person is not required to be pre-approved under the Policy; provided, however, that if a material amendment or modification of any such pre-existing contract is adopted after February 6, 2007, then such material amendment or modification shall be subject to the Policy’s pre-approval requirements. Further, any compensation, benefit or indemnification arrangement involving an RAI director, executive officer or an immediate family member of any of the foregoing, which arrangement is approved by the RAI Board or another Board committee, is not required to be pre-approved under the Policy.

The approval requirements of the Policy are in addition to other measures already in place. For example, under the Governance Agreement, the independent directors of RAI (excluding any independent directors who have been designated by B&W) are required to approve any material contract or transaction involving RAI or any of its subsidiaries, on the one hand, and BAT or any of its subsidiaries, on the other hand, if the terms of that contract or transaction are not governed by either an agreement existing on the date of the Business Combination or a provision of the Articles of Incorporation or Bylaws.

The full text of the Policy can be found in the “Governance” section of our web site at www.reynoldsamerican.com, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

2010 Related Person Transactions

RAI paid BAT an aggregate of $426,600 during 2010 in consideration for the services of Messrs. Daly, Durante and Withington as directors of RAI. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment for Services of Certain Board Designees,” above.

In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT — BATUS Japan, Inc., referred to as BATUSJ, and B.A.T. (U.K. & Export) Limited, referred to as BATUKE (BAT and all its subsidiaries, including B&W, BATUSJ and BATUKE, are referred to as the BAT Group), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the United States. In May 2010, RJR Tobacco and BATUSJ entered into a letter agreement terminating their 2004 contract manufacturing agreement, with effect from midnight on December 31, 2009. Under the terms of the letter agreement, in consideration of RJR Tobacco agreeing to terminate the 2004 contract manufacturing agreement and in settlement of all disputes at issue between the parties associated with such agreement, BATUSJ paid RJR Tobacco in 2010 the sum of $20,528,000. In connection with the termination of their 2004 contract manufacturing agreement, RJR Tobacco and BATUSJ, also in May 2010, entered into an American-blend Cigarette Manufacturing Agreement, with an effective date of January 1, 2010. Under the 2010 agreement, RJR Tobacco has been appointed BATUSJ’s exclusive manufacturer of all of BATUSJ’s requirements for certain American-blend cigarettes intended to be distributed and sold in Japan for the five-year period expiring on December 31, 2014, subject to the early termination and extension provisions set forth in the agreement. Under the 2004 contract manufacturing agreement with BATUKE, RJR Tobacco was appointed the exclusive U.S. manufacturer of all American-blend cigarettes which any BAT Customer, as defined in the agreement, chooses to manufacture in the United States, its territories and military installations. RJR Tobacco’s contract manufacturing agreement with BATUKE expires on December 31, 2014, subject to the agreement’s early termination and extension provisions. Sales by RJR Tobacco to the BAT Group pursuant to the above contract manufacturing agreements during 2010 were $299,366,000. During 2008, the BAT Group purchased certain cigarette manufacturing equipment for use at RJR Tobacco’s facility, which RJR Tobacco then leases from a BAT affiliate. During 2010, RJR Tobacco made lease payments related to such equipment in the amount of $230,000 to the BAT affiliate.

Also, during 2010, the BAT Group purchased from Lane, Limited, a wholly owned subsidiary of RAI referred to as Lane, little cigars and semi-cut tobacco filler in the amount of $10,379,000. Lane and a member of the BAT Group are parties to a trademark license agreement pursuant to which Lane licenses certain trademarks to such BAT Group member in consideration for the payment of royalties. Unless earlier terminated in accordance with the terms thereof, such trademark license agreement will expire on July 31, 2030. During 2010, Lane recorded $453,000 in royalties under such trademark license agreement. In addition, BAT licenses certain trademarks to Lane in consideration of the payments of royalties. During 2010, Lane recorded $38,666 in expense related to such royalty payments.

During 2010, the BAT Group purchased tobacco leaf from RJR Tobacco in the amount of $50,843,000. Also during 2010, the BAT Group agreed to purchase additional tobacco leaf from RJR Tobacco in the amount of $53,146,000. In accordance with GAAP, none of the $53,146,000 (including that portion of the purchase price that was paid by the BAT Group in 2010) was recorded as sales in RAI’s 2010 financial statements, but will be recognized as sales when the product is shipped to the BAT Group. In addition, during 2010, the BAT Group purchased from RJR Tobacco expanded tobacco and re-constituted tobacco, and other tobacco products, in the amount of $11,000.

B&W and RAI also entered into a leaf purchase agreement upon the consummation of the Business Combination. Such agreement relates to certain leaf purchase commitments of RAI and its operating subsidiaries (RAI and its operating subsidiaries are referred to as the RAI Group), commitments B&W had previously agreed to in connection with the settlement of third-party litigation and that the RAI Group had assumed pursuant to the Business Combination. If such leaf commitments exceed certain manufacturing needs of the RAI Group, then B&W is required either to make a cash payment to the RAI Group directly based upon the amount of the excess leaf purchased, or otherwise take such action so that the RAI Group has no liability for such excess. During 2010, B&W made no payments to the RAI Group under the above leaf purchase agreement.

RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates also may provide certain contract services to the other party or its affiliates. Unless earlier terminated as provided therein, the technology sharing and development services agreement automatically renews for additional one-year periods each December 31 unless one of the parties provides a notice of non-renewal at least 12 months prior to the December 31 date on which termination is to become effective. During 2010, the RAI Group billed the BAT Group $3,645,000, and the BAT Group billed the RAI Group approximately $45,000, pursuant to such agreement. In 2010, the BAT Group also paid RJR Tobacco a license fee of $1,000,000 for the use of certain capsule technology.

The RAI Group also purchases from the BAT Group tobacco leaf and cigarettes, and pays royalties to the BAT Group relating to the sale by the RAI Group of certain cigarette brands. The parties entered into the agreements evidencing such arrangements, which have various expiration dates, following the consummation of the Business Combination. During 2010, the RAI Group paid the BAT Group $12,089,000 pursuant to the foregoing arrangements. In addition, as of the end of 2010, the RAI Group had $352,000 in accounts payable to the BAT Group under such arrangements.

In connection with the Business Combination, RJR Tobacco agreed to indemnify B&W and its affiliates for certain litigation liabilities, arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-Business Combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the Business Combination. In 2010, pursuant to this indemnity, RJR Tobacco recorded $669,000 in expenses for funds to be reimbursed to BAT for costs and expenses incurred arising out of tobacco-related litigation.

Each of the RAI Group and the BAT Group has seconded certain of its employees to the other or a member of such entity’s group of companies in connection with particular assignments. During their service with the other entity or a member of such entity’s group of companies, the seconded employees continue to be paid by the original employer and participate in employee benefit plans sponsored by such employer. Each of the RAI Group and the BAT Group reimburse members of the other party’s group of companies certain costs of the seconded employees’ compensation and benefits during the secondment period. For 2010, the RAI Group billed the BAT Group $346,000, and paid the BAT Group $27,000, in connection with such secondment arrangements.

Lisa J. Caldwell, currently Executive Vice President and Chief Human Resources Officer of RAI and RAISC, is married to Alan L. Caldwell, who is currently Director — Corporate and Civic Engagement of RAISC, and previously served in a variety of positions with RJR Tobacco since joining RJR Tobacco in 1981. During 2010, Mr. Caldwell earned approximately $211,226 in salary and bonus, and vested in LTIP awards valued at approximately $90,444.

During her tenure on the Board during 2010, Ms. Atkins was a member of the board of directors of Towers Watson & Co. Towers Watson historically provided actuarial and consulting services to RAI and its operating companies, as well as certain employee benefit plans they sponsor, and continued to provide such services in 2010. The provision of such services by Towers Watson during Ms. Atkins tenure on the Board was subject to pre-approval in accordance with the Policy.

Other

The Board is not aware of any matters to be presented for action at the 2011 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2011 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Dated: March   , 2011

REYNOLDS AMERICAN INC.
401 NORTH MAIN STREET
WINSTON-SALEM, NC 27101
You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2011 (May 1, 2011 for Savings Plan or SIP participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Reynolds American Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2011 (May 1, 2011 for Savings Plan or SIP participants). Have your proxy card in hand when you call and follow the simple instructions provided to you.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card.
If you vote by telephone or Internet, do not mail back the proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31086-P08498-Z54937	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

REYNOLDS AMERICAN INC.			For	Withhold	For All
			All	All	Except
The Board of Directors recommends a vote FOR:

1.	Election of Directors Nominees For Class I:		☐	☐	☐
01) Luc Jobin
02) Nana Mensah
03) John J. Zillmer

Nominee For Class II:
04) John P. Daly

Nominee For Class III:
05) Daniel M. Delen

			For	Against	Abstain

2.	Advisory Vote on the Compensation of Named Executive Officers		☐	☐	☐

The Board of Directors recommends a vote FOR a frequency of 1 YEAR:		1 Year	2 Years	3 Years	Abstain

3.	Advisory Vote Regarding Frequency of Future Advisory Votes on the Compensation of Named Executive Officers	☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Note: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear(s) on the account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer.

To withhold authority to vote for any individual
nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR:		For	Against	Abstain

4.	Amendment to the Articles of Incorporation	☐	☐	☐

5.	Ratification of the Appointment of KPMG LLP as Independent Auditors	☐	☐	☐

The Board of Directors recommends a vote AGAINST:		For	Against	Abstain

6.	Shareholder Proposal on Elimination of Classified Board	☐	☐	☐

7.	Shareholder Proposal on Eliminating Tobacco Flavoring	☐	☐	☐

8.	Shareholder Proposal on Human Rights Protocols for the Company and its Suppliers	☐	☐	☐

Shares for which an executed proxy is received, but no instruction is given, will be voted by the proxies FOR Items 1, 2, 4 and 5; FOR a frequency of 1 YEAR on Item 3; and AGAINST Items 6, 7 and 8; and by Fidelity, as Trustee under the Savings Plan, and FESC, as Custodian under the SIP, in the same proportion as the shares for which instructions are received by Fidelity and FESC, respectively.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible!

To:	Shareholders of Reynolds American Inc. Participants in the RAI 401k Savings Plan Participants in the Puerto Rico Savings & Investment Plan
       Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by Broadridge on or before May 5, 2011 (May 1, 2011 for Savings Plan or SIP participants). Broadridge is responsible for tabulating the returns.
If you have any questions or need assistance in voting the shares, please contact:
Reynolds American Inc.
Shareholder Services
401 North Main Street
Winston-Salem, NC 27101
(866) 210-9976 (toll-free)
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

M31087-P08498-Z54937
REYNOLDS AMERICAN INC.
PROXY
This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held on May 6, 2011.
The undersigned shareholder of Reynolds American Inc. hereby appoints Daniel M. Delen, McDara P. Folan, III and Constantine (Dean) E. Tsipis, and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2011 at 9:00 a.m. (Eastern Time) in the Reynolds American Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
The undersigned also provides instructions to Fidelity Management Trust Company (“Fidelity”), as Trustee under the RAI 401k Savings Plan (the “Savings Plan”), and to Fidelity Employer Services Company LLC (“FESC”), as Custodian under the Puerto Rico Savings & Investment Plan (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the Savings Plan or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Address Changes/Comments:

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)
Continued and to be signed and dated on reverse side